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As Filed with the Securities and Exchange Commission on September 10, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

STONE CONTAINER CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-2041256 (I.R.S. Employer Identification No.)

150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Craig A. Hunt, Esq.
Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois 60601
(312) 346-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joseph A. Walsh, Jr.
Brian S. Hart
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

        Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

8 3/8% Senior Notes due 2012	$400,000,000	100%	$400,000,000	$36,800

(1)
Estimated in accordance with Rule 457 under the Securities Act of 1993, as amended, solely for purpose of computing the registration fee.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion, Dated September 10, 2002)

Stone Container Corporation

A wholly-owned subsidiary of Smurfit-Stone Container Corporation

Offer to Exchange

$400,000,000 of Our 8 3/8% Senior Notes due 2012

  •
  The notes mature on July 1, 2012.

  •
  The notes are (1) our senior, unsecured obligations, (2) rank equal in right of payment with all of our existing and future unsecured indebtedness, and (3) rank senior in right of payment to all our future subordinated indebtedness.

  •
  The notes bear interest at the rate of 8 3/8% per year, payable January 1 and July 1 of each year.

  •
  The terms of the notes that we will issue in the exchange offer will be substantially identical to the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                         , 2002, unless we extend it.

  •
  All outstanding notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.

  •
  Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

  •
  There is no public market for the registered notes.

  •
  We will not receive any proceeds from the exchange offer, and we will pay the expenses of the exchange offer.

        Before participating in this exchange offer, please refer to the section in this prospectus entitled "Risk Factors" beginning on page 10.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2002.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered by this prospectus by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus will under any circumstances imply that there has been no change in our affairs or that the information set forth in this prospectus is correct as of any date after the date of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

        Our Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002, Current Reports on Form 8-K filed with the SEC on June 14, 2002, June 19, 2002 and June 20, 2002 and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the expiration of the exchange offer are incorporated in this prospectus by reference.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person, including any person to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been referenced in this prospectus other than exhibits to these documents. Requests for these copies should be directed to the Corporate Secretary, Stone Container Corporation, 150 North Michigan Avenue, Chicago, Illinois 60601, telephone number (312) 346-6600 and should be made no later than five business days before the expiration of the exchange offer.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your decision to tender your outstanding notes in the exchange offer. Therefore, you should read the entire prospectus carefully, including in particular the "Risk Factors" section and the consolidated financial statements and the related notes appearing elsewhere in this prospectus. You should also carefully read our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the period ended June 30, 2002, which are incorporated by reference into this prospectus, before making your decision.

The Exchange Offer

        The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see "Description of the Notes."

The Exchange Offer	We are offering to exchange up to $400,000,000 in aggregate principal amount of our 8 3/8% Senior Notes due 2012. We issued and sold the notes on June 26, 2002, in reliance on an exemption from registration under the Securities Act.

We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:
	•	you are acquiring the registered notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the registered notes issued to you; and
	•	you are not an affiliate, under Rule 405 of the Securities Act, of ours.
Expiration Date
The exchange offer, once commenced, will remain open for at least 20 business days and will expire at 5:00 p.m., New York City time, on , 2002, unless we decide to extend the expiration date, but in no event will we extend the expiration date past December 25, 2002.
Conditions to the Exchange Offer	We may end or amend the exchange offer if:
	•	any legal proceeding, government action or other adverse development materially impairs our ability to complete the exchange offer;
	•	any SEC rule, regulation or interpretation materially impairs the exchange offer; or

• we have not obtained all necessary governmental approvals with respect to the exchange offer.

Please refer to the section in this prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer" for a complete discussion of these conditions. We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened against us. Furthermore, no federal or state governmental approvals are necessary to complete the exchange offer.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.
Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must:
• complete, sign and date the accompanying letter of transmittal, or a facsimile copy of the letter of transmittal; or
• tender outstanding notes following the procedures for book-entry transfer described on pages 39 to 42.
You must mail or otherwise deliver the documentation and your outstanding notes to The Bank of New York, as exchange agent, at one of the addresses listed on the letter of transmittal.
Special Procedures for Beneficial Owners
If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender outstanding notes. Please refer to the section in this prospectus entitled, "The Exchange Offer—Procedures for Tendering Outstanding Notes" for more specific instructions on tendering your outstanding notes.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Use of Proceeds	We will not receive any proceeds from the exchange offer.

Federal Income Tax Consequences
The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled "Certain United States Federal Tax Considerations" for a more complete discussion of the tax consequences of tendering your outstanding notes in the exchange offer.
Exchange Agent
The Bank of New York is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled "The Exchange Offer—Exchange Agent" for more information on the exchange agent.

The Registered Notes

        We use the term "notes" when describing provisions that apply to both the outstanding notes and the registered notes. The registered notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the registered notes. Please refer to the section in this prospectus entitled "Description of the Notes" for a more complete description of the terms of the notes.

Issuer	Stone Container Corporation.
Securities Offered	$400,000,000 aggregate principal amount of senior notes due 2012.
Maturity	July 1, 2012.
Interest	8 3/8% per annum from June 26, 2002, payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2003.
Optional Redemption
We may redeem any of the notes beginning July 1, 2007. The initial redemption price is 104.188% of their principal amount, plus accrued interest. The redemption price will decline each year after 2007 and beginning on July 1, 2010 will be 100.000% of the principal amount, plus accrued and unpaid interest. In addition, before July 1, 2005, we may redeem up to 35% of the notes at a redemption price of 108.375% of their principal amount, plus accrued interest, using the proceeds from sales of specified kinds of capital stock.
Ranking
The notes will be unsecured and will rank equal in right of payment to all our existing senior debt and all future senior debt. The notes will be junior to our secured debt and all existing and future liabilities, including trade payables, of our subsidiaries and affiliates. At June 30, 2002, we had $5,639 million in total liabilities, including $3,451 million in debt (which includes $1,580 million in secured debt), a portion of which was at the subsidiary level.

Change of Control
Upon a change of control, as defined under the section entitled "Description of the Notes," you will have the right, as a holder of notes, to require us to repurchase all or part of your notes at the repurchase price set forth in the section entitled "Description of the Notes," plus accrued and unpaid interest, if any, to the date of repurchase.
Covenants	We will issue the notes under an indenture between us and The Bank of New York, as trustee. Among other things, the indenture limits our ability to:
	•	incur more debt;
	•	repurchase stock, repurchase subordinated debt and make certain investments;
	•	pay dividends, make loans or transfer property or assets;
	•	transfer or dispose of substantially all of our assets; and
	•	engage in transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications that are described under the heading "Description of the Notes—Covenants," including specific exceptions to accommodate a merger or similar transaction with Smurfit-Stone or its other subsidiaries.

The Company

General

        Stone Container Corporation, a Delaware corporation, is an integrated producer of containerboard, corrugated containers, multiwall bags and other packaging products. We have operations primarily in North America and Europe. Our primary products include:

  •
  corrugated containers;

  •
  containerboard;

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  kraft paper;

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  market pulp; and

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  multiwall bags.

        We currently have 20 paper mills (11 located in the United States, six in Canada and three in Europe), 114 container plants, 17 consumer packaging plants and five reclamation plants. In addition, we own approximately 1.1 million acres of timberland and operate wood harvesting facilities in Canada. In 2001, we had net sales of $5,757 million and net income of $10 million.

        Our North American containerboard mills produce a full line of containerboard, which for 2001 included 2,930,000, 713,000 and 1,662,000 tons of unbleached kraft linerboard, white top linerboard and recycled medium, respectively. Our containerboard mills and corrugated container operations are highly integrated, with the majority of our containerboard used internally by our corrugated container operations. In 2001, our North American corrugated container plants consumed 3,259,000 tons of containerboard, representing an integration level of approximately 61%. A significant portion of the kraft paper is consumed by our specialty packaging operations. In 2001, our international containerboard mills produced 411,000 tons of containerboard and our international corrugated container plants consumed 735,000 tons of containerboard.

        We are a wholly-owned subsidiary of Smurfit-Stone Container Corporation. Smurfit-Stone, a Delaware corporation, is an integrated producer of containerboard, corrugated containers and other packaging products. Smurfit-Stone is the industry's leading manufacturer of paperboard and paper-based packaging, including containerboard, corrugated containers, multiwall bags, and clay-coated recycled boxboard. Smurfit-Stone also is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels.

Competitive Strengths

        We believe we have the following competitive strengths.

  Value Added Packaging Products

        With the acquisition of St. Laurent Paperboard Inc. on May 31, 2000, we made a substantial investment to expand our product offering of high quality value-added packaging products. Markets for value-added packaging with specialty grades of containerboard, such as white top linerboard, coated and bleached linerboard and lightweight medium used in point-of-purchase promotional packaging, are continuing to grow. St. Laurent expanded our capabilities to provide micro-flute and other high-impact graphics packaging.

  Leading Market Position

        Together with the affiliated companies of Smurfit-Stone, we are the largest North American producer of corrugated containers, containerboard, multiwall bags and coated recycled boxboard and the world's largest paper recycler.

  Low Cost Producer

        We seek to minimize our cost base through our strategy of consolidation with rationalization. Since the merger with Smurfit-Stone in November 1998, we have closed higher cost facilities, sold non-core assets, significantly reduced headcount and improved our procurement process. Smurfit-Stone rationalized its containerboard mill system, eliminating approximately 1.7 million tons of containerboard capacity and 400,000 tons of market pulp capacity. These efforts have improved our cost-competitive position and we believe our low cost manufacturing base is an important strategic advantage.

  Broad Product Line and Customer Base

        Our marketing strategy is to sell a broad range of paper-based packaging products to marketers of industrial and consumer products. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high-volume sales of commodity products. We serve a broad customer base of thousands of customers from our plants.

  Geographical Reach

        Stone Container, in conjunction with the affiliated operations of Smurfit-Stone, provides broad geographic reach with approximately 300 U.S. and international facilities.

Recent Developments

  Distribution of Smurfit-Stone Common Stock by Jefferson Smurfit Group plc

        On September 3, 2002, Jefferson Smurfit Group plc, a publicly-traded company headquartered in Dublin, Ireland, completed the distribution to its shareholders of substantially all of its 71,638,462 shares of Smurfit-Stone common stock, which represents approximately 29.3% of the outstanding Smurfit-Stone common stock. The distribution was a condition to the consummation of a cash offer by an affiliate of Madison Dearborn Partners, Inc. for the purchase of all the outstanding shares of capital stock of Jefferson Smurfit Group.

        We have had preliminary discussions with Jefferson Smurfit Group with respect to the feasibility of the exchange or purchase and sale of certain of our respective assets and operations located primarily in Europe and Canada. Together with Jefferson Smurfit Group, we have jointly retained a financial adviser to value the assets and operations that are under consideration. Meaningful discussions on specific terms of any such exchange or purchase and sale will not occur until the valuations are concluded and reviewed by Jefferson Smurfit Group and us. We can give no assurance that any such transactions will occur.

  New Bank Financing

        On July 25, 2002, we amended, restated and replaced our existing credit agreement with $1,300 million of new term loan financing maturing June 30, 2009 and $660 million of revolving credit facilities maturing December 31, 2005. Various covenants and restrictions have been altered in the new credit agreement. The new term loan facilities are structured as a $950 million Tranche B term loan and a $350 million Tranche C term loan. The interest rate is LIBOR plus 2.50%. The proceeds of the new term loans, together with additional borrowings on the revolving credit facility of approximately $20 million, were used to retire the existing (1) $560 million in aggregate principal of Tranche F term loan, due in various installments through October 31, 2005 and (2) $749 million in aggregate principal of Tranche G and H term loans, due December 31, 2006. In addition, the proceeds were used to pay $11 million in fees and other expenses related to this transaction. An extraordinary loss of $4 million (net of tax of $3 million) will be recorded in the third quarter due to the early extinguishment of debt.

  Redemption of Senior Notes

        On April 19, 2002, we redeemed $125 million in aggregate principal amount of our 12.58% Rating Adjustable Unsecured Senior Notes due August 1, 2016 and paid $7 million in call premiums and other expenses from the proceeds of borrowings under the revolving credit facility. An extraordinary loss of $3 million (net of tax of $2 million) was recorded in the second quarter due to the early extinguishment of this debt.

  PSG Acquisition

        On August 28, 2002, we acquired Packaging Services Group ("PSG"), a corrugated container manufacturer. PSG operates two sheet plants, in Jersey Shore and Mountain Top, Pennsylvania, and employs a total of 85 workers. PSG had sales of approximately $19 million in 2001.

Corporate Structure

        Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: Stone Container and JSCE, Inc. Smurfit-Stone (previously known as Jefferson Smurfit Corporation) acquired us through a November 18, 1998 merger. Smurfit-Stone is not guaranteeing the notes.

        Our principal executive offices are located at 150 North Michigan Avenue, Chicago, Illinois 60601, telephone: (312) 346-6600.

Risk Factors

        See "Risk Factors" immediately following this summary for a discussion of risks relating to us, our business, the notes and participating in the exchange offer.

Summary Historical Financial Data

        The consolidated financial data presented below as of and for each of the periods indicated through December 31, 2001 was derived from our audited consolidated financial statements. Certain prior year amounts have been restated to conform to current year presentation. The unaudited consolidated financial data for the six-month periods ended June 30, 2002 and 2001 was derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect all normal recurring adjustments necessary for a fair presentation of these results. Our results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the results which may be expected for the full fiscal year 2002. This information is only a summary and should be read in conjunction with our consolidated historical financial statements appearing elsewhere in this prospectus.

	Predecessor(a)
				Year ended December 31,					Six months ended June 30,
		Period from January 1 to November 18, 1998	Period from November 19 to December 31, 1998
	Year ended December 31, 1997
				1999	2000(b)		2001		2001(c)		2002(c)
									(Unaudited)
	(In millions)
Consolidated Statement of Operations Data:
Net sales	$4,849	$4,399	$480	$4,500	$5,738		$5,757		$2,951		$2,721
Income (loss) from operations(d)	(88)	(115)	(15)	236	593		380		219		142
Interest expense, net	441	407	45	340	371		330		180		133
Income (loss) before extraordinary item	(405)	(749)	(36)	(75)	115		14		11		7
Net income (loss)	(418)	(749)	(36)	(77)	115		10		7		3
Other Financial Data (unaudited):
EBITDA(e)	$219	$136	$19	$503	$978		$740		$392		$293
Ratio of earnings to fixed charges(f)	—	—	—	—	1.60	x	1.19	x	1.21	x	1.03	x
Consolidated Balance Sheet Data:
Total assets	$5,824	$—	$8,793	$7,565	$9,051		$8,638		$8,859		$8,620
Goodwill	444	—	2,643	3,123	3,170		3,106		3,150		3,106
Total debt	4,351	—	4,063	3,157	3,813		3,539		3,725		3,451
Redeemable preferred stock	115	—	78	78	—		—		—		—
Stockholders' equity	277	—	2,590	2,506	3,003		2,957		2,994		2,981

(a)
On November 18, 1998, we completed a merger with Smurfit-Stone. The merger was accounted for as a purchase business combination, and accordingly, purchase accounting adjustments, including goodwill, have been pushed down and are reflected in our financial statements subsequent to November 18, 1998. The financial statements for periods before November 18, 1998 were prepared using our historical basis of accounting and are designated as "Predecessor." The comparability of operating results for the Predecessor periods and the periods subsequent to November 18, 1998 are affected by the purchase accounting adjustments.

(b)
Results for 2000 include St. Laurent's operations after May 31, 2000, the date of the St. Laurent acquisition.

(c)
Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets" SFAS No. 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. Goodwill amortization for the six months ended June 30, 2001 was $42 million. Income before extraordinary item and net income for the six months ended June 30, 2001 adjusted to exclude goodwill amortization would be $53 million and $49 million, respectively.

(d)
We recorded restructuring charges of $53 million and $6 million in 2000 and 2001, respectively, and $6 million in the six months ended June 30, 2002.

(e)
EBITDA is defined as income (loss) before income taxes and extraordinary item, interest expense, interest income, depreciation and amortization, equity in income (loss) of affiliates, foreign currency transactions income (loss), and restructuring charges, merger related costs, and gains (losses) on sale or writedown of assets and investments. EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

(f)
For purposes of calculating the ratio of earnings to fixed charges, earnings include income (loss) before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of deferred debt issuance costs and that portion of lease rental expense considered to be representative of the interest factors therein. Earnings were inadequate to cover fixed charges for the years ended December 31, 1999 and 1997 and for the periods from January 1 to November 18, 1998 and from November 19 to December 31, 1998 by $64 million, $514 million, $727 million and $53 million, respectively.

RISK FACTORS

        You should carefully consider the specific factors listed below, as well as the other information included in this prospectus, before deciding to tender your outstanding notes in the exchange offer.

Risk Factors Related to Our Business

The cyclicality of our industry could negatively impact our sales volume and revenues and our ability to respond to competition or take advantage of business opportunities.

        Our operating results reflect the industry's general cyclical pattern. The majority of our products are commodities subject to extreme price competition. The industry in which we compete has had substantial overcapacity for several years. Production overcapacity and weak demand for products causes us and other companies in the paper industry to take downtime periodically to reduce inventory levels. In addition, the industry is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in the industry. In the event of a recession, demand and prices are likely to drop substantially. Increased production by our competitors will also depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime based on prevailing market demand for our products and may continue to do so. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time.

        Our sales and profitability historically have been more sensitive to price changes than changes in volume. Future decreases in prices for our products would adversely affect our operating results. These factors, coupled with our highly leveraged financial position, may adversely impact our ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

Our industry is highly competitive and price fluctuations could diminish our sales volume and revenues.

        The paperboard and packaging products industries are highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Because these products are globally traded commodities, the industries in which we compete are particularly sensitive to price fluctuations as well as other factors, including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected.

        The market for market pulp is also highly competitive. Many of our competitors are less leveraged and have financial and other resources greater than ours and are able to better withstand the adverse nature of the business cycle. If our facilities are not as cost efficient as those of our competitors, we may need to temporarily or permanently close such facilities and suffer a consequent reduction in our revenues.

        If we are unable to maintain all or a substantial majority of the sales volume to our customers, due in part to the tendency of certain customers to diversify their suppliers, our sales volume and revenues could diminish.

Price fluctuations in raw materials and energy costs could adversely affect our ability to obtain the materials needed to manufacture our products and could adversely affect our manufacturing costs.

        Wood fiber and recycled fiber, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In particular, the supply and price of wood fiber depends on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters and weather. A decrease in the supply of wood fiber has caused, and likely will continue to cause, higher wood fiber costs in some of the regions in which we procure wood. In addition, the increase in demand of products manufactured, in whole or in part, from recycled fiber has caused an occasional tightness in the supply of recycled fiber. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Recycled fiber supplies, primarily old corrugated containers (OCC) tightened during the second quarter of 2002. For the six months ended June 30, 2002, the average price of OCC was higher than last year by $20 per ton. Markets eased somewhat in July and August due to lower export demand and prices have begun to decline. Such costs are likely to continue to fluctuate based upon demand/supply characteristics.

        The cost of producing our products is sensitive to the price of energy. Energy prices, in particular oil and natural gas, have experienced significant volatility in recent years, with a corresponding effect on our production costs. In January 2001, natural gas prices reached a high of nearly $10.00 per million British thermal units ("mmBtu"), compared to a historical ten-year average of $2.61/mmBtu. Though natural gas prices normalized in the second half of 2001, energy prices may not remain at current rates and may rise to higher levels, in which case our production costs, competitive position and results of operations could be adversely affected thereby.

We may encounter difficulties arising from integrating acquisitions, restructuring our operations or closing or disposing of facilities.

        We have completed acquisitions, closed higher cost facilities, sold non-core assets, and otherwise restructured our operations to improve our cost competitiveness. Some of these activities are ongoing and may divert the attention of management or disrupt our ordinary operations or those of our subsidiaries. Moreover, our production capacity or the actual amount of products we produce may be reduced as a result of these activities.

Our substantial leverage may require us to seek additional sources of capital to satisfy our capital needs.

        We have a highly leveraged capital structure. As of June 30, 2002, we and our subsidiaries had approximately $3,451 million of outstanding debt. This outstanding debt includes $347 million of senior secured debt of one of our subsidiaries, Smurfit-Stone Container Canada Inc.

        Our level of debt could have significant consequences for us, including the following:

  •
  we may be required to seek additional sources of capital, including additional borrowings under our existing credit facilities, other private or public debt or equity financings to service or refinance our indebtedness, which borrowings may not be available on favorable terms;

  •
  a substantial portion of our cash flow from operations will be necessary to meet the payment of principal and interest on our indebtedness and other obligations and will not be available for our working capital, capital expenditures and other general corporate purposes;

  •
  our level of debt makes us more vulnerable to economic downturns, and reduce our operational and business flexibility in responding to changing business and economic conditions and opportunities; and

  •
  we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

        In addition, borrowings under our and our subsidiaries' credit agreements are at variable rates of interest, which expose us to the risk of increased interest rates.

Factors beyond our control could hinder our ability to service our debt and meet our operating requirements.

        As of June 30, 2002, we had scheduled principal payments on our debt of approximately $14 million in the remainder of 2002, $24 million in 2003 and $26 million in 2004. After completion of the offering of the outstanding notes and the amendment and restatement of our credit agreement and the application of net proceeds therefrom, we had scheduled principal payments on our debt of approximately $8 million in the remainder of 2002, $31 million in 2003 and $33 million in 2004. We will continue to have substantial interest expense during these periods.

        Our ability and our subsidiaries' ability to meet our obligations and to comply with the financial covenants contained in our debt instruments will largely depend on our and our subsidiaries' future performance. Our performance will be subject to financial, business and other factors affecting us. Many of these factors will be beyond our control, such as:

  •
  the state of the economy;

  •
  the financial markets;

  •
  demand for and selling prices of our products;

  •
  costs of raw materials and energy; and

  •
  legislation and other factors relating to the paperboard and packaging products industries generally or to specific competitors.

        If the net proceeds from borrowings and any divestitures and amounts from other financing sources, including operating cash flows, do not provide us with sufficient liquidity to meet our operating and debt service requirements, we will be required to pursue other alternatives to repay debt and improve liquidity. Such alternatives may include:

  •
  sales of assets;

  •
  cost reductions;

  •
  deferral of certain discretionary capital expenditures; and

  •
  seeking amendments or waivers to our debt instruments.

        Such measures may not be successfully completed or may not generate the liquidity required by us to operate our business and service our obligations. If we

  •
  are not able to generate sufficient cash flow or otherwise obtain funds necessary to make required debt payments, or

  •
  fail to comply with the various covenants in our various debt instruments,

we would be in default under the terms of our various debt instruments, which would permit our debtholders to accelerate the maturity of such debt and would cause defaults under our other debt.

We may be unable to raise the funds necessary to finance the change of control repurchase offers required by our existing indenture.

        The indenture governing our 11.50% senior notes due 2006 that were issued before November 18, 1998, under which there was $200 million principal outstanding as of June 30, 2002, generally provides that in the event of a "change of control" (as defined in the indenture), we must offer to repurchase these senior notes. Our merger with Smurfit-Stone on November 18, 1998 constituted such a change of control. As a result, we are required to offer to repurchase the senior notes at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon), provided, however, if such repurchase would constitute an event of default under our bank debt, prior to making an offer to repurchase the indenture requires that we either repay our bank debt or obtain the consent of our bank lenders to such repurchase. Although the terms of the senior notes refer to an obligation to repay our bank debt or obtain the consent of the bank lenders to such repurchase, the terms do not expressly specify a deadline following the applicable change of control for taking such actions. Our new bank credit agreement allows us to make, subject to maintaining certain liquidity tests, the change of control offer. We have sought and intend to actively seek commercially acceptable sources of funds to finance the change of control offer. However, holders of these senior notes may assert that we are obligated to offer to repurchase the notes as a result of the change of control or may assert other damages. We cannot assure you that we would prevail in a dispute regarding such change of control.

Restrictive covenants in our debt could limit our corporate activity.

        Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our and our subsidiaries' existing debt. The agreements contain covenants that restrict, among other things, our and our subsidiaries' ability to:

  •
  incur debt;

  •
  pay dividends;

  •
  repurchase or redeem capital stock;

  •
  engage in transactions with stockholders and affiliates;

  •
  issue capital stock;

  •
  create liens;

  •
  sell assets;

  •
  engage in mergers and consolidations; and

  •
  make investments in unrestricted subsidiaries.

        In addition, we are limited in our ability to move capital freely among us and our subsidiaries. The limitations contained in such agreements, together with our and our subsidiaries' highly leveraged capital structure, could limit our and our subsidiaries' ability to effect future debt or equity financings. These limitations also may otherwise restrict our corporate activities, including our ability to avoid defaults, provide for capital expenditures, take advantage of business opportunities or respond to market conditions.

We are subject to environmental regulations and liabilities that could weaken our operating results.

        Federal, state, provincial, foreign and local environmental requirements, particularly those relating to air and water quality, are a significant factor in our business. In the past we have had, and in the future may face, environmental liability for the costs of remediating soil or groundwater that is or was contaminated by us or a third party at various sites which are now or were previously owned or operated by us. We are also engaged in legal proceedings with federal and state authorities concerning alleged violations of various discharge and emission standards. These proceedings may result in the imposition of fines or penalties as well as mandated remediation programs that require substantial, and in some instances, unplanned capital expenditures. There also may be similar liability at sites with respect to which either we have received, or in the future may receive, notice that we may be a potentially responsible party and which are the subject of cleanup activity under the Comprehensive Environmental Response, Compensation and Liability Act, analogous state laws and other laws concerning hazardous substance contamination.

        We have incurred in the past, and may incur in the future, civil and criminal fines and penalties relating to environmental matters and costs relating to the damage of natural resources, lost property values and toxic tort claims. We have made significant expenditures to comply with environmental regulations and expect to make significant expenditures in the future. As of June 30, 2002, we had approximately $29 million reserved for environmental liabilities. However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and those expenditures could have a material adverse effect on our operating results. In addition, we are required to make significant environmental capital expenditures on an annual basis. We expect those expenditures to increase significantly in the next several years.

        The United States Environmental Protection Agency has finalized significant portions of its comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule". Phase I of the Cluster Rule required us to convert our bleached market pulp mill at Panama City, Florida to an elemental chlorine free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects have been substantially completed at a cost of approximately $157 million as of June 30, 2002 (of which approximately $2 million was spent in the first six months of 2002). Phase II of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. Phase III of the Cluster Rule will require control of particulate from recovery boilers, smelt tanks and lime kilns and has a compliance date of 2005. We continue to study possible means of compliance with Phases II and III of the Cluster Rule. Based on currently available information, we estimate that the compliance cost of Phases II and III of the Cluster Rule is likely to be in the range of $70 million to $90 million, in the aggregate, and that such cost will be incurred over the next five years.

Foreign currency risks and exchange rate fluctuations could hinder the results of our international operations, and the strength of the U.S. dollar could continue to disadvantage us relative to our foreign competitors.

        We have operations in the United States, Canada, Europe and Latin America. The functional currency for the majority of our foreign operations is the applicable local currency except for the operations in Canada. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are not hedged. We have entered into foreign currency exchange agreements to hedge a portion of our exposure to the Canadian dollar. We routinely utilize swaps and forwards to mitigate any potential foreign currency exchange risk. Nonetheless, to the extent we have unhedged positions or our hedging procedures do not work as planned, fluctuating currencies could reduce our sales and net income. Our financial performance is directly affected by exchange rates by:

  •
  translations into U.S. dollars for financial reporting purposes of the assets and liabilities of our foreign operations conducted in local currencies; and

  •
  gains or losses from foreign operations conducted in U.S. dollars.

        In addition, we compete with foreign producers, particularly in Northern Europe. In recent years, the strength of the U.S. dollar relative to the currencies of the countries of our foreign competitors has placed us at a competitive disadvantage to such foreign competitors, because our products are relatively more expensive to purchase. Our ability to compete with our foreign competitors in our export markets will continue to be affected by the strength of the U.S. dollar, possibly adversely. Any appreciation of the U.S. dollar relative to Northern European currencies or the Euro could cause our products to be less cost competitive.

Risk Factors Related to the Exchange Offer

        If you do not exchange your outstanding notes for registered notes, your notes will continue to have restrictions on transfer.

        If you do not exchange your outstanding notes for registered notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances in the registration rights agreement discussed in the section "Description of Notes—Registration Rights."

The issuance of the registered notes may adversely affect the market for outstanding notes.

        If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer—Consequences of Failure to Exchange."

Risk Factors Related to the Registered Notes

You may find it difficult to sell your registered notes because no public trading market for the registered notes exists.

        The registered notes are a new issue of securities for which there is currently no active trading market. The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the registered notes on any national securities exchange or to seek the admission of the registered notes for quotation through the Nasdaq Stock Market, Inc. In addition, the registered notes will not be eligible for trading on the Private Offerings, Resales, and Trading through Automatic Linkages Market, also known as the PORTAL Market. PORTAL is a computerized communications facility for primary offering and secondary trading of securities that are eligible for resale pursuant to Rule 144A and that are (1) restricted securities, as defined in Rule 144(a)(3), or (2) contractually required to be resold only in compliance with Rule 144, Rule 144A, Regulation S or in secondary private placements. If the registered notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

        Accordingly,

  •
  a market for the registered notes may not develop;

  •
  you may not be able to sell your registered notes; and

  •
  you may not be able to sell your registered notes at any particular price.

We have substantial debt outstanding that could negatively impact our business and prevent us from fulfilling our obligations under the registered notes.

        After we completed the offering of the outstanding notes, we had significant debt outstanding. As of June 30, 2002, we have total consolidated debt outstanding of $3,451 million and $434 million of unused borrowing capacity under our credit facilities.

        Our high level of debt could:

  •
  make it difficult for us to satisfy our obligations, including making interest payments under the registered notes and our other debt obligations;

  •
  limit our ability to obtain additional financing to operate our business;

  •
  limit our financial flexibility in planning for and reacting to industry changes;

  •
  place us at a competitive disadvantage as compared to less leveraged companies;

  •
  increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

  •
  require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes.

        We may borrow additional amounts to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. The incurrence of additional debt could make it more likely that we will experience some or all of the risks described above.

Because the registered notes effectively rank junior to our secured debt and all liabilities of our subsidiaries, if we are in default on these obligations you may not receive full payment on your registered notes.

        Because the registered notes effectively rank junior to our secured debt and all existing and future liabilities, including trade payables, of our subsidiaries and affiliates, if we are in default on these obligations, you may not receive principal and/or interest payments in respect of the registered notes. At June 30, 2002, we had $5,639 million in total liabilities, including $3,451 million in debt (which includes $1,580 million in secured indebtedness), a portion of which was at the subsidiary level.

If we do not generate positive cash flows, we may be unable to service our debt.

        Our ability to pay principal and interest on the registered notes and on our other debt depends on our future operating performance. Future operating performance is subject to market conditions and business factors that are beyond our control. Consequently, we cannot assure you that we will have sufficient cash flows to pay the principal, premium, if any, and interest on our debt.

        If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would satisfy our scheduled debt service obligations.

        If we cannot make scheduled payments on our debt, we will be in default and, as a result:

  •
  our debtholders could declare all outstanding principal and interest to be due and payable;

  •
  our senior debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

The terms of our debt may severely limit our ability to plan for or respond to changes in our business.

        Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our and our subsidiaries' existing debt. Our and our subsidiaries' senior secured credit facilities and the indentures governing our outstanding senior notes restrict, among other things, our ability to take specific actions, even if such actions may be in our best interest. These restrictions limit our ability to:

  •
  incur liens or make negative pledges on our assets;

  •
  merge, consolidate or sell our assets;

  •
  issue additional debt;

  •
  pay dividends or repurchase or redeem capital stock and prepay other debt;

  •
  make investments and acquisitions;

  •
  enter into transactions with stockholders and affiliates;

  •
  make capital expenditures;

  •
  materially change our business;

  •
  amend our debt and other material agreements;

  •
  issue and sell capital stock;

  •
  make investments in unrestricted subsidiaries;

  •
  allow distributions from our subsidiaries; or

  •
  prepay specified indebtedness.

        Our bank debt requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their maturity date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our costs of borrowing could increase significantly.

        In addition, we are limited in our ability to move capital freely among us and our subsidiaries. The limitations contained in our debt agreements, together with our and our subsidiaries' highly leveraged capital structure, could limit our and our subsidiaries' ability to effect future debt or equity financings. These limitations also may otherwise restrict our corporate activities, including our ability to avoid defaults, provide for capital expenditures, take advantage of business opportunities or respond to market conditions.

        Furthermore, our senior debt bears interest at fixed and floating rates. As of June 30, 2002, approximately $1,492 million, or 43% of our total debt, bears interest at floating rates. After giving effect to the offering of the outstanding notes and the amendment and restatement of our credit agreement, approximately $1,503 million, or 43% of our total debt, bears interest at floating rates. Our floating interest rates currently are not capped at a maximum interest rate. If interest rates rise, our interest payments also will increase. Although we may enter into agreements to hedge our interest rate risk, these agreements may be inadequate to protect us fully against our interest rate risk.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are substantially identical in all material respects to the registered notes. The outstanding notes surrendered in exchange for registered notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

        The net proceeds we received from the sale of the outstanding notes on June 26, 2002 (after deduction of discounts and commissions, fees and other expenses associated with the sale of those notes) were approximately $391 million. We used the net proceeds of that offering, together with approximately $52 million of borrowings under our revolving credit facility, to repay (1) $108 million aggregate principal amount of our Tranche C term loan due October 1, 2003, (2) $138 million aggregate principal amount of our Tranche D term loan due October 1, 2003 and (3) $197 million aggregate principal amount of our Tranche E term loan due October 1, 2003.

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents, current portion of long-term debt and capitalization as of June 30, 2002 on a historical basis and on a pro forma basis as adjusted to give effect to the offering of the outstanding notes and the new term loan facilities. The senior note offering was completed on June 26, 2002 and is therefore included in the actual June 30, 2002 amounts.

	As of June 30, 2002
	Actual	Pro Forma
	(Unaudited) (In millions)
Cash and cash equivalents	$16	$16

Current portion of long-term debt	$26	$20

Long-term debt, net of current portion:
Bank credit facilities	$1,486	$1,503
Senior notes	1,250	1,250
Other	289	289
Outstanding notes issued on June 26, 2002	400	400

Long-term debt, net of current portion	3,425	3,442

Stockholder's equity:
Common stock and additional paid-in capital	3,016	3,016
Retained earnings	15	11
Accumulated other comprehensive income (loss)	(50)	(50)

Total stockholder's equity	2,981	2,977

Total capitalization	$6,406	$6,419

        On July 25, 2002, we amended and restated our existing bank credit agreements to, among other things, provide up to $1,300 million of new term loan facilities, subject to certain conditions. We used the proceeds of the new term loan facilities to refinance substantially all of our remaining term loans under our previous bank credit agreements. In addition, our new bank credit agreement allows us to make, subject to maintaining certain liquidity levels, the "change of control" repurchase offer as contemplated in the August 16, 1996 indenture governing our 11.50% senior notes due 2006. The principal amount of these notes outstanding as of June 30, 2002 was $200 million.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following financial data (not including the statistical data) as of and for the periods indicated (other than the six-month periods) were derived from our audited consolidated financial statements. Certain prior year amounts have been restated to conform to current year presentation. The following financial data (not including the statistical data) as of and for the six-month periods ended June 30, 2002 and June 30, 2001 were derived from our unaudited consolidated financial statements. The financial data as of and for the six-month periods ended June 30, 2002 and June 30, 2001, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information included therein. You should not regard the results of operations for the six months ended June 30, 2002 as indicative of the results that may be expected for the full year.

        You should read all of this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for the year ended December 31, 2001 and for the six months ended June 30, 2002, contained elsewhere in this prospectus.

	Predecessor(a)
							Six Months Ended June 30,
		Period from January 1 to November 18, 1998	Period from November 19 to December 31, 1998	Year Ended December 31,
	Year Ended December 31, 1997
				1999	2000(b)	2001	2001(c)	2002(c)
	(In millions, except statistical data)
							(Unaudited)
Summary of Operations
Net sales	$4,849	$4,399	$480	$4,500	$5,738	$5,757	$2,951	$2,721
Income (loss) from operations(d)	(88)	(115)	(15)	236	593	380	219	142
Interest expense, net	441	407	45	340	371	330	180	133
Income (loss) before extraordinary item	(405)	(749)	(36)	(75)	115	14	11	7
Net income (loss)	(418)	(749)	(36)	(77)	115	10	7	3
Other Financial Data
EBITDA (unaudited)(e)	219	136	19	503	978	740	392	293
Net cash provided by (used for) operating activities	(259)	(16)	12	72	558	414	172	144
Net cash provided by (used for) investing activities	(174)	35	(22)	683	(808)	(117)	(61)	(40)
Net cash provided by (used for) financing activities	438	128	(111)	(883)	262	(306)	(119)	(103)
Depreciation and amortization	302	239	34	296	313	354	176	139
Capital investments and acquisitions	150	219	22	87	878	146	62	47
Working capital, net	507	—	488	32	369	256	352	320
Property, plant, equipment and timberlands, net	2,427	—	4,012	3,110	4,406	4,203	4,286	4,126
Total assets	5,824	—	8,793	7,565	9,051	8,638	8,859	8,620
Total debt	4,351	—	4,063	3,157	3,813	3,539	3,725	3,451
Redeemable preferred stock	115	—	78	78	—	—	—	—
Stockholders' equity	277	—	2,590	2,506	3,003	2,957	2,994	2,981
Statistical Data (tons in thousands)(unaudited)
Containerboard production (tons)	4,935	4,271	541	4,761	5,477	5,717	2,827	2,826
Kraft production (tons)	436	394	63	437	290	287	140	137
Market pulp production (tons)	1,127	568	71	572	550	545	259	280
Solid bleached sulfate production (tons)	—	—	—	—	68	119	62	61
Coated boxboard production (tons)	76	70	8	79	85	78	40	35
Corrugated containers sold (billion sq. ft.)	55.7	55.8	6.6	62.5	64.1	64.3	32.5	32.4
Multiwall bags sold (million bags)	1,048	929	121	1,075	1,054	1,098	533	571
Number of employees	24,600	—	23,000	21,900	25,600	24,700	25,300	24,600

(a)
On November 18, 1998, we completed a merger with Smurfit-Stone. The merger was accounted for as a purchase business combination, and accordingly, purchase accounting adjustments, including goodwill, have been pushed down and are reflected in our financial statements subsequent to November 18, 1998. The financial statements for periods before November 18, 1998 were prepared using the historical basis of accounting and are designated as "Predecessor." The comparability of operating results for the Predecessor periods and the periods subsequent to November 18, 1998 are affected by the purchase accounting adjustments.

(b)
Results for 2000 include St. Laurent's operations after May 31, 2000, the date of the St. Laurent acquisition.

(c)
Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. Goodwill amortization for the six months ended June 30, 2001 was $42 million. Income before extraordinary item and net income for the six months ended June 30, 2001 adjusted to exclude goodwill amortization would be $53 million and $49 million, respectively.

(d)
We recorded restructuring charges of $53 million and $6 million in 2000 and 2001, respectively, and $6 million in the six months ended June 30, 2002.

(e)
EBITDA is defined as income (loss) before income taxes and extraordinary item, interest expense, interest income, depreciation and amortization, equity in income (loss) of affiliates, foreign currency transactions income (loss), and restructuring charges, merger related costs, and gains (losses) on sale or writedown of assets and investments. EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        Market conditions and demand for containerboard and corrugated containers, our primary products, have historically been subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability.

        Market conditions were generally strong in 1999 and the first half of 2000. Linerboard prices increased to $480 per ton during this period and held through the end of 2000. Corrugated container shipments for the industry in 1999 increased approximately 2% compared to 1998. Domestic economic growth began to slow in the second half of 2000, however, and corrugated container shipments for the industry in 2000 declined 1% compared to 1999. Market conditions continued to deteriorate in 2001 and industry demand for corrugated containers declined 6% compared to 2000, the worst performance since 1975. The slowdown in the U.S. economy, in addition to weak export markets, exerted downward pressure on containerboard demand. In order to maintain a balance between supply and demand, we and other companies in the containerboard industry took extensive market related downtime in 2000 and 2001. Linerboard prices decreased $55 per ton (11%) in 2001 and an additional $5 per ton in the first quarter of 2002. Markets gradually improved in the second quarter of 2002, however, and prices have increased in the third quarter. We implemented a $20 per ton price increase for linerboard effective July 1, and we expect to increase prices for corrugated containers by the end of the third quarter. We do not expect a recovery in demand for corrugated containers until the U.S. economy strengthens.

        Market pulp is also subject to cyclical changes in the economy and changes in industry capacity. Market conditions strengthened in 1999 and remained strong in the first half of 2000. Prices rose during this period, reaching $690 per metric ton by the end of 2000. Demand for market pulp weakened in the second half of 2000 and pulp producers began taking market related downtime to reduce inventories. Market conditions were very weak in 2001 and prices declined rapidly. The price of southern bleached hardwood pulp was down to $410 per metric ton by the end of 2001. Market pulp prices dropped an additional $20 per metric ton in the first quarter of 2002, but then began to strengthen. The price of Southern Bleached Hardwood Pulp as of May 31, 2002 was $430 per metric ton. A pickup in demand during the summer months resulted in prices increasing to $470 per metric ton by the end of July.

        Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our products. Demand for reclaimed fiber was strong in 1999 primarily as a result of strong export demand. As demand weakened in the second half of 2000, we and other companies in the containerboard industry took extensive market related downtime. Prices declined in 2000 and continued to be depressed throughout 2001 as more paper mills took downtime to manage their inventories. The average price of old corrugated containers, commonly known as OCC, the principal grade used in recycled containerboard mills, was lower in 2001 compared to 2000 by approximately 40%. Demand for OCC increased in the second quarter of 2002 and prices were higher. The average price of OCC for the first half of 2002 was approximately 40% higher than the first half of 2001. Wood fiber prices, in areas where we procure wood, increased 1% in 2001 compared to 2000.

Results of Operations

Six Months ended June 30, 2002 Compared to Six Months ended June 30, 2001

Segment Data

	Six months ended June 30,
	2002		2001
	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)
	(In millions)
Containerboard and corrugated containers	$2,108	$149	$2,357	$243
International	298	16	294	24
Other Operations	315	22	300	17

Total operations	$2,721	187	$2,951	284

Restructuring charges		(6)
Gain (loss) on sale of assets		(3)		8
Goodwill amortization				(42)
Interest expense, net		(133)		(180)
Corporate expenses and other		(38)		(26)

Income before income taxes and extraordinary item		$7		$44

        Consolidated net sales of $2,721 million in 2002 represented an 8% decrease compared to 2001 due primarily to lower average sales prices. Income before income taxes and extraordinary item in 2002 was $7 million, a decrease of $37 million compared to 2001. The decrease was due primarily to the decline in earnings of our operating segments, particularly in the Containerboard and Corrugated Containers segment. Lower interest expense and the elimination of goodwill amortization partially offset the decline in earnings of our segments.

        Amortization of goodwill ceased on January 1, 2002, when we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". We performed our transitional impairment test for each of our reporting units, as required by SFAS No. 142, during the first quarter of 2002. Under SFAS No. 142, an impairment is recognized when a reporting unit's carrying amount of goodwill exceeds its implied fair value. Based upon the results of our transitional impairment test, our recorded goodwill as of January 1, 2002 was not impaired. We determined the fair value of our reporting units based upon discounted cash flow models supported by recent acquisitions within our industry and various other valuation techniques.

        The increase (decrease) in net sales for each of our segments is summarized in the chart below:

	Containerboard & Corrugated Containers	International	Other Operations	Total
	(In millions)
Sales price and product mix	$(208)	$(11)	$(6)	$(225)
Sales volume	2	15	(14)	3
Acquisitions			36	36
Closed or sold facilities	(43)		(1)	(44)

Total	$(249)	$4	$15	$(230)

        Consolidated cost of goods sold decreased due primarily to the elimination of goodwill amortization ($42 million), plant closures ($37 million) and lower energy cost ($32 million). Cost of goods sold was unfavorably impacted by higher reclaimed fiber cost of $9 million. Cost of goods sold as a percent of net sales increased to 85% in 2002 from 84% in 2001 due primarily to the lower average sales prices.

        Selling and administrative expenses were comparable to last year. Selling and administrative expense as a percent of net sales was 9% in 2002, comparable to 2001.

        During 2002, we recorded a restructuring charge of $6 million related to the permanent shutdown of two converting facilities.

        Interest expense, net decreased $47 million due to the favorable impacts from lower interest rates ($29 million) and from lower average borrowings ($18 million). Our overall average effective interest rate in 2002 was lower than 2001 by approximately 180 basis points.

        Provision for income taxes in 2002 was immaterial, and differed from the federal statutory rate due primarily to state income taxes. The decrease compared to last year was due primarily to discontinuing non-deductible goodwill amortization upon the adoption of SFAS No. 142.

Containerboard and Corrugated Containers Segment

        Net sales decreased by 11% due primarily to lower average sales prices for containerboard, corrugated containers and market pulp. On average, corrugated container sales prices decreased by 7% and linerboard sales prices were lower by 9%. The average sales price of kraft paper decreased by 10%. The average sales price for market pulp decreased by 13%.

        Production of containerboard in 2002 was comparable to last year. We continued to take market related downtime in order to maintain a lower level of inventory. We took approximately 301,000 tons of containerboard market related downtime in 2002. Our North America shipments of corrugated containers decreased by 1%. Our production of market pulp increased by 8% compared to last year due primarily to a lower level of market related downtime in 2002. Solid bleach sulfate production decreased by 2% and kraft paper production decreased by 2%.

        Profits decreased by $94 million due primarily to the lower average sales prices. Reclaimed fiber cost was higher than last year by approximately $12 million. Profits were favorably impacted by lower energy cost. Cost of goods sold as a percent of net sales increased to 84% for 2002 compared to 83% for 2001 due primarily to the lower average sales prices.

International Segment

        Net sales increased by 1%, while profit decreased by $8 million. The increase in net sales was due to higher sales volume for corrugated containers and containerboard, which was partially offset by lower average sales prices for corrugated containers and containerboard. Profits were unfavorably impacted by the lower average sales prices for containerboard and higher reclaimed fiber cost. Cost of goods sold as a percent of net sales increased to 87% for 2002 compared to 85% for 2001 due primarily to the lower average sales prices.

Other Operations

        Net sales increased 5% due primarily to two acquisitions, including a multiwall bag packaging facility and a flexible packaging facility. Multiwall bag shipments were higher by 7%, while average sales were lower compared to last year. Profits improved by $5 million due primarily to the acquisitions.

Statistical Data

	Six Months ended June 30,
	2002	2001
	(In thousands of tons, except as noted)
Mill production
Containerboard	2,826	2,827
Kraft paper	137	140
Market pulp	280	259
Solid bleached sulfate	61	62
Coated boxboard	35	40
Corrugated containers sold (billion sq. ft.)	32.4	32.5
Multiwall bags sold (million bags)	571	533

Results of Operations for the Years Ended December 31, 2001, 2000 and 1999

Segment Data

	Year Ended December 31,
	2001		2000		1999
	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)	Net Sales	Profit/ (Loss)
	(In millions)
Containerboard and corrugated containers	$4,577	$458	$4,590	$738	$3,407	$322
International	575	36	587	37	567	30
Other operations	605	35	561	30	526	34

Total operations	$5,757	$529	$5,738	$805	$4,500	$386

Restructuring charges		(6)		(53)
Gain on sale of assets		9		2		39
Interest expense, net		(330)		(371)		(340)
Corporate expenses and other		(133)		(142)		(160)

Income (loss) before income taxes and extraordinary item		$69		$241		$(75)

        Corporate expenses and other include corporate expenses, intracompany profit elimination and LIFO expense, goodwill amortization, corporate charges to segments for working capital interest and other expenses not allocated to segments. The effects of lower intracompany profit elimination and LIFO expense favorably impacted corporate expenses and other in 2000 and 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Consolidated net sales of $5.8 billion increased marginally compared to 2000 due to the inclusion of results for St. Laurent for a full year. The effect of including St. Laurent operations for the full year and the acquisition of a multiwall bag facility added $444 million to our net sales compared to 2000. St. Laurent's results of operations have been included in our consolidated results since May 31, 2000, the date of the acquisition. Poor market conditions for our major products led to lower sales prices for containerboard, corrugated containers and market pulp, and reduced shipments of corrugated containers. In addition, we closed four and sold three operating facilities. The increase (decrease) in net sales for each of our segments is summarized in the chart below.

	Containerboard & Corrugated Containers	International	Other Operations	Total
	(In millions)
Sales price and product mix	$(288)	$(25)	$8	$(305)
Sales volume	(29)	19	(11)	(21)
Acquisitions	387		57	444
Closed or sold facilities	(83)	(6)	(10)	(99)

Total	$(13)	$(12)	$44	$19

        Income before income tax and extraordinary item was $69 million, a decrease of $172 million compared to 2000. The decrease was due primarily to the decline in earnings of our operating segments, particularly in the Containerboard and Corrugated Containers segment. Interest expense and restructuring charges were lower compared to 2000, partially offsetting the declines in segment earnings. Net income in 2001 was $10 million as compared to $108 million in 2000.

Costs and Expenses

        Consolidated cost of goods sold increased due to inclusion of St. Laurent's cost for a full year and higher energy cost of $26 million. Cost of goods sold was favorably impacted by lower reclaimed fiber cost of $69 million. Cost of goods sold as a percent of net sales increased to 85% in 2001 from 81% in 2000 due primarily to the lower average sales prices.

        Selling and administrative expenses for 2001 increased due primarily to the St. Laurent acquisition. Selling and administrative expense as a percent of net sales increased to 9% in 2001 from 8% in 2000 due primarily to the lower average sales prices.

        Gain on sale of assets in the Consolidated Statements of Operations increased in 2001 due primarily to a gain of $7 million related to the sale of a sawmill operation.

        During 2001, we recorded a restructuring charge of $6 million related to the permanent shutdown of two converting facilities and two wood products operations.

        Interest expense, net decreased $41 million due to the favorable impact of $48 million from lower interest rates, which was partially offset by the unfavorable impact of $7 million on higher average borrowings. Our overall average effective interest rate in 2001 was lower than 2000 by 130 basis points.

        The effective income tax rate for 2001 differed from the federal statutory tax rate due to several factors, the most significant of which was the effect of permanent differences from applying purchase accounting. For information concerning income taxes, see Liquidity and Capital Resources and Note 10 of the Notes to Consolidated Financial Statements.

Containerboard and Corrugated Containers Segment

        Net sales for 2001 decreased slightly due to lower average sales prices for containerboard, corrugated containers and market pulp and lower sales volume for corrugated containers. Net sales were favorably impacted by the St. Laurent acquisition. The weak market conditions during 2001 resulted in excessive supplies of containerboard and prices declined. We took market related downtime in order to maintain a lower level of inventory. On average, corrugated container prices decreased by 3% and linerboard prices were lower by 5%. The average sales price of kraft paper decreased 2%. The lower demand for market pulp in the second half of 2000 and throughout 2001 had a significant effect on pricing. The average price for market pulp dropped $250 per metric ton from January to December 2001, reducing our average price for the year by 34% compared to 2000.

        Production of containerboard increased 5% due to the St. Laurent acquisition. We took approximately 776,000 tons of containerboard market related downtime in 2001 compared to 533,000 tons in 2000. Shipments of corrugated containers were comparable to last year. Production of kraft paper declined by 1%. Our production of market pulp declined by 1% compared to last year.

        Profits decreased by $280 million due to the lower average sales prices. The higher levels of market related downtime taken in 2001 and higher energy costs also had a negative impact on profits. Profits were favorably impacted by the St. Laurent acquisition and lower reclaimed fiber cost. Cost of goods sold as a percent of net sales increased to 83% for 2001 compared to 77% for 2000 due primarily to the lower average sales prices.

International Segment

        Net sales for 2001 decreased by 2% and profit decreased $1 million to $36 million. The decrease in net sales was due to lower average sales prices for reclaimed fiber, containerboard and corrugated containers and the sale of a converting facility. Profits were favorably impacted by lower reclaimed fiber costs at the containerboard mills. Cost of goods sold as a percent of net sales decreased to 86% in 2001 from 87% in 2000 due primarily to the lower reclaimed fiber cost.

Other Operations

        Net sales increased 8% compared to 2000 due primarily to the consumer packaging operations acquired as part of the St. Laurent acquisition and the acquisition of a multiwall bag packaging facility. Net sales were also favorably impacted by higher average prices of multiwall bags. Profits improved by $5 million due primarily to the higher sales prices and lower operating cost.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

        Improvements in containerboard and other markets and the St. Laurent acquisition were the primary reasons for the increases in net sales and operating profits in 2000. Net sales increased 28% compared to 1999 and operating profits increased 109%. The increase in net sales for each of our segments is summarized in the chart below.

	Containerboard & Corrugated Containers	International	Other Operations	Total
	(In millions)
Sales price and product mix	$573	$1	$27	$601
Sales volume	(22)	25	(18)	(15)
Acquisition and other	754		44	798
Closed or sold facilities	(122)	(6)	(18)	(146)

Total	$1,183	$20	$35	$1,238

        Income before income taxes and extraordinary item improved $316 million compared to 1999. Net income in 2000 was $108 million as compared to a loss of $85 million in 1999.

Costs and Expenses

        Consolidated cost of goods sold increased compared to 1999 due primarily to the St. Laurent acquisition. In addition, energy cost was higher by $66 million and reclaimed fiber cost was higher by $21 million. Cost of goods sold as a percent of net sales decreased from 87% in 1999 to 81% in 2000 due primarily to the higher average sales prices.

        Selling and administrative expenses as a percent of net sales decreased from 9% in 1999 to 8% in 2000 due primarily to higher average sales prices. Selling and administrative expenses for 2000 increased due primarily to the St. Laurent acquisition.

        Interest expense, net increased $31 million due to the interest impact of $16 million on higher average borrowings, related primarily to the St. Laurent acquisition, and the interest impact of $15 million due to higher average interest rates. Our overall average effective interest rate in 2000 was higher than in 1999 by 50 basis points.

        Gain on sale of assets in the Consolidated Statements of Operations declined in 2000 due primarily to a $39 million gain recorded in 1999 on the sale of our equity interest in Abitibi-Consolidated, Inc.

        Other, net income declined compared to 1999 due primarily to foreign currency transaction gains, which were more favorable in 1999.

        The effective income tax rate for 2000 differed from the federal statutory tax rate due to several factors, the most significant of which were state income taxes and the effect of permanent differences from applying purchase accounting. For information concerning income taxes see Liquidity and Capital Resources and Note 10 of the Notes to Consolidated Financial Statements.

Containerboard and Corrugated Containers Segment

        Net sales for 2000 increased by 35% due to higher sales prices and the St. Laurent acquisition. Profits improved by $416 million to $738 million. Market conditions were stronger in the first half of 2000, enabling us to implement a linerboard price increase on February 1, followed by corresponding price increases for corrugated containers. Although shipments grew weaker as the year progressed, we were able to maintain the price increases achieved earlier in the year. On average, corrugated container prices improved by 15% and linerboard prices were higher by 17%. Strong demand for market pulp drove prices higher in the first half of 2000. Demand for market pulp weakened in the second half of 2000 and significant price discounting occurred in certain markets. The average price of market pulp increased by 31% in 2000 and the average price of kraft paper increased by 15%.

        Production of containerboard increased 16% due to the St. Laurent acquisition. Exclusive of St. Laurent, production of containerboard declined 3% as a result of the higher levels of market related downtime. Shipments of corrugated containers increased 1%. Exclusive of St. Laurent, shipments of corrugated containers declined 6% due to plant closures and weaker demand in the second half of the year. Production of market pulp declined 4% primarily due to market related downtime taken in the fourth quarter of 2000. Kraft paper production declined 34% primarily due to the shifting of available capacity from kraft paper to containerboard.

        Profits increased due to the higher average prices and the St. Laurent acquisition. Profits were negatively impacted by market related downtime and higher cost of energy and fiber. Cost of goods sold as a percent of net sales decreased to 77% for 2000 compared to 82% for 1999 due primarily to the higher average sales prices.

International Segment

        Net sales for 2000 increased by 4% and profit increased $7 million to $37 million. The increase in net sales was due to increases in volume for corrugated container operations and higher sales prices for containerboard and reclaimed fiber. Sales were negatively impacted by the sale of a corrugated container operation located in Australia. Profits increased primarily due to higher sales prices and a non-recurring gain on sale of land. Cost of goods sold as a percent of net sales increased from 85% in 1999 to 87% in 2000 due primarily to the inability of the corrugated container operations to pass on increased containerboard cost to customers.

Other Operations

        Net sales increased 7% due primarily to St. Laurent's consumer packaging facilities, which were acquired on May 31, 2000. Sales prices for our specialty packaging operations improved compared to 1999, but sales volume was lower due to plant closures and a labor strike at one of our operating facilities. Profits declined $4 million due primarily to the effects of the labor strike. Other operations in 1999 included non-consolidated affiliates, which were subsequently sold.

Restructurings and Exit Liabilities

        We recorded a restructuring charge of $6 million during the first quarter of 2002 related to the closure of two converting facilities. The assets of these closed operations were adjusted to the estimated fair value less cost to sell resulting in a $1 million non-cash write-down. The cash portion of the restructuring charge consists of approximately $5 million, primarily severance cost, which will be paid in 2002. We had $2 million of cash disbursements related to this charge for the six months ended June 30, 2002. These shutdowns resulted in approximately 100 employees being terminated.

        At December 31, 2001, we had $37 million of exit liabilities related primarily to the restructuring of operations in connection with the merger with Smurfit-Stone, the acquisition of St. Laurent and our restructuring activities. During the first half of 2002, we incurred cash expenditures of $5 million for these exit liabilities. Through June 30, 2002, we have incurred approximately $211 million (87%) of the planned cash expenditures to close facilities, pay severance cost and pay other exit liabilities. The remaining cash expenditures in connection with our restructuring activities will continue to be funded through operations as originally planned.

Liquidity and Capital Resources

General

        For the six month period ended June 30, 2002, net cash provided by operating activities of $144 million, proceeds from the issuance of the outstanding notes of $400 million, and proceeds from the sale of assets of $7 million were used to fund net debt payments of $488 million, expenditures for property, plant and equipment of $47 million, debt repurchase premiums of $7 million and financing fees of $8 million.

        We expect internally generated cash flows and available borrowing capacity under our revolving credit facilities will be sufficient for the next two years to meet our obligations, including debt service, expenditures relating to environmental compliance and other capital expenditures. Scheduled debt payments for the remainder of 2002 and for 2003 are $14 million and $24 million, respectively, with varying amounts thereafter.

        We intend to hold capital expenditures for 2002 significantly below our anticipated annual depreciation level of $291 million. As of June 30, 2002, we had authorized commitments for capital expenditures of $93 million, including $38 million for environmental projects, $19 million to maintain competitiveness and $36 million for upgrades, modernization and expansion.

        We expect to use any excess cash flows provided by operations to make further debt reductions. As of June 30, 2002, we and Smurfit-Stone Container Canada Inc. collectively had $434 million of unused borrowing capacity under our revolving credit facilities.

Financing Activities

        In April 2002, we redeemed our 12.58% Rating Adjustable Unsecured Senior Notes due August 1, 2016 aggregating $125 million and paid $7 million in call premiums and other expenses from the proceeds of borrowings under the revolving credit facility.

        In June 2002, we issued $400 million of 8.375% senior notes due 2012 (the New Senior Notes). The proceeds of this issuance, along with additional borrowings on our revolving credit facility of $52 million, were used to redeem $443 million of our secured term loans (Tranche C, D and E) and to pay $9 million in fees and other expenses related to this transaction. The Tranche C, Tranche D and Tranche E term loans had a variable interest rate of LIBOR plus 3.5% (5.375% as of the redemption date) and were payable in various installments through October 1, 2003. The New Senior Notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions. If by December 26, 2002, we do not consummate the registered exchange offer for a series of notes or cause a shelf registration with respect to resales of such series of notes to be declared effective, the interest rate on the notes will be increased by 50 basis points per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. We obtained approval from our lender group to permit the issuance of the New Senior Notes.

        On July 25, 2002, we and Smurfit-Stone Container Canada Inc. amended, restated and replaced our existing credit agreements pursuant to which a group of financial institutions provided (i) $1,300 million in new term loan financing in the form of a $950 million Tranche B term loan (LIBOR plus 2.5%) to us maturing on June 30, 2009 and a $350 million Tranche C term loan (LIBOR plus 2.5%) to Smurfit-Stone Container Canada Inc. maturing on June 30, 2009, and (ii) a $560 million revolving credit facility for us and a $100 million revolving credit facility for Smurfit-Stone Container Canada Inc., each maturing on December 31, 2005. The net proceeds of the Tranche B and C term loans, along with borrowings on our revolving credit facility of approximately $20 million, were used to refinance our $560 million Tranche F term loan (5.125% variable rate as of the redemption date) payable in various installments through October 31, 2005, and $402 million Tranche G term loan (5.375% variable rate as of the redemption date) due December 31, 2006, and Smurfit-Stone Container Canada Inc.'s $347 million Tranche H term loan (5.375% variable rate as of the redemption date) due December 31, 2006, and to pay $11 million in fees and other expenses related to these transactions. The new credit agreement also permits us to make an offer to repurchase our 11.5% unsecured senior notes due August 15, 2006 at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon) provided that there shall be at least $400 million in aggregate unused revolving credit commitments at the time such offer is made, and permits the merger of us and Jefferson Smurfit (U.S.) under certain circumstances.

        Our obligations under our credit agreement are unconditionally guaranteed by our material U.S. subsidiaries. The obligations of Smurfit-Stone Container Canada Inc. under the credit agreement are unconditionally guaranteed by us, our material U.S. subsidiaries and the material Canadian subsidiaries of Smurfit-Stone Container Canada Inc. Our obligations under the credit agreement are secured by a security interest in substantially all of our assets and the assets of our material U.S. subsidiaries, 100% of the capital stock of our material U.S. subsidiaries and 65% of the capital stock of Smurfit-Stone Container Canada Inc. The security interests securing our obligations under the credit agreement excludes cash, cash equivalents, certain trade receivables, three paper mills and the land and buildings of certain corrugated container facilities. The obligations of Smurfit-Stone Container Canada Inc. under the credit agreement are secured by a security interest in substantially all of the assets of Smurfit-Stone Container Canada Inc. and its material Canadian subsidiaries, by the same U.S. assets and capital stock that secure our obligations under the credit agreement and by all of the capital stock of the material Canadian subsidiaries of Smurfit-Stone Container Canada Inc. The security interests securing Smurfit-Stone Container Canada Inc.'s obligations under the credit agreement excludes three mills and property related thereto and certain other real property located in New Brunswick and Quebec.

        The credit agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures, and (iv) maintenance of certain financial covenants. The credit agreement also requires prepayments of the term loans from excess cash flow, as defined, and proceeds from certain asset sales, insurance, and incurrence of certain indebtedness. We were required to pay $38 million in March 2002 related to our excess cash flows in 2001. The loan restrictions, together with our highly leveraged position, could restrict corporate activities, including our ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities. We believe the likelihood of our breaching the debt covenants in 2002 is remote absent any material adverse event affecting the U.S. economy as a whole. However, our expectations of future operating results and continued compliance with our debt covenants cannot be assured and we cannot control our lenders' actions. If our debt is placed in default, we would experience a material adverse impact on our financial condition.

Pension Obligation

        As discussed in our 2001 Annual Report on Form 10-K, our pension obligations exceeded the fair value of pension plan assets by $502 million as of December 31, 2001. For the six months ended June 30, 2002, the actual loss on our pension plan assets of approximately $20 million was less than the expected return due to the poor performance of the stock market. In addition, interest rates have declined, which may require us to decrease the discount rate assumption at the end of 2002. A decrease in the rate by 0.25% would increase our pension obligations by approximately $25 million. If the return on pension assets does not improve in the second half of 2002 and interest rates remain at current levels, the underfunded status of our plans will increase and we will be required to record an additional minimum pension liability adjustment through a charge to other comprehensive income at December 31, 2002. As a result, our pension expense and cash contributions to the plans will likely be higher in the future.

Environmental Matters

        Phase I of the Cluster Rule required us to convert our bleached market pulp mill at Panama City, Florida to an elemental chlorine-free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects were substantially completed at a cost of approximately $157 million as of June 30, 2002 (of which approximately $2 million was spent in the first half of 2002). Phase II of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. Phase III of the Cluster Rule will require control of particulate from recovery boilers, smelt tanks and lime kilns and has a compliance date of 2005. We continue to study possible means of compliance with Phases II and III of the Cluster Rule. Based on currently available information, we estimate that the aggregate compliance cost of Phases II and III of the Cluster Rule is likely to be in the range of $70 million to $90 million and that such cost will be incurred over the next five years.

        In addition to Cluster Rule compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule projects described above, for the past three years we have spent an average of approximately $7 million annually on capital expenditures for environmental purposes. We anticipate that environmental capital expenditures will be approximately $22 million in 2002, including approximately $9 million for air pollution controls and wastewater treatment facilities at two of our Canadian containerboard mills.

        In recent years, the United States Environmental Protection Agency (EPA) has undertaken significant air quality initiatives associated with nitrogen oxide emissions, regional haze and national ambient air quality standards. Several of our mills are located in states affected by these EPA initiatives. When regulatory requirements for new and changing standards are finalized, we will add any resulting future cost projections to our expenditure forecast.

Transfer of Financial Assets

        At June 30, 2002, we had one off-balance sheet financing arrangement with a special purpose entity. In 1999, we entered into a six-year $250 million accounts receivable securitization program whereby we sell, without recourse, on an ongoing basis, certain of our accounts receivable to Stone Receivables Corporation (SRC). SRC is a wholly-owned, non-consolidated subsidiary of Stone Container and a qualified special-purpose entity under the provisions of Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SRC transfers the receivables to a trust for which it has sold beneficial interest to third-party investors. At June 30, 2002, $300 million of accounts receivable had been sold under the program, of which $83 million was retained by us as a subordinated interest and recorded in accounts receivable in the accompanying consolidated balance sheet. The investors and securitization trusts have no recourse to us for the failure of debtors to pay when due.

Effects of Inflation

        Although inflation has slowed in recent years, it is still a factor in the economy and we continue to seek ways to mitigate its impact. In 2000, energy resources were tight in certain areas of the United States and prices of natural gas and purchased electricity escalated dramatically. Our paper mills are large users of energy and we attempt to mitigate cost increases through hedging programs and supply contracts. Natural gas prices increased significantly in 2000 and held through the second quarter of 2001. Prices began to decrease in the third quarter and, by the end of 2001, had returned to more traditional levels. With the exception of energy costs, inflationary increases in operating costs have been moderate during the past three years and have not had a material impact on our financial position or operating results.

        We use the last-in, first-out method of accounting for approximately 51% of our inventories. Under this method, the cost of goods sold reported in the financial statements approximates current cost and thus provides a closer matching of revenue and expenses in periods of increasing costs.

        As a result of our merger with Smurfit-Stone and the St. Laurent acquisition, our property, plant and equipment was adjusted to estimated fair value in the allocations of the purchase price in both transactions. Therefore, depreciation expense in future years will approximate current cost of productive capacity being consumed.

Critical Accounting Policies

        Certain accounting issues require management estimates and judgments for the preparation of financial statements. Our most significant policies requiring the use of estimates and judgments are listed below.

Pension

        Our defined benefit pension plans, which cover substantially all of our employees, are accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions". The most significant elements in determining our pension expense in accordance with SFAS No. 87 are the expected return on plan assets and the discount rate used to discount plan liabilities. Our expected return on plan assets is generally 9.5%. We believe that our assumption of future returns is reasonable. Although the plan assets earned substantially less over the past two years, our pension plan assets have earned in excess of the expected rate over the long-term. Our discount rate assumption is developed using the Moody's Average Aa-Rated Corporate Bonds index as a benchmark. At December 31, 2001 the discount rate that we used was 7.25% for our U.S. plans and 6.5% for our foreign plans. See Note 11 of the Notes to Consolidated Financial Statements.

Accounts Receivable

        We evaluate the collectibility of our accounts receivable on a case-by-case basis, and make adjustments to the bad debt reserve for expected losses. We consider such things as ability to pay, bankruptcy, credit ratings and payment history. For all other accounts, we estimate reserves for bad debts based on historical experience and past due status of the accounts. Our write-offs in 2001 and 2000 were $1 million and $2 million, respectively. For the six months ended June 30, 2002, our write-off was $8 million.

Income Tax Matters

        At December 31, 2001 we had approximately $1,068 million of net operating loss carryforwards for U.S. federal income tax purposes that expire from 2011 through 2019, with a tax value of $374 million and $38 million of capital loss carryforwards for U.S. federal income tax purposes that expire from 2004 to 2005, with a tax value of $13 million. A valuation allowance of $152 million has been established for a portion of these deferred tax assets. We had net operating loss carryforwards for state purposes with a tax value of $77 million, which expire from 2002 through 2020. A valuation allowance of $46 million has been established for a portion of these deferred taxes. Further, we had approximately $86 million of net operating loss carryforwards for Canadian tax purposes that expire from 2004 to 2007, with a tax value of $29 million. We had approximately $32 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely. The realization of these deferred tax assets is dependent upon future taxable income. Based upon recent levels of taxable income, we expect that our deferred tax assets, net of valuation allowances, will be fully realized. Essentially all of our valuation allowances were recorded in the purchase price allocation at the time of the merger with Smurfit-Stone. As a result, if the valuation allowance is reduced, goodwill will be reduced by a corresponding amount. Should additional valuation allowances be necessary because of changes in economic circumstances, those allowances would be established through a charge to income tax expense.

        We frequently face challenges from domestic and foreign tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. In evaluating the exposure associated with our various filing positions, we record reserves for probable exposures. Based on our evaluation of our tax position, we believe we have appropriately accrued for probable exposures. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period may be materially impacted.

Environmental Liabilities

        We accrue environmental expenditures related to existing conditions or resulting from past or current operations, when they become probable and reasonably estimable. Our estimates are based on our knowledge of the particular site, environmental regulations, or the potential enforcement matter. Based on current information, we believe the probable costs of the potential environmental enforcement matters, response costs under CERCLA and similar state laws, and the remediation of owned property will not have a material adverse effect on our financial condition or results of operation. As of June 30, 2002, we had approximately $29 million reserved for environmental liabilities. We believe our liability for these matters was adequately reserved at June 30, 2002.

Prospective Accounting Standards

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 established accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of this new standard.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 requires, in most cases, gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, rather than as extraordinary items. The statement is effective for fiscal years beginning after May 15, 2002. Upon adoption of SFAS No. 145, we expect to reclassify previously recognized extraordinary gains and losses from the early extinguishment of debt.

        In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, including interest rate risk, commodity price risk and foreign currency risk. To manage the volatility related to these risks, we enter into various derivative contracts. We do not use derivatives for speculative or trading purposes.

Interest Rate Risk

        Our earnings and cash flow are significantly affected by the amount of interest on our indebtedness. Our financing arrangements include both fixed and variable rate debt in which changes in interest rates will impact the fixed and variable rate debt differently. A change in the interest rate of fixed rate debt will impact the fair value of the debt, whereas a change in the interest rate on the variable rate debt will impact interest expense and cash flows. Our objective is to protect Stone Container from interest rate volatility and reduce or cap interest expense within acceptable levels of market risk. We may periodically enter into interest rate swaps, caps or options to hedge interest rate exposure and manage risk within company policy. We do not utilize derivatives for speculative or trading purposes. Any derivative would be specific to the debt instrument, contract or transaction, which would determine the specifics of the hedge. There were no interest rate derivatives outstanding at June 30, 2002.

        The table below presents principal amounts by year of anticipated maturity for our debt obligations and related average interest rates based on the weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates. This information should be read in conjunction with Note 7 of the Notes to Consolidated Financial Statements.

	Short and Long-Term Debt Outstanding as of December 31, 2001
	2002	2003	2004	2005	2006	There- after		Total	Fair Value
	(U.S.$, in millions)
U.S. bank term loans and revolver—5.6% average interest rate (variable)	$44	$449	$6	$588	$749	$		$1,836	$1,827
U.S. senior notes—10.2% average interest rate (fixed)	2	3	3	3	203		1,245	1,459	1,557
U.S. industrial revenue bonds—9.0% average interest rate (fixed)	3	14	14	14	15		151	211	211
German mark bank term loans—4.9% average interest rate (variable)	5	1	1					7	7
Other-U.S.	2	1	1				2	6	6
Other-foreign	6	3	2	2	1		6	20	20

Total debt	$62	$471	$27	$607	$968		$1,404	$3,539	$3,628

        As of June 30, 2002, after giving effect to the offering and the new term loan facilities and the application of the net proceeds therefrom, pro forma scheduled principal payments on our debt would be approximately $8 million in the remainder of 2002 and $31 million in 2003. If we had given effect to the offering and the application of the proceeds therefrom as of the beginning of each period, our net interest expense would have decreased by $9 million for 2001 and there would be no change for the six-month period ended June 30, 2002.

Commodity Price Risk

        We periodically enter into exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. As of June 30, 2002, we had futures contracts to hedge approximately 26% of our expected natural gas requirements for the month of July and 6% of our requirements for August through October 2002. Our objective is to fix the price of a portion of our forecasted purchases of natural gas used in the manufacturing process. The change in energy cost discussed above includes the impact of the natural gas futures contracts. See Note 6 of the Notes to Consolidated Financial Statements.

Foreign Currency Risk

        Our principal foreign exchange exposures are the Canadian dollar and the euro. The functional currency for the majority of our foreign operations is the applicable local currency except for the operations in Canada, which is the U.S. dollar. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are not hedged.

        We periodically enter into foreign exchange forward contracts with financial institutions to purchase Canadian dollars in order to protect against currency exchange risk associated with expected future cash flows. Contracts typically have maturities of approximately one year or less. As of June 30, 2002, we had Canadian dollar forward purchase contracts to hedge generally 25% to 75% of our Canadian dollar requirements for the months of July 2002 through June 2003.

        The exchange rate for the Canadian dollar and the euro as of June 30, 2002 compared to December 31, 2001 strengthened against the U.S. dollar by 4.6% and 10.1%, respectively. We recognized a foreign currency transaction loss of $10 million for the first half of 2002 compared to a gain of $1 million for the same period last year due primarily to the strengthening of the Canadian dollar.

THE EXCHANGE OFFER

General

        We are offering to exchange up to $400,000,000 in aggregate principal amount of registered 8 3/8% senior notes for the same aggregate principal amount of outstanding 8 3/8% senior notes, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

        On the date of this prospectus, $400,000,000 in aggregate principal amount of our 8 3/8% senior notes is outstanding. We are sending this prospectus, together with the letter of transmittal, on approximately                               , 2002, to all holders of outstanding notes that we are aware of. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is limited by the conditions listed under "—Conditions to the Exchange Offer" below.

        We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

        We issued and sold $400,000,000 in aggregate principal amount of the outstanding 8 3/8% senior notes on June 26, 2002 in a transaction exempt from the registration requirements of the Securities Act. Because the transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

        In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement, which requires us to consummate this exchange offer by December 25, 2002, which is six months after the date of the closing of the offering of the outstanding notes. If we are unable to complete the exchange offer, or have a shelf registration statement declared effective, by December 25, 2002, the interest rate on the outstanding notes will increase by 50 basis points per annum until we complete the exchange offer or have the shelf registration statement declared effective.

        In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the outstanding notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that this prospectus forms a part of and that has been filed with the SEC.

        We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

Terms of the Exchange

        We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount of registered 8 3/8% senior notes for each $1,000 in principal amount of the outstanding 8 3/8% senior notes. The terms of the registered notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged pursuant to the exchange offer, except that the offering of the registered notes has been registered under the Securities Act and, therefore, the registered notes will not be subject to restrictions on transfer applicable to the outstanding notes and will be entitled to registration rights only under limited circumstances. The registered notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled "Description of the Notes" for a more complete discussion of the terms of the notes.

        The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.

        We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the registered notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that registered notes issued in the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of registered notes (other than any holder which is an affiliate of ours or a broker-dealer that purchased notes from us to resell pursuant to Rule 144A under the Securities Act or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the registered notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the registered notes. Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of the registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

        You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

        The exchange offer will expire at 5:00 p.m., New York City time, on                           , 2002, unless we have extended the period of time that the exchange offer is open, but in no event will we extend the expiration date of the exchange offer past December 25, 2002. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

        We also reserve the right to:

  •
  end or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under "—Conditions to the Exchange Offer" which have not been waived by us; and

  •
  amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

        If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Outstanding Notes

        Your tender to us of your outstanding notes and our acceptance of the notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

        You will tender outstanding notes by:

  •
  properly completing and signing the letter of transmittal or a facsimile copy of the letter, and delivering the letter, together with the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or

  •
  complying with the procedure for book-entry transfer described below; or

  •
  complying with the guaranteed delivery procedures described below.

        If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        The method of delivering the outstanding notes, letters of transmittal and all of the required documents is at the election and risk of the holder. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to insure timely delivery. No notes or letters of transmittal should be sent to us.

        If tendered outstanding notes are registered in the name of the person who signs the letter of transmittal and the registered notes to be issued in exchange for the tendered notes are to be issued in the name of the registered holder, the signature of the signer need not be guaranteed.

        In addition, if any untendered outstanding notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company ("DTC") whose name appears on a security listing as an owner of outstanding notes.

        In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and duly executed by the registered holder. The signature of the endorsement or instrument of transfer must be guaranteed by an eligible institution. The following are considered eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

  •
  a clearing agency;

  •
  an insured credit union;

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  a savings association or a commercial bank; or

  •
  a trust company having an office or correspondent in the United States.

        If the registered notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

        We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may use its Automated Tender Offer Program to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the outstanding notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent's message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

        If you want to tender outstanding notes in the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the outstanding notes are registered and, if possible, the certificate number of the outstanding notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, will be delivered by the eligible institution, together with a properly completed and duly executed letter of transmittal and any other required documents. Unless outstanding notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

        Your tender will be deemed to have been received when the exchange agent receives:

  •
  your properly completed and duly signed letter of transmittal accompanied by the outstanding notes, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC; or

  •
  a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution.

        We will issue registered notes in exchange for outstanding notes tendered by means of a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered outstanding notes.

        We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of outstanding notes tendered for exchange. You should be aware that:

  •
  We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful.

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  We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender outstanding notes in the exchange offer.

  •
  Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.

  •
  Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time as we shall determine.

  •
  Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

        If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, you should provide evidence of their authority to act in that capacity.

        If you tender, you will be representing to us that:

  •
  the registered notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving registered notes, whether or not the person is the holder;

  •
  you are not an affiliate of ours;

  •
  you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes; and

  •
  if you are a broker or dealer registered under the Exchange Act, you will receive the registered notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

Terms and Conditions of the Letter of Transmittal

        By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer.

  •
  You are exchanging, assigning and transferring the outstanding notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

  •
  You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and acquire registered notes issuable upon the exchange of tendered outstanding notes.

  •
  When we accept outstanding notes for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

  •
  You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by DTC.

        Your acceptance of any tendered outstanding notes and our issuance of registered notes in exchange for the outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

        All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under "—Procedures for Tendering Outstanding Notes."

Withdrawal Rights

        You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person that tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  •
  specify the principal amount of outstanding notes to be withdrawn;

  •
  include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any of the outstanding notes are to be registered, if different from that of the person that tendered the outstanding notes.

        The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes or otherwise comply with DTC's procedures.

        Any outstanding notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to its book-entry transfer procedures, the outstanding notes will be credited to an account with DTC specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "—Procedures for Tendering Outstanding Notes" above at any time on or before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Registered Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all outstanding notes properly tendered and will issue the registered notes promptly after the acceptance. However, please refer to the section in this prospectus entitled "—Conditions to the Exchange Offer" below for a discussion of the conditions under which we may end the exchange offer and reject for exchange any outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when we give notice of acceptance to the exchange agent.

        For each outstanding note accepted for exchange, the holder of the outstanding note will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note.

        In all cases, we will issue registered notes for outstanding notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal and all other required documents.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or to issue registered notes in exchange for, any outstanding notes and may end or amend the exchange offer, by notice to the exchange agent or by a timely press release, if at any time before the acceptance of the outstanding notes for exchange or the exchange of the registered notes for the outstanding notes, any of the following conditions exist:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

  •
  any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we become aware of facts that have or may have adverse significance with respect to the value of the outstanding notes or the registered notes or that may materially impair the contemplated benefits of the exchange offer to us; or

  •
  any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated that, in our good faith determination, does not permit us to effect the exchange offer; or

  •
  any governmental approval has not been obtained, which we think is necessary for the completion of the exchange offer; or

  •
  there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, which might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

  •
  there shall occur a change in the current interpretation by the staff of the SEC that permits the registered notes issued pursuant to the exchange offer in exchange for outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any holder that is a broker-dealer or an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of such registered notes.

        We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist.

        In addition, we will reject for exchange any outstanding notes tendered, and no registered notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

        The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the addresses listed below:

By Registered or Certified Mail
or Hand or Overnight Delivery:
The Bank of New York
Reorganization Unit
101 Barclay Street, 7E
New York, New York 10286
Attention:

By Facsimile Transmission: (Eligible Institutions Only)	Confirm by Telephone:

        You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

        Delivery to an address other than as listed above, or transmissions of instructions to a facsimile number other than as listed above, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that those expenses will be, in the aggregate, approximately $400,000, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

        Neither the delivery of this prospectus nor any exchange made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the outstanding notes would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction concerned.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing registered notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, then the amount of the transfer taxes whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The registered notes will be recorded at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of registered notes for outstanding notes. We will amortize the expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for registered notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, unless they are sold under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled "Description of the Notes—Registration Rights" for a more complete discussion of these registration rights.

        Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your outstanding notes. Please refer to the section in this prospectus entitled "Certain United States Federal Tax Considerations" for a more complete discussion of the tax consequences of participating in the exchange offer.

        As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors—If You Do Not Exchange Your Outstanding Notes for Registered Notes, Your Notes Will Continue to Have Restrictions on Transfer" for an additional discussion of the consequences of not participating in the exchange offer.

        We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Resale of Registered Notes

        As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the registered notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  cannot rely on the applicable interpretations of the staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act.

        A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of registered notes. Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the registered notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.

        In addition, to comply with the securities laws of some jurisdictions, the registered notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the registered notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the registered notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any registered notes.

BUSINESS

General

        Stone Container Corporation, a Delaware corporation, is an integrated producer of containerboard, corrugated containers, multiwall bags and other packaging products. We have operations primarily in North America and Europe. For the year ended December 31, 2001, our net sales were $5,757 million and net income was $10 million.

        We are a wholly-owned subsidiary of Smurfit-Stone Container Corporation, a Delaware corporation. Smurfit-Stone is an integrated producer of containerboard, corrugated containers and other packaging products. Smurfit-Stone is the industry's leading manufacturer of paperboard and paper-based packaging, including containerboard, corrugated containers, multiwall bags, and coated recycled boxboard. Smurfit-Stone also is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons and labels.

        Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: Stone Container and JSCE, Inc., a Delaware corporation. Smurfit-Stone (previously known as Jefferson Smurfit Corporation) acquired us through a November 18, 1998 merger.

        On May 31, 2000, Stone Container, through a subsidiary, acquired St. Laurent Paperboard, Inc. Amounts included in the discussion below include St. Laurent's operations after May 31, 2000.

Products

        Our operations are organized by industry segments:

  •
  Containerboard and Corrugated Containers;

  •
  International; and

  •
  Consumer Packaging.

        The Containerboard and Corrugated Containers segment and the International segment are reportable segments. For financial information relating to our segments, see the information set forth in Note 19 of the Notes to the Audited Consolidated Financial Statements. On January 1, 2002, we combined the former Specialty Packaging segment with the Consumer Packaging segment.

Containerboard and Corrugated Containers Segment

        The Containerboard and Corrugated Containers segment includes 17 paper mills (11 located in the United States and six in Canada), 92 container plants (87 located in the United States, two in Canada and three in Mexico) and one wood products plant in the United States. In addition, we own approximately 1.1 million acres of timberland and operate wood harvesting facilities in Canada. Our primary products include:

  •
  corrugated containers;

  •
  containerboard;

  •
  kraft paper; and

  •
  market pulp.

        We produce a full range of high quality corrugated containers designed to protect, ship, store and display products made to our customers' merchandising and distribution specifications. Corrugated containers are sold to a broad range of manufacturers of consumable goods. Corrugated containers are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, computers, books, furniture and many other products. We provide customers with innovative packaging solutions to advertise and sell their products. In addition, we manufacture and sell a variety of retail ready, point of purchase displays and a full line of specialty products, including pizza boxes, corrugated clamshells for the food industry, Cordeck® recyclable pallets and custom die-cut boxes to display packaged merchandise on the sales floor. Our container plants serve local customers and large national accounts.

        Our containerboard mills produce a full line of containerboard, which is used primarily in the production of corrugated packaging. We produced 2,930,000 tons of unbleached kraft linerboard, 713,000 tons of white top linerboard and 1,662,000 tons of recycled medium in 2001. Our containerboard mills and corrugated container operations are highly integrated, with the majority of our containerboard used internally by our corrugated container operations or by JSCE's corrugated container operations. In 2001, our corrugated container plants consumed 3,259,000 tons of containerboard, representing an integration level of approximately 61%.

        Our paper mills also produce solid bleached liner, kraft paper, market pulp and other specialty products. Kraft paper is used in numerous products, including consumer and industrial bags, grocery and shopping bags, counter rolls, handle stock, refuse bags and circuit board. A significant portion of our kraft paper is consumed by our consumer packaging operations. In addition, we produce bleached northern and southern hardwood pulp, which is sold to manufacturers of paper products, including photographic and other specialty papers, as well as the printing and writing sectors.

        Production for our paper mills and sales volume for our corrugated container facilities for the last three years were:

	2001	2000	1999
Tons produced (in thousands)
Containerboard	5,306	5,072	4,381
Kraft paper	287	290	437
Market pulp	545	550	572
Solid bleached sulfate	119	68
Corrugated containers sold (in billion sq. ft.)	52.0	52.0	50.9

        Sales volumes shown above include our proportionate share of the operations of Smurfit-MBI, a Canadian producer of corrugated containers, and other affiliates reported on an equity ownership basis. Both we and Jefferson Smurfit Group plc, a former principal stockholder of Smurfit-Stone, own a 50% interest in Smurfit-MBI.

International Segment

        The International operations are predominantly located in Europe and include three paper mills (located in Hoya and Viersen, Germany and Cordoba, Spain), 21 corrugated container plants (11 located in Germany, three in Spain, four in Belgium, two in the Netherlands and one in France) and five reclamation plants located in Germany. Our primary products include:

  •
  corrugated containers;

  •
  containerboard; and

  •
  coated recycled boxboard.

        In addition, we operate one corrugated container plant in Indonesia and have a small affiliate operation in China. Production for our international mills and sales volume for our international corrugated container facilities for the last three years were:

	2001	2000	1999
Tons produced (in thousands)
Containerboard	411	405	380
Coated boxboard	78	85	79
Corrugated containers sold (in billion sq. ft.)	12.3	12.1	11.6

        In 2001, our foreign corrugated container plants in Europe consumed 735,000 tons of containerboard.

Consumer Packaging Segment

        The Consumer Packaging segment includes 15 plants located in the United States and two in Canada. Our primary products include:

  •
  multiwall bags;

  •
  consumer bags;

  •
  microflute packaging; and

  •
  laminated paperboard for the food service industry.

        Multiwall bags are designed to safely and effectively ship a wide range of industrial and commercial products, including fertilizers, chemicals, pharmaceuticals, building products, concrete, food, feed, seed and salt. Bags can be customized with easy-open features, handles and resealable closures, with a variety of liners, coatings and other treatments. We have developed and patented many innovative styles, including Cap-Sac®, PeelPak®, Soni-Loc®, Peel-N-Pour™, SquareStack™ and SquareSak™. We also manufacture small consumer bags for food and other products sold at retail outlets, including pet food and litter, cookies, flour, baking mixes and microwave popcorn. In 2001, our consumer packaging operations consumed approximately 63% of the kraft paper produced by our kraft paper mills. Multiwall bags sold in 2001, 2000 and 1999 were 1,098 million, 1,054 million and 1,075 million, respectively.

Fiber Resources

        Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our paper products. We satisfy the majority of our need for wood fiber through purchases on the open market or under supply agreements. We satisfy essentially all of our need for reclaimed fiber through Smurfit-Stone's reclamation operations and national brokerage system.

        Wood fiber and reclaimed fiber are purchased in highly competitive, price-sensitive markets, which have historically exhibited price and demand cyclicality. Conservation regulations have caused, and will likely continue to cause, a decrease in the supply of wood fiber and higher wood fiber costs in some of the regions in which we procure wood fiber. Fluctuations in supply and demand for reclaimed fiber have occasionally caused tight supplies of reclaimed fiber and, at those times, we have experienced an increase in the cost of such fiber.

Marketing

        Our marketing strategy is to sell a broad range of paper-based packaging products to marketers of industrial and consumer products. In managing the marketing activities of our paperboard mills, we seek to meet the quality and service needs of the customers of our converting plants at the most efficient cost, while balancing those needs against the demands of our open market customers. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high-volume commodity products.

        We seek to serve a broad customer base for each of our industry segments and as a result we serve thousands of accounts from our plants. Each plant has its own sales force and many have product design engineers and other service professionals who are in close contact with customers to respond to their specific needs. We complement our local plants' marketing and service capabilities with regional and national design and service capabilities, as well as national sales offices for customers who purchase through a centralized purchasing office. National account business may be allocated to more than one plant due to production capacity, logistics and equipment requirements.

        Our business is not dependent upon a single customer or upon a small number of major customers. We do not believe the loss of any one customer would have a material adverse effect on our business.

Competition

        The markets in which we sell our principal products are highly competitive and comprised of many participants. Although no single company is dominant, we do face significant competitors in each of our businesses. Our competitors include large vertically integrated companies as well as numerous smaller companies. The industries in which we compete have historically been sensitive to price fluctuations brought about by shifts in industry capacity and other cyclical industry conditions. While we compete primarily on the basis of price in many of our product lines, other competitive factors include design, quality and service, with varying emphasis depending on product line.

Backlog

        Demand for our major product lines is relatively constant throughout the year and seasonal fluctuations in marketing, production, shipments and inventories are not significant. Backlogs are not a significant factor in the industry. We do not have a significant backlog of orders as most orders are placed for delivery within 30 days.

Research and Development

        Our research and development center, located in Carol Stream, Illinois, uses advanced technology to assist all levels of the manufacturing and sales processes, from raw material supply through finished packaging performance. Research programs have provided improvements in coatings and barriers, stiffeners, inks and printing. Our technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services.

        We actively pursue applications for patents on new inventions and designs and attempt to protect our patents against infringement. Nevertheless, we believe our success and growth are more dependent on the quality of our products and our relationships with customers, than on the extent of our patent protection. We hold or are licensed to use certain patents, licenses, trademarks and trade names on products, but we do not consider the successful continuation of any material aspect of our business to be dependent upon such intellectual property.

Employees

        We had approximately 24,600 employees at June 30, 2002, of which approximately 18,000 were employees of U.S. operations and 2,300 were employees of Canadian operations. Approximately 11,500 (64%) of our U.S. employees and approximately 1,700 (74%) of our Canadian employees are represented by collective bargaining units. The expiration dates of union contracts for our major paper mill facilities are as follows:

  •
  La Tuque, Quebec, Canada—August 2004

  •
  Jacksonville, Florida (Seminole)—June 2005

  •
  Hodge, Louisiana—June 2006

  •
  Missoula, Montana—June 2007

  •
  Hopewell, Virginia—July 2007

  •
  Panama City, Florida—March 2008

  •
  West Point, Virginia—September 2008

  •
  Florence, South Carolina—August 2009

        We believe our employee relations are generally good. We are currently in the process of bargaining with unions representing production employees at a number of our operations. There were no significant or material work stoppages during 2001. While the terms of our collective bargaining agreements may vary, we believe the material terms of the agreements are customary for the industry, the type of facility, the classification of the employees and the geographic location covered thereby.

Properties

        We maintain manufacturing facilities and sales offices throughout North America and Europe. We believe that our facilities are adequately insured, properly maintained and equipped with machinery suitable for their use. Our manufacturing facilities as of June 30, 2002 are summarized below:

	Number of Facilities
				State Locations(a)
	Total	Owned	Leased
United States
Paper mills	11	11		9
Corrugated container plants	87	52	35	32
Consumer packaging plants	15	7	8	13
Wood products plant	1	1		1

Subtotal	114	71	43	36
Canada and Other North America
Paper mills	6	6		N/A
Corrugated container plants	5	4	1	N/A
Consumer packaging plant	2	2		N/A

Subtotal	13	12	1	N/A
Europe and Other
Paper mills	3	3		N/A
Corrugated container plants	22	20	2	N/A
Reclamation plants	5	3	2	N/A

Subtotal	30	26	4	N/A

Total	157	109	47

(a)
Reflects the number of states in which we have at least one manufacturing facility.

        The paper mills represent approximately 74% of our investment in property, plant and equipment. In addition to manufacturing facilities, we own approximately 1.1 million acres of timberland and operate wood harvesting facilities in Canada. The approximate annual tons of productive capacity of our paper mills at June 30, 2002 were:

Annual Capacity
(in thousands)
United States
Containerboard	5,010
Kraft paper	296
Market pulp	351

Subtotal	5,657
Canada
Containerboard	1,133
Market pulp	243
Solid bleached sulfate	123

Subtotal	1,499
Europe
Containerboard	447
Coated boxboard	79

Subtotal	526

Total	7,682

        Substantially all of our North American operating facilities have been pledged as collateral under our new credit agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Activities."

Litigation

        In 1998, seven putative class action complaints were filed in the United States District Court for the Northern District of Illinois and the United States District Court for the Eastern District of Pennsylvania. These complaints alleged that we reached agreements in restraint of trade that affected the manufacture, sale and pricing of corrugated products in violation of antitrust laws. The complaints have been amended to name several other defendants, including Jefferson Smurfit (U.S.) and Smurfit-Stone. The suits seek an unspecified amount of damages arising out of the sale of corrugated products for the period from October 1, 1993 through March 31, 1995. Under the provisions of the applicable statutes, any award of actual damages could be trebled. The complaints have been transferred to and consolidated in the United States District Court for the Eastern District of Pennsylvania, which has certified two plaintiff classes. The defendants' appeal of the class certification rulings in the Third Circuit Court of Appeals has been denied. We are vigorously defending these cases.

        We are a defendant in a number of lawsuits and claims arising out of the conduct of our business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, we believe the resolution of these matters will not have a material adverse effect on our consolidated financial condition or results of operations.

Environmental Compliance

        Our operations are subject to extensive environmental regulation by federal, state and local authorities. In the past, we have made significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. We expect to make significant expenditures in the future for environmental compliance. Because various environmental standards are subject to change, it is difficult to predict with certainty the amount of capital expenditures that will ultimately be required to comply with future standards.

        In particular, the United States Environmental Protection Agency (EPA) has finalized significant portions of its comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule". Phase I of the Cluster Rule required us to convert our bleached market pulp mill at Panama City, Florida to an elemental chlorine free bleaching process, to install systems at several of our mills for the collection and destruction of low volume, high concentration gases and to implement best management practices, such as spill controls. These projects have been substantially completed at a cost of approximately $157 million as of June 30, 2002 (of which approximately $2 million was spent in the first six months of 2002). Phase II of the Cluster Rule will require the implementation of systems to collect high volume, low concentration gases at various mills and has a compliance date of 2006. Phase III of the Cluster Rule will require control of particulate from recovery boilers, smelt tanks and lime kilns and has a compliance date of 2005. We continue to study possible means of compliance with Phases II and III of the Cluster Rule. Based on currently available information, we estimate that the aggregate compliance cost of Phases II and III of the Cluster Rule is likely to be in the range of $70 million to $90 million, and that such cost will be incurred over the next five years.

        In addition to Cluster Rule compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule projects described above, for the past three years we have spent an average of approximately $7 million annually on capital expenditures for environmental purposes. We anticipate that environmental capital expenditures will be approximately $22 million in 2002, including approximately $9 million for air pollution controls and wastewater treatment facilities at two of our Canadian containerboard mills. Because our principal competitors are subject to comparable environmental standards, including the Cluster Rule, it is our opinion, based on current information, that compliance with environmental standards should not adversely affect our competitive position. However, we could incur significant expenditures due to changes in law or the discovery of new information, which could have a material adverse effect on our operating results.

        In recent years, the EPA has undertaken significant air quality initiatives associated with nitrogen oxide emissions, regional haze and national ambient air quality standards. Several of our mills are located in states affected by these EPA initiatives. When regulatory requirements for new and changing standards are finalized, we will add any resulting future cost projections to our expenditure forecast.

Environmental Matters

        In September 1997, we received a Notice of Violation and a Compliance Order from the EPA alleging non-compliance with air emissions limitations for the smelt dissolving tank at our Hopewell, Virginia mill and for failure to comply with New Source Performance Standards applicable to certain other equipment at the mill. In cooperation with the EPA, we responded to information requests, conducted tests and took measures to ensure continued compliance with applicable emission limits. In December 1997 and November 1998, we received additional requests from the EPA for information about past capital projects at the mill. In April 1999, the EPA issued a Notice of Violation alleging that we modified the recovery boiler and increased nitrogen oxide emissions without obtaining a required construction permit. We responded to this notice and indicated that the EPA's allegations were without merit. We entered into a tolling agreement with the EPA to allow us to continue settlement discussions without litigation, which tolls the statute of limitations in this matter until at least January 17, 2003. The tolling agreement does not restrict the EPA from bringing suit against us.

        In April 1999, the EPA and the Virginia DEQ each issued a Notice of Violation under the Clean Air Act to St. Laurent's mill located in West Point, Virginia, which St. Laurent acquired from Chesapeake Corporation in May 1997. In general, the Notices of Violation allege that, from 1984 to the present, the West Point mill installed certain equipment and modified certain production processes without obtaining the required permits. St. Laurent made a claim for indemnification from Chesapeake for its costs relating to these Notices of Violation pursuant to the purchase agreement between St. Laurent and Chesapeake, and the parties appointed a third-party arbitrator to resolve the issues relating to the indemnification claim. The arbitrator has established a binding cost-sharing formula between the parties as to the cost of any capital expenditures that might be required to resolve the Notices of Violation, as well as any fines and penalties that may be imposed in connection therewith. St. Laurent and Chesapeake are attempting to reach agreement with the EPA and Virginia DEQ on a capital expenditure plan to remedy the Notices of Violation, and based on the information developed to date and discussions with the EPA and Virginia DEQ, we believe our share of the costs to resolve this matter will not be material and will not exceed established reserves. We entered into a tolling agreement with the EPA to allow us to continue settlement discussions without litigation, which tolls the statute of limitations in this matter until December 2, 2002. The tolling agreement does not restrict the EPA from bringing suit against St. Laurent. St. Laurent and Chesapeake are continuing to participate in settlement discussions with the EPA.

        Federal, state and local environmental requirements are a significant factor in our business. We employ processes in the manufacture of pulp, paperboard and other products which result in various discharges, emissions and wastes. These processes are subject to numerous federal, state and local environmental laws and regulations, including reporting and disclosure obligations. We operate and expect to continue to operate under permits and similar authorizations from various governmental authorities that regulate such discharges, emissions and wastes.

        We also face potential liability as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which company-generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons (generally referred to as "potentially responsible parties" or "PRPs") are, in most instances, subject to joint and several liability for response costs for the investigation and remediation of such sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) and analogous state laws, regardless of fault or the lawfulness of the original disposal. We have received notice that we are or may be a PRP at a number of federal and/or state sites where response action may be required, and as a result may have joint and several liability for cleanup costs at such sites. However, liability for CERCLA sites is typically shared with other PRPs and costs are commonly allocated according to relative amounts of waste deposited. Our relative percentage of waste deposited at these sites is 1% or less. In addition to participating in the remediation of sites owned by third parties, we have entered into consent orders for investigation and/or remediation of certain of our owned properties.

        Based on current information, we believe the probable costs of the potential environmental enforcement matters discussed above, response costs under CERCLA and similar state laws, and the remediation of owned property, will not have a material adverse effect on our financial condition or results of operations. As of June 30, 2002, we had approximately $29 million reserved for environmental liabilities. We believe our liability for these matters was adequately reserved at June 30, 2002.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information, as of the date of this prospectus, with respect to each of our executive officers and directors.

Name	Age	Position
Patrick J. Moore	48	Director, President and Chief Executive Officer
Charles A. Hinrichs	48	Director, Vice President and Chief Financial Officer
Jeffrey S. Beyersdorfer	40	Vice President and Treasurer
Mathew J. Blanchard	43	Vice President and General Manager—Board Sales Division
James P. Davis	47	Vice President and General Manager—Corrugated Container Division
James D. Duncan	61	Vice President—Corporate Sales and Marketing
Daniel J. Garand	51	Vice President of Supply Chain Operations
Michael F. Harrington	62	Vice President—Employee Relations
Craig A. Hunt	41	Vice President, Secretary and General Counsel
Paul K. Kaufmann	48	Vice President and Corporate Controller
Leslie T. Lederer	54	Vice President—Strategic Investment Disposition
F. Scott Macfarlane	56	Vice President and General Manager—Consumer Packaging Division
Timothy J.P. McKenna	54	Vice President—Investor Relations
Mark R. O'Bryan	39	Vice President—Procurement
Thomas A. Pagano	55	Vice President—Planning
John M. Riconosciuto	50	Vice President of Operations—Consumer Packaging Division
David C. Stevens	68	Vice President and General Manager—Smurfit Recycling Company
William N. Wandmacher	59	Vice President and General Manager—Containerboard Mill Division

        Set forth below is information concerning our directors and executive officers.

        Patrick J. Moore, born September 7, 1954, was elected President and Chief Executive Officer of Stone Container in January 2002. He was Vice President and Chief Financial Officer of Stone Container from November 1998 to January 2002 and held the same position with Jefferson Smurfit (now known as Smurfit-Stone Container Corporation) since October 1996. He was Vice President and General Manager—Industrial Packaging Division of Jefferson Smurfit from December 1994 to October 1996. He served as Vice President and Treasurer from February 1993 to December 1994. He is a director of Reserve Capital Partners. Mr. Moore was first elected a director in 1998.

        Charles A. Hinrichs, born December 3, 1953, was appointed Vice President and Chief Financial Officer of Stone Container in January 2002. He was Vice President and Treasurer from November 1998 until January 2002 and held the same position with Jefferson Smurfit since April 1995. Mr. Hinrichs was first elected a director in 2002.

        Jeffrey S. Beyersdorfer, born November 21, 1961, was appointed Vice President and Treasurer of Stone Container in June 2002. Prior to joining Stone Container, Mr. Beyersdorfer served as Vice President—Finance and Treasurer at Premcor Inc. from April 1997 to June 2002,

Vice President—Investment Banking at A.G. Edward & Sons, Inc. from February 1995 to April 1997, and an Associate with Bankers Trust Co. from May 1990 to Feb 1995.

        Mathew J. Blanchard, born September 9, 1959, was appointed Vice President and General Manager—Board Sales Division in July 2000. Prior to joining Stone Container, Mr. Blanchard held various positions with St. Laurent Paperboard Inc. (which we acquired on May 31, 2000), including Vice President—Supply Chain Management from 1998 until July 2000, Controller for U.S. Operations from April 1998 to July 1998, Director of Operations Planning from August 1997 to March 1998, Vice President of Operations Planning from August 1995 to August 1997 and Vice President of Marketing Services from December 1994 to August 1995.

        James P. Davis, born August 9, 1955, was appointed Vice President and General Manager—Corrugated Container Division in January 2002. Mr. Davis was Vice President and Area Manager of the Corrugated Container Division of Stone Container from November 1998 to January 2002 and held the same position with Jefferson Smurfit. From March 1998 to November 1998, he was Vice President and General Manager of the Container Division. He was Vice President and General Manager of the Consumer Packaging Division from November 1995 to March 1998 prior to that. He held various management positions in the Container Division since joining Jefferson Smurfit in 1977.

        James D. Duncan, born June 12, 1941, has been Vice President—Corporate Sales of Stone Container since August 2001, and was Vice President—Corporate Sales and Marketing from October 2000 to August 2001. Prior to that he was Vice President and General Manager—Specialty Packaging Division of Stone Container from November 1998 to October 2000 and held the same position with Jefferson Smurfit. Mr. Duncan was Vice President and General Manager—Industrial Packaging Division from October 1996 to November 1998. He was Vice President and General Manager, Converting Operations—Industrial Packaging Division from April 1994 to October 1996.

        Daniel J. Garand, born December 12, 1950, was appointed Vice President of Supply Chain Operations in October 1999. From 1996 to 1999, Mr. Garand was Vice President of Supply Chain Management for the Automotive Sector of Allied Signal's Automotive Group. Prior to that, he was employed by Digital Equipment Company for 26 years in a variety of management positions in logistics, acquisitions and distribution.

        Michael F. Harrington, born August 6, 1940, has been Vice President—Human Resources of Stone Container since November 1998 and held the same position with the former Jefferson Smurfit since January 1992.

        Craig A. Hunt, born May 31, 1961, has been Vice President, Secretary and General Counsel of Stone Container since November 1998. Prior to that he was Senior Counsel and Assistant Secretary of Jefferson Smurfit from January 1993 to November 1998.

        Paul K. Kaufmann, born May 11, 1954, has been Vice President and Corporate Controller of Stone Container since November 1998, and held the same position with Jefferson Smurfit since July 1998. He was Corporate Controller of Jefferson Smurfit from March 1998 to July 1998. Prior to that he was Division Controller for the Containerboard Mill Division from November 1993 until March 1998.

        Leslie T. Lederer, born July 20, 1948, has been Vice President—Strategic Investment Dispositions of Stone Container since November 1998. He was Vice President, Secretary and General Counsel of Stone Container from 1987 to November 1998.

        F. Scott Macfarlane, born January 17, 1946, has been Vice President and General Manager—Consumer Packaging Division of Stone Container since October 2000. Prior to that,

he was Vice President and General Manager—Folding Carton and Boxboard Mill Division from November 1998 to October 2000 and held the same position with Jefferson Smurfit since November 1995.

        Timothy J.P. McKenna, born March 25, 1948, has been Vice President—Investor Relations and Communications of Stone Container since November 1998, and held the same position with Jefferson Smurfit since July 1997. He joined Jefferson Smurfit in October 1995 as Director of Investor Relations and Communications.

        Mark R. O'Bryan, born January 15, 1963, joined Stone Container in October 1999 as Vice President—Procurement. Prior to joining Stone Container, Mr. O'Bryan was employed for 13 years at General Electric Corporation in global sourcing and materials management at several of General Electric Corporation's manufacturing businesses, including the positions of General Manager of Materials & Sourcing for General Electric Engine Services from May 1998 to September 1999 and Manager of Sourcing for General Electric Plastics Americas from March 1996 to April 1998.

        Thomas A. Pagano, born January 21, 1947, has been Vice President—Planning of Stone Container since November 1998, and held the same position with Jefferson Smurfit since May 1996. He was Director of Corporate Planning of Jefferson Smurfit from September 1995 to May 1996.

        John M. Riconosciuto, born September 4, 1952, was appointed Vice President of Operations for the Consumer Packaging Division of Stone Container in January 2002. He was Vice President and General Manager—Specialty Packaging Division from October 2000 to January 2002. Prior to that, he was Vice President and General Manager—Bag Packaging Division since November 1998. He was Vice President and General Manager—Industrial Bag and Specialty Packaging Division of Stone Container from January 1997 to November 1998. From July 1995 to January 1997, he was Vice President and General Manager of the Multiwall Group of Stone Container.

        David C. Stevens, born August 11, 1934, has been Vice President and General Manager—Smurfit Recycling Division of Stone Container since November 1998 and held the same position with Jefferson Smurfit since January 1993.

        William N. Wandmacher, born September 27, 1942, has been Vice President and General Manager—Containerboard Mill Division of Stone Container since November 1998 and held the same position with Jefferson Smurfit since January 1993.

EXECUTIVE COMPENSATION

        The following table sets forth the cash and non-cash compensation awarded to or earned by each of the executive officers of Smurfit-Stone named below (the "Named Executive Officers") for services that they provided to Smurfit-Stone and its subsidiaries, on a consolidated basis, for each of the last three fiscal years.

Compensation

Summary Compensation Table

Long-Term Compensation
Annual Compensation
Name and Principal Position				Other Annual Compensation ($)	Securities Underlying Options	All Other Compensation ($)(a)
	Year	Salary ($)	Bonus ($)
Michael W. J. Smurfit(b) Chairman of the Board	2001 2000 1999	900,000 900,000 900,000	360,000 562,500 445,140	260,907 356,441 217,768	0 200,000 250,000	32,594 31,355 24,483
Ray M. Curran(c) Former President and Chief Executive Officer	2001 2000 1999	1,312,500 1,275,000 1,206,252	530,000 1,275,000 1,274,970	0 0 4,213	75,000 300,000 0	18,428 17,280 5,000
Patrick J. Moore(c) Vice President and Chief Financial Officer	2001 2000 1999	765,000 765,000 761,250	765,000 765,000 573,752	5,920 3,280 0	50,000 200,000 0	12,776 12,168 11,257
William N. Wandmacher Vice President and General Manager— Containerboard Mill Division	2001 2000 1999	461,812 370,002 340,008	242,209 173,790 167,395	7,698 7,834 6,215	25,000 100,000 0	20,819 16,873 15,084
F. Scott Macfarlane Vice President and General Manager— Consumer Packaging Division	2001 2000 1999	369,450 325,417 304,996	137,489 288,120 136,892	9,322 8,176 2,810	25,000 0 0	11,235 10,078 5,000

(a)
Amounts shown under "All Other Compensation" for 2001 include a $5,250 contribution to Smurfit-Stone's Savings Plan for each of the Named Executive Officers (other than Dr. Smurfit) and Smurfit-Stone-paid split-dollar term life insurance premiums for Dr. Smurfit ($30,957) and Messrs. Curran ($13,178), Moore ($7,526), Wandmacher ($15,569) and Macfarlane ($5,985). Dr. Smurfit also had reportable (above 120% of the applicable federal long-term rate) earnings equal to $1,637 credited to his account under Smurfit-Stone's Deferred Compensation Capital Enhancement Plan.

(b)
The amounts shown in "Other Annual Compensation" represent a "gross up" payment for a portion of Dr. Smurfit's Federal and State income tax liability. Dr. Smurfit is not an officer of Stone Container Corporation.

(c)
Mr. Curran retired from Smurfit-Stone as of January 4, 2002. See "Executive Compensation—Retirement of Chief Executive." Mr. Moore was named to succeed Mr. Curran as President and Chief Executive Officer of Smurfit-Stone.

Option Grants in Last Fiscal Year

        The following table provides information concerning stock options granted to the Named Executive Officers during 2001.

Option Grants in 2001

					Potential Realizable Value at Annual Rates of Stock Price Appreciation for Option Term ($)(b)
		% of Total Options Granted to Employees in Fiscal Year (a)
Name	Number of Securities Underlying Options Granted		Exercise or Base Price ($ Per Share)	Expiration Date
					5%	10%
Michael W. J. Smurfit	0	N/A	N/A	N/A	N/A	N/A
Ray M. Curran	75,000	2.7%	14.42	06/15/11	680,150	1,723,632
Patrick J. Moore	50,000	1.8%	14.42	06/15/11	453,433	1,149,088
William N. Wandmacher	25,000	0.9%	14.42	06/15/11	226,717	574,544
F. Scott Macfarlane	25,000	0.9%	14.42	06/15/11	226,717	574,544

(a)
Reflects percentage of total options granted to employees in 2001 under Smurfit-Stone's 1998 Long-Term Incentive Plan (the "Incentive Plan").

(b)
The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of Smurfit-Stone's common stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

        As of December 31, 2001, there were 25,201,952 shares of Smurfit-Stone common stock reserved for issuance under all of the stock-based incentive plans of Smurfit-Stone, including approximately 7,000,000 shares available for future grants.

Option Exercises and Year-End Values

        The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of December 31, 2001.

Aggregated Option Exercises in Last Fiscal Year
and Year-End Option Value

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at January 1, 2002(#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at January 1, 2002($)(a) Exercisable/Unexercisable
Michael W. J. Smurfit	0	0	1,109,333/	366,667	$6,125,220/	334,000
Ray M. Curran	0	0	1,375,000/	0	4,042,875/	0
Patrick J. Moore	0	0	541,667/	358,333	1,770,876/	763,561
William N. Wandmacher	0	0	212,500/	137,500	858,306/	286,156
F. Scott Macfarlane	0	0	187,500/	62,500	731,656/	157,156

(a)
The closing market value of Smurfit-Stone's common stock on December 31, 2001 was $15.97 per share. On that date, the exercise price per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.625.

Pension Plans

Salaried Employees' Pension Plan and Supplemental Income Pension Plan

        Smurfit-Stone and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under Smurfit-Stone's annual management incentive plan (the "MIP"), deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of the SIP, final average earnings equals the participant's average earnings, including bonuses under the MIP, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. The SIP recognizes all years of credited service.

        The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of Smurfit-Stone.

Remuneration Final Average Earnings	5 years	10 years	15 years	20 years	Each Year in Excess of 20 Years
$ 200,000	$25,000	$50,000	$75,000	$100,000	*
400,000	50,000	100,000	150,000	200,000	*
600,000	75,000	150,000	225,000	300,000	*
800,000	100,000	200,000	300,000	400,000	*
1,000,000	125,000	250,000	375,000	500,000	*
1,200,000	150,000	300,000	450,000	600,000	*
1,400,000	175,000	350,000	525,000	700,000	*
1,600,000	200,000	400,000	600,000	800,000	*
1,800,000	225,000	450,000	675,000	900,000	*
2,000,000	250,000	500,000	750,000	1,000,000	*

*
An additional 1% of earnings is accrued for each year in excess of 20 years.

        Dr. Smurfit and Messrs. Moore, Wandmacher and Macfarlane participate in the SIP and have 46, 15, 36, and 31 years of credited service, respectively. Current average annual earnings as of December 31, 2001, for each of the Named Executive Officers was as follows: Dr. Smurfit ($1,184,178); Mr. Moore ($986,689); Mr. Wandmacher ($488,350) and Mr. Macfarlane ($440,992). Mr. Curran is not a participant in the SIP. He has 21 years of credited service under the Pension Plan, which includes 18 years of service with Jefferson Smurfit Group. The net pension benefit payable to Mr. Curran under the benefit calculation is reduced by the amount of the pension benefit payable by Jefferson Smurfit Group under the Jefferson Smurfit Group pension plan. Smurfit-Stone has agreed to purchase an annuity to provide additional retirement payments to Mr. Curran as described in "—Retirement of Chief Executive." See "Executive Compensation—Retirement of Chief Executive" for a more complete description of the agreements executed in connection with the retirement of Mr. Curran.

Employment Agreements And Severance Agreements

        Smurfit-Stone has entered into agreements with Messrs. Moore, Macfarlane and Wandmacher and other senior executives, and had an employment agreement with Mr. Curran until his retirement on January 4, 2002. The employment agreements require the executives to devote substantially all of their business time to Smurfit-Stone's operations through the term of each executive's respective employment agreement, unless sooner terminated by either party in accordance with the provisions of such employment agreement.

        The employment agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by Smurfit-Stone for its senior executive officers, including the MIP and the Incentive Plan.

        The employment agreements provide that if Smurfit-Stone terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", Smurfit-Stone will:

  •
  pay the executive the full amount of base salary and annual bonus that Smurfit-Stone would have paid under the employment agreement had the executive's employment continued to the end of the employment term;

  •
  continue the executive's coverage under Smurfit-Stone's medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term;

  •
  provide the executive with certain perquisites until the end of the employment term, provided that these Smurfit-Stone-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Messrs. Moore and Macfarlane and 24 months for Mr. Wandmacher following each executive's employment termination (the "Post Termination Period");

  •
  continue to count the period through the end of the employment term for purposes of determining the executive's age and service with Smurfit-Stone with respect to (A) eligibility, vesting and the amount of benefits under Smurfit-Stone's executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and

  •
  provide outplacement services.

        The employment agreements also provide that if, within 24 months following a "change of control" of Smurfit-Stone, Smurfit-Stone terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", Smurfit-Stone will:

  •
  pay the executive a multiple of three times for Messrs. Moore and Macfarlane and two times for Mr. Wandmacher of the executive's base salary, as in effect on the date of his termination;

  •
  a multiple of three times for Messrs. Moore and Macfarlane and two times for Mr. Wandmacher of the highest of (A) the average annual bonus paid for a prescribed period immediately preceding the executive's employment termination, (B) the target bonus for the fiscal year in which such termination of employment occurs, or (C) the actual bonus attained for the fiscal year in which such termination occurs;

  •
  continue the executive's coverage under Smurfit-Stone's medical, dental, life, disability, and other executive benefit plans for the Post Termination Period;

  •
  pay the value of continued coverage during the Post Termination Period under any pension, profit sharing or other retirement plan maintained by Smurfit-Stone;

  •
  continue to provide the executive with certain perquisites, provided that these Smurfit-Stone-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period;

  •
  immediately vest all stock options, restricted stock and other equity-based awards; and

  •
  pay for certain outplacement services to the executive.

Smurfit-Stone generally must make the payments described above within 10 days of the executive's employment termination. Furthermore, the employment agreement of Mr. Moore provides that if the payments and benefits described above would be "excess parachute payments" as defined in Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then Smurfit-Stone will pay the executive an additional amount to "gross up" the executive for such excise tax.

        The employment agreements also forbid the executives from:

  •
  disclosing Smurfit-Stone's confidential information, inventions or developments;

  •
  diverting any business opportunities or prospects from Smurfit-Stone; and

  •
  during their employment and for a period of up to two years following termination of their employment, competing with any business conducted by Smurfit-Stone or any of its affiliates, or soliciting any employees, customers or suppliers of Smurfit-Stone within the United States.

        In general, each of the following transactions is considered a change in control under the employment agreements:

  •
  a third party's acquisition of 20% or more of Smurfit-Stone common stock;

  •
  an unapproved change in the majority of the Board of Directors of Smurfit-Stone;

  •
  completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of Smurfit-Stone's assets, or

  •
  the complete liquidation or dissolution of Smurfit-Stone.

        Several other executives (but none of the Named Executive Officers) are parties to employment security agreements with Smurfit-Stone. Among other things, the employment security agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a "change of control" (as such term is defined in the employment security agreements).

Retirement of Chief Executive

        On January 4, 2002, Ray Curran retired from the positions of President and Chief Executive Officer, and as a Director of Smurfit-Stone. Pursuant to a letter agreement between Smurfit-Stone and Mr. Curran, Smurfit-Stone agreed to make certain payments and provide certain benefits to Mr. Curran in consideration for his agreement to cancel his employment agreement. Pursuant to the letter agreement Smurfit-Stone made a lump sum cash payment to Mr. Curran of $8,275,000, which included (1) a payment of $400,000, plus (2) three times the sum of: (A) his annual base salary of $1,325,000; (B) his most recent annual cash bonus under Smurfit-Stone's Management Incentive Plan of $1,275,000; and (C) $25,000, representing the amount reimbursed to him by Smurfit-Stone for financial planning services and tax return preparation during 2001. Smurfit-Stone also paid a 2001 MIP award to Mr. Curran at an amount equal to 40% of his base salary, or $530,000, in accordance with normal practice.

        As a part of the agreement to cancel his employment agreement, Smurfit-Stone also agreed to continue in force all Smurfit-Stone-provided insurance coverage for Mr. Curran and his spouse, including medical, dental, life and disability coverage, for a period of three years from Mr. Curran's retirement date, and to continue to credit him with years of continuous service under certain of Smurfit-Stone's pension plans for three years following his retirement date. The aggregate pension benefit under these plans will be offset by the pension benefit that Mr. Curran receives from the retirement plan(s) of Jefferson Smurfit Group. Smurfit-Stone also agreed to purchase an annuity sufficient to provide an annual payment to Mr. Curran of $200,000, less any amounts received from Smurfit-Stone's pension plans.

        Mr. Curran's unvested stock options became vested as of his retirement date. Mr. Curran will be able to exercise these options at any time prior to the earlier of (1) the expiration or other termination date of such options or (2) the fifth anniversary of his retirement date.

        Finally, Mr. Curran and Smurfit-Stone entered into a consulting agreement, effective as of his retirement date, on customary terms and conditions that requires Mr. Curran to provide executive consulting services for Smurfit-Stone as requested by the Board of Directors or the Chief Executive Officer for a period of three years following his retirement date. The consulting agreement provides for an annual consulting fee of $2,200,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stone Container

        Smurfit-Stone owns all of our outstanding stock.

Smurfit-Stone Container Corporation

        The table below sets forth certain information regarding the beneficial ownership of Smurfit-Stone common stock by each person who is known to Smurfit-Stone to be the beneficial owner of more than 5% of Smurfit-Stone's voting stock as of December 31, 2001. Except as noted below, the stockholders named below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Smurfit International B.V. ("SIBV")(b) Strawinskylaan 2001 Amsterdam 1077ZZ, The Netherlands Attention: Rokin Corporate Services B.V.	71,638,462	29.4%
AXA(c) 25 Avenue Matignon 75008 Paris, France	36,253,796	14.9%
Putnam Investments, LLC(c) One Post Office Square Boston, Massachusetts 02109	14,726,525	6.0%

(a)
As of December 31, 2001, The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF") and its associated entities beneficially owned 13,187,101 shares of Smurfit-Stone common stock, representing approximately 5.4% of the outstanding common stock of Smurfit-Stone. On February 5, 2002, MSLEF and its associated entities sold 7,500,000 shares of Smurfit-Stone common stock, thereby decreasing their beneficial ownership of Smurfit-Stone common stock below 5% of the outstanding common stock of Smurfit-Stone.

(b)
SIBV is an indirect subsidiary of Jefferson Smurfit Group plc, a publicly-traded company headquartered in Dublin, Ireland. On September 3, 2002, Jefferson Smurfit Group completed the distribution to its shareholders of substantially all of its 71,638,462 shares of Smurfit-Stone common stock.

(c)
The number of shares of Smurfit-Stone common stock beneficially owned was determined by a review of Schedules 13-G filed with the Securities and Exchange Commission, which state that (i) of the shares shown as beneficially owned by AXA, such beneficial owner had sole voting power as to 18,376,088 of such shares, shared voting power as to 4,279,534 of such shares and sole dispositive power as to 36,179,396 of such shares, and shared dispositive power as to 74,400 of such shares; and (ii) of the shares shown as beneficially owned by Putnam Investments, LLC, such beneficial owner had shared voting power as to 698,885 of such shares, and shared dispositive power as to all of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Jefferson Smurfit Group plc

        We are regularly engaged in ordinary course transactions involving the purchase and sale of products with Jefferson Smurfit Group plc, a former principal stockholder of Smurfit-Stone. Our net sales to Jefferson Smurfit Group, its subsidiaries and its affiliates were $17 million for the year ended December 31, 2001. Net sales by Jefferson Smurfit Group, its subsidiaries and its affiliates to us were $7 million for the year ended December 31, 2001. Product sales to and purchases from Jefferson Smurfit Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties. Similar transactions continue to occur in the ordinary course of business in the year 2002.

        We have had preliminary discussions with Jefferson Smurfit Group with respect to the feasibility of the exchange or purchase and sale of certain of our respective assets and operations located primarily in Europe and Canada. Together with Jefferson Smurfit Group, we have jointly retained a financial adviser to value the assets and operations that are under consideration. Meaningful discussions on specific terms of any such exchange or purchase and sale will not occur until the valuations are concluded and reviewed by Jefferson Smurfit Group and us. We can give no assurance that any such transactions will occur.

        In addition, we operate in Europe pursuant to a joint marketing arrangement with Jefferson Smurfit Group that is permissible under the antitrust rules of the European Union in light of our affiliate status with Jefferson Smurfit Group. As a result of Jefferson Smurfit Group's distribution of Smurfit-Stone common stock to Jefferson Smurfit Group shareholders, unless and until our European operations and the European operations of Jefferson Smurfit Group are consolidated under a single owner, it is possible that Jefferson Smurfit Group and we will be required to separately market our products in Europe.

Transactions with Smurfit-Stone Container Corporation

        We are regularly engaged in ordinary course transactions involving the purchase and sale of products with Smurfit-Stone, its subsidiaries and its affiliates. Our net sales to Jefferson Smurfit Corporation (U.S.) were $535 million for the year ended December 31, 2001 and $264 million for the six months ended June 30, 2002. Net sales by Jefferson Smurfit Corporation (U.S.) to us were $311 million for the year ended December 31, 2001 and $155 million for the six months ended June 30, 2002. Product sales to and purchases from Smurfit-Stone, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

DESCRIPTION OF THE NOTES

        The outstanding notes were, and the registered notes will be, issued under an Indenture (the "Indenture"), dated as of June 26, 2002, between Stone Container Corporation, as issuer, and The Bank of New York, as Trustee (the "Trustee"). The terms of the registered notes are nearly identical to the terms of the outstanding notes in all material respects, including interest rate and maturity, except that the registered notes will not be subject to:

  •
  the restrictions on transfer; and

  •
  the registration rights agreements' covenants regarding registration of the outstanding notes.

        The following is a summary of the material provisions of the Indenture. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. We have filed a copy of the Indenture as an exhibit to the registration statement of which this prospectus is a part. Copies of the indenture are available as set forth under "Where You Can Find More Information." As used in this "Description of the Notes," reference to the "Notes" shall be to the registered notes or the outstanding notes, as the case may be, or, if the context requires, both. For definitions of certain capitalized terms used in the following summary, see "—Certain Definitions."

General

        The Notes will be unsecured unsubordinated obligations of Stone Container, initially limited to $400 million aggregate principal amount, and will mature on July 1, 2012. Each Note will initially bear interest at 8 3/8% per annum from June 26, 2002 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the December 15 or June 15 immediately preceding the Interest Payment Date) on January 1 and July 1 of each year, commencing January 1, 2003.

        Subject to the covenants described below under "—Covenants" and applicable law, Stone Container may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated in each case as a single class for all purposes under the Indenture.

        If by December 25, 2002, Stone Container has not consummated a registered exchange offer for the outstanding notes or caused a shelf registration statement with respect to resales of the outstanding notes to be declared effective, the interest rate on the outstanding notes will increase by 0.5% per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "—Registration Rights" for a more complete discussion of these registration rights.

        Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of Stone Container in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, 21 West, New York, NY 10286, Attn: Corporate Trust Administration); provided that, at the option of Stone Container, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

        The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof, all as more fully described under "—Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but Stone Container may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

        The Notes will be redeemable, at Stone Container's option, in whole or in part, at any time or from time to time, on or after July 1, 2007 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing July 1, of the years set forth below:

Year	Redemption Price
2007	104.188%
2008	102.792
2009	101.396
2010 and thereafter	100.000%

        In addition, at any time prior to July 1, 2005, Stone Container may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of Capital Stock of Stone Container (other than Disqualified Stock) or a capital contribution to Stone Container's common equity made with the Net Cash Proceeds of an offering of common stock of Stone Container's Parent at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Sinking Fund

        There will be no sinking fund payments for the Notes.

Registration Rights

        Stone Container has agreed with the placement agents for the outstanding notes, for the benefit of the Holders, that Stone Container will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the outstanding notes for an issue of registered notes of Stone Container with terms identical to the outstanding notes, except that the registered notes will not bear legends restricting the transfer thereof and will not be subject to the increase in annual interest rate described below. Upon such registration statement being declared effective, Stone Container shall offer the registered notes in return for surrender of the outstanding notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each outstanding note surrendered to Stone Container under the Exchange Offer, the Holder will receive a registered note of equal principal amount. Interest on each registered note shall accrue from the last Interest Payment Date on which interest was paid on the outstanding notes so surrendered or, if no interest has been paid on such outstanding notes, from the Closing Date. In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") do not permit Stone Container to effect the Exchange Offer, or under certain other circumstances, Stone Container shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the outstanding notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all outstanding notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. Stone Container shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit resales of the outstanding notes. A Holder that sells its outstanding notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

        In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to December 25, 2002, the annual interest rate borne by the outstanding notes will be increased by 0.5% per annum until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

        If Stone Container effects the Exchange Offer, Stone Container will be entitled to close the Exchange Offer 20 business days after the commencement thereof, provided that it has accepted all outstanding notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Outstanding notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Transfer Restrictions."

        This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available from Stone Container upon request.

Ranking

        The Indebtedness evidenced by the Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of Stone Container and senior in right of payment to all existing and future subordinated indebtedness of Stone Container. The Credit Agreements are secured by substantially all of the assets of Stone Container and its subsidiaries. The Notes will be effectively subordinated to such indebtedness to the extent of such security interests. In addition, all existing and future liabilities (including trade payables) of Stone Container's subsidiaries will be effectively senior to the Notes.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Stone Container or at the time it merges or consolidates with or into Stone Container or any of its Restricted Subsidiaries or is assumed in connection with an Asset Acquisition by Stone Container or a Restricted Subsidiary of Stone Container and in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Stone Container or such acquisition, merger or consolidation (other than Indebtedness Incurred as consideration in, or to provide all or any of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of Stone Container); provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

        "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Stone Container and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

            (i)  the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Stone Container or any of its Restricted Subsidiaries by such Person during such period;

          (ii)  the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Stone Container or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Stone Container or any of its Restricted Subsidiaries;

          (iii)  the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv)  any gains or losses (on an after-tax basis) attributable to Asset Sales;

          (v)  solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of Stone Container or its Parent owned by Persons other than Stone Container and any of its Restricted Subsidiaries;

          (vi)  all extraordinary gains and extraordinary losses; and

        (vii)  the cumulative effect of a change in accounting principles.

        "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Stone Container and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of Stone Container and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of Stone Container and its Restricted Subsidiaries, prepared in conformity with GAAP.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Asset Acquisition" means

  •
  an investment by Stone Container or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Stone Container or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of SSCC and its Restricted Subsidiaries on the date of such investment, except to the extent as would not be material to Stone Container and its Restricted Subsidiaries taken as a whole or

  •
  an acquisition by Stone Container or any of its Restricted Subsidiaries of the property and assets of any Person other than Stone Container or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of Stone Container and its Restricted Subsidiaries on the date of such acquisition, except to the extent as would not be material to Stone Container and its Restricted Subsidiaries taken as a whole.

        "Asset Disposition" means the sale or other disposition by Stone Container or any of its Restricted Subsidiaries (other than to Stone Container or another Restricted Subsidiary) of

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  all or substantially all of the Capital Stock of any Restricted Subsidiary or

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  all or substantially all of the assets that constitute a division or line of business of Stone Container or any of its Restricted Subsidiaries.

        "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Stone Container or any of its Restricted Subsidiaries to any Person other than Stone Container or any of its Restricted Subsidiaries of

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  all or any of the Capital Stock of any Restricted Subsidiary,

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  all or substantially all of the property and assets of an operating unit or business of Stone Container or any of its Restricted Subsidiaries, or

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  any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of Stone Container or any of its Restricted Subsidiaries outside the ordinary course of business of Stone Container or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of Stone Container;

provided that "Asset Sale" shall not include

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  sales or other dispositions of inventory, receivables (and related assets of the type specified in the definition of "Qualified Securitization Transaction") and other current assets,

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  sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, the making of a Permitted Investment or the liquidation of cash equivalents,

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  the sale, transfer or other disposition of all or substantially all of the assets of Stone Container as permitted under and in accordance with the provisions of the "Consolidation, Merger and Sale of Assets" covenant,

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  any sale or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of Stone Container or any of its Restricted Subsidiaries,

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  sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant,

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  any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million, and

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  the MBI Transaction.

        "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing

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  the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by

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  the sum of all such principal payments.

        "Box Plant Financing" means Stone Container's 8.45% mortgage notes due September 1, 2007 secured by the real property and improvements comprising certain of Stone Container's corrugated container plants.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

        "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

        "Change of Control" means such time as

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  a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than SSCC or JS Group becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Stone Container on a fully diluted basis, including without limitation, by way of an acquisition of all or substantially all of the assets of Stone Container; or

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  individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by Stone Container's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

provided, however, that the consummation of the JSC Transaction shall not constitute a "Change of Control."

        "Closing Date" means June 26, 2002, the date on which the outstanding notes were originally issued under the Indenture.

        "Committee of the Board" means a committee of the Board of Directors of SSCC consisting of independent directors of SSCC for the purpose of reviewing and approving certain transactions involving affiliates and other related parties.

        "Commodity Agreements" means, in respect of a Person, any futures or forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Continental Guaranty" means the Guaranty dated as of October 7, 1983 between The Continental Group, Inc. and Stone Container, as amended and restated, supplemented or otherwise modified from time to time.

        "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

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  Consolidated Interest Expense,

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  income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),

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  depreciation and depletion expense,

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  amortization expense,

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  restructuring charges,

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  non-recurring fees and expenses incurred in connection with the consummation of any acquisition in an aggregate amount not to exceed 5% of the total consideration for such acquisition; and

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  all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income other than accrual of revenue in the ordinary course of business, all as determined on a consolidated basis for Stone Container and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly

    Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Stone Container or any of its Restricted Subsidiaries.

        "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements (provided that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income); and Indebtedness that is Guaranteed or secured by Stone Container or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Stone Container and its Restricted Subsidiaries during such period; excluding, however

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  any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and

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  any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

        "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of Stone Container and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of Stone Container or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

        "Credit Agreements" means

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  the Amended and Restated Credit Agreement dated as of March 31, 2000 by and among Stone Container, the financial institutions party thereto, The Chase Manhattan Bank and Bankers Trust Company, as Agents, and Bankers Trust Company, as Administrative Agent, Collateral Agent and Facing Agent and as Swingline Lender, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents) (the "Stone Credit Agreement") and

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  the Credit Agreement dated as of May 31, 2000 by and among Stone Container, St. Laurent Paperboard Inc., the financial institutions party thereto, The Chase Manhattan Bank, as an

    Agent, Bankers Trust Company, as Administrative Agent, Collateral Agent and Facing Agent, and Deutsche Bank Canada, as Canadian Administrative Agent, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents) (the "Stone Canada Credit Agreement"), in each case, as such agreements, instruments and documents may be amended (including, without limitation any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means any noncash consideration received by Stone Container or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer or the principal financial officer of Stone Container or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $50 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Stone Container's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

        "Existing Borrower" means any borrower under the Credit Agreements or the JSC Credit Agreement on the Closing Date.

        "Existing Guarantor" means any guarantor under the Credit Agreements or the JSC Credit Agreement on the Closing Date.

        "First Mortgage Notes" means Stone Container's 10.75% First Mortgage Notes that were due and paid in full in 2002 issued pursuant to the Indenture that was dated as of October 12, 1994, between Stone Container and Norwest Bank, Minnesota, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

        "Foreign Subsidiary" means any Subsidiary of Stone Container organized outside of the United States.

        "GAAP" means generally accepted accounting principles in the United States of America, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect from time to time. All ratios and computations (other than EBITDA or pro forma computations) contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to

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  the amortization of any expenses incurred in connection with the offering of the Notes and

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  except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person

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  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

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  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means each direct or indirect Subsidiary of Stone Container that has executed and delivered a Subsidiary Guarantee.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that

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  neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness,

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  any amendment, restatement, supplement, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, restatement, supplement, modification or waiver increases the outstanding principal amount thereof (or, with respect to revolving lines of credit, revolving receivables purchases or other similar arrangements, increases the amount of commitments therefor), and

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  the amount of Indebtedness Incurred with respect to revolving lines of credit, revolving receivables purchases and other similar arrangements shall be the amount of commitments therefor measured on the date of the granting of such commitments by the lender.

        "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

            (i)  all indebtedness of such Person for borrowed money;

          (ii)  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of Stone Container and its Restricted Subsidiaries, any non-negotiable notes of Stone Container or its Restricted Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with workers' compensation and liability insurance programs of Stone Container or its Restricted Subsidiaries);

          (iii)  all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (iv)  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (v)  all Capitalized Lease Obligations;

          (vi)  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

        (vii)  all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

        (viii)  to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability, upon the occurrence of the contingency giving rise to the obligation, provided

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  that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness as determined in conformity with GAAP,

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  that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness",

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  that Indebtedness shall not include any liability for federal, state, local or other taxes and

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  the amount of Indebtedness under any revolving line of credit, revolving receivables purchases or other similar arrangements shall be the amount of commitments therefor measured as of the date of incurrence of such commitments.

        Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of Stone Container and its Restricted Subsidiaries incurred to finance insurance premiums of Stone Container and its Restricted Subsidiaries, to the extent customary in Stone Container's industry.

        "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period.

        In making the foregoing calculation,

          (A)  pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder or under any predecessor revolving credit or similar arrangement in effect on the last day of such Four Quarter Period), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

          (B)  Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

          (C)  pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and to those cost savings that senior management of Stone Container reasonably expects to realize within 12 months of the consummation of any acquisition or disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

          (D)  pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Stone Container or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Stone Container or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include

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  the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

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  the retention of the Capital Stock or any other Investment by Stone Container or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below,

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"Investment" shall include the portion (proportionate to Stone Container's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Stone Container at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Stone Container shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

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Stone Container's "Investment" in such Subsidiary at the time of such redesignation less

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the portion (proportionate to Stone Container's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such resignation;

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any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the senior management of Stone Container; and

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the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by Stone Container or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such investments, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment, the net proceeds of any disposition of such investment or any other amounts received in respect of such Investment; provided, however, that no such dividends, distributions, proceeds or receipt shall reduce the amount of any Investment if it would be included in Adjusted Consolidated Net Income and provided, further, that the amount of any Investment shall be deemed not to be less than zero.

        "JSC" means Jefferson Smurfit Corporation (U.S.), a Delaware corporation.

        "JSC Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of April 27, 2001 by and among SSCC, JSCE, JSC, the financial institutions party thereto, Bankers Trust Company and The Chase Manhattan Bank, as Senior Managing Agents, The Chase Manhattan Bank, as Administrative Agent, Collateral Agent and Swingline Lender, and the Managing Agents and Fronting Banks party thereto, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "JSCE" means JSCE, Inc., a Delaware corporation.

        "JSC Indenture" means the Indenture dated as of April 15, 1993 by and among NationsBank of Georgia, National Association, as trustee, JSC (as successor to Container Corporation of America), as Issuer, and JSCE (as successor to Jefferson Smurfit Corporation (U.S.)), as Guarantor, pursuant to which JSC issued its 9 3/4% Senior Notes due 2003, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes and Guarantees), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

        "JSC Transaction" means any

            (i)  consolidation or merger of Stone Container or any of its Restricted Subsidiaries with or into JSC or of JSC with or into Stone Container or any of its Restricted Subsidiaries,

          (ii)  any Investment by Stone Container or any of its Restricted Subsidiaries into JSC pursuant to which JSC shall become a Restricted Subsidiary, or

          (iii)  any transaction which results in JSCE owning directly 100% of the capital stock of Stone Container and its Subsidiaries and JSC and its Subsidiaries; so long as at least 75% of the senior secured Indebtedness of JSCE and its Subsidiaries is pari passu with the

  Notes and each Subsidiary of JSCE that Guarantees such senior secured debt executes and delivers a Subsidiary Guarantee; provided that (A) such transaction meets the requirements of the "Consolidation, Merger and Sale of Assets" covenant and (B) Stone Container delivers to the Trustee an Officers' Certificate stating that JSC has material assets on a consolidated basis.

        "JSC Transaction Date" means the date on which the JSC Transaction is consummated.

        "JS Group" means Jefferson Smurfit Group, a public corporation organized under the laws of the Republic of Ireland.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

        "MBI Transaction" means the acquisition by Stone Container or any Restricted Subsidiary (including, without limitation, by means of a contribution from SSCC) of the remaining 50% of the equity interests of Smurfit-MBI, a limited partnership formed under the laws of the Province of Ontario, in exchange for assets or capital stock of any of Stone Container's Foreign Subsidiaries having a fair market value in the aggregate of less than $200 million.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means,

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  with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

              (i)  brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

            (ii)  provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Stone Container and its Restricted Subsidiaries, taken as a whole,

            (iii)  payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale,

            (iv)  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and

            (v)  appropriate amounts to be provided by Stone Container or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

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  with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Offer to Purchase" means an offer to purchase Notes by Stone Container from the Holders commenced by mailing a notice to the Trustee for distribution to each Holder stating:

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  the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

  •
  the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

  •
  that any Note not tendered will continue to accrue interest pursuant to its terms;

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  that, unless Stone Container defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

  •
  that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

  •
  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

  •
  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

        On the Payment Date, Stone Container shall

  •
  accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

  •
  deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

  •
  deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by Stone Container.

        The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. Stone Container will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Stone Container will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Stone Container is required to repurchase Notes pursuant to an Offer to Purchase.

        "Parent" means any entity owning beneficially, directly or indirectly, 100% of the voting stock of Stone Container.

        "Permitted Investment" means:

  •
  an Investment in Stone Container or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, Stone Container or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of SSCC and its Restricted Subsidiaries on the date of such Investment, except to the extent as would not be material to Stone Container and its Restricted Subsidiaries taken as a whole;

  •
  Temporary Cash Investments;

  •
  payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances or loans ultimately to be treated as expenses in accordance with GAAP;

  •
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Stone Container or any Restricted Subsidiary pursuant to a work-out or similar arrangement or proceeding or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

  •
  an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

  •
  Interest Rate Agreements, Commodity Agreements and Currency Agreements designed solely to protect Stone Container or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates;

  •
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described below under the caption "Limitation on Asset Sales";

  •
  loans and advances to employees and officers of Stone Container and its Restricted Subsidiaries in the ordinary course of business;

  •
  loans, guarantees of loans and advances to directors or consultants of Stone Container or a Restricted Subsidiary of Stone Container not to exceed $5.0 million in the aggregate outstanding at any time;

  •
  receivables owing to Stone Container or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Stone Container or any such Restricted Subsidiary deems reasonable under the circumstances;

  •
  endorsements of negotiable instruments and documents in the ordinary course of business;

  •
  Investments of Stone Container and its Restricted Subsidiaries in existence on the Closing Date and Investments of JSC and its Subsidiaries as of the JSC Transaction Date;

  •
  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Stone Container or at the time such person merges or consolidates with Stone Container or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Stone Container or such merger or consolidation; and

  •
  any Investment by Stone Container or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note or an equity interest.

        "Permitted Liens" means:

  •
  Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  •
  statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including maritime Liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  •
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  •
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

  •
  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Stone Container or any of its Restricted Subsidiaries;

  •
  Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

  •
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of Stone Container and its Restricted Subsidiaries, taken as a whole;

  •
  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Stone Container or its Restricted Subsidiaries relating to such property or assets;

  •
  any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

  •
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  •
  Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of Stone Container or any Restricted Subsidiary other than the property or assets acquired;

  •
  Liens in favor of Stone Container or any Restricted Subsidiary;

  •
  Liens arising from the rendering of a final judgment or order against Stone Container or any Restricted Subsidiary that does not give rise to an Event of Default;

  •
  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  •
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  •
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Commodity Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect Stone Container or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

  •
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Stone Container or any of its Restricted Subsidiaries in the ordinary course of business;

  •
  Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

  •
  Liens on or sales of receivables;

  •
  Liens incurred in the ordinary course of business of Stone Container or any Restricted Subsidiary of Stone Container with respect to obligations that do not exceed (a) $50 million prior to the JSC Transaction or (b) $100 million following the consummation of the JSC Transaction, in each case at any one time outstanding; and

  •
  Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Securitization Transaction.

        "Public Equity Offering" means an underwritten primary public offering of Common Stock of Stone Container pursuant to an effective registration statement under the Securities Act.

        A "Public Market" shall be deemed to exist if

  •
  a Public Equity Offering has been consummated and

  •
  at least 15% of the total issued and outstanding Common Stock of Stone Container has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

        "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, Stone Container or any of its Restricted Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

        "Qualified Securitization Transaction" means any transaction or series of transactions entered into by Stone Container or any of its Restricted Subsidiaries pursuant to which Stone Container or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to:

  •
  a Receivables Subsidiary (in the case of a transfer by Stone Container or any of its Restricted Subsidiaries); and

  •
  any other Person (in the case of a transfer by a Receivables Subsidiary),

or grants a security interest in, any accounts receivable, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivable.

        "Restricted Subsidiary" means any Subsidiary of Stone Container other than an Unrestricted Subsidiary.

        "Receivables Subsidiary" means a Wholly Owned Subsidiary of Stone Container that engages in no activities other than in connection with the financing of accounts receivable and that is designated (provided that no such designation shall be required for any Receivables Subsidiary in existence prior to the Closing Date) by the Board of Directors of Stone Container (as provided below) as a Receivables Subsidiary:

  •
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

          (a)  is Guaranteed by Stone Container or any Restricted Subsidiary of Stone Container (excluding Guarantees of obligations and contingent obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction),

          (b)  is recourse to or obligates Stone Container or any Restricted Subsidiary of Stone Container in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

          (c)  subjects any property or asset of Stone Container or any Restricted Subsidiary of Stone Container, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

  •
  with which neither Stone Container nor any Restricted Subsidiary of Stone Container has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to Stone Container or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Stone Container, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  •
  with which neither Stone Container nor any Restricted Subsidiary of Stone Container has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.

        Any such designation after the Closing Date by the Board of Directors of Stone Container shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers' certificate certifying, to the knowledge and belief of such officer after consulting with counsel that such designation complied with the foregoing conditions.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

  •
  for the most recent fiscal year of Stone Container, accounted for more than 10% of the consolidated revenues of Stone Container and its Restricted Subsidiaries or

  •
  as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Stone Container and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Stone Container for such fiscal year.

        "SSCC" means Smurfit-Stone Container Corporation, a Delaware corporation.

        "SSCC Preferred Stock" means SSCC's 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock, par value $0.01 per share.

        "Stated Maturity" means,

  •
  with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

  •
  with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

        "Stone Canada" means Smurfit-Stone Container Canada Inc., a company amalgamated pursuant to the Canadian Business Corporations Act and may in the future be continued as a corporation under the laws of New Brunswick.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

        "Temporary Cash Investment" means any of the following:

            (i)  direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or the federal government of Canada or any agency or instrumentality thereof;

          (ii)  time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (iii)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank or trust company meeting the qualifications described in clause (ii) above;

          (iv)  commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of Stone Container) with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary);

          (v)  securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or the federal government of Canada, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

          (vi)  demand deposits with any bank or trust company; and

        (vii)  in the case of Foreign Subsidiaries, short term investments comparable to the foregoing.

        "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transaction Date" means, with respect to the Incurrence of any Indebtedness by Stone Container or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

        "Unrestricted Subsidiary" means

            (i)  any Unrestricted Subsidiary (as defined in any of the JSC Indenture) of JSC on the date of the JSC Transaction,

          (ii)  any Subsidiary of Stone Container that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (iii)  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Stone Container) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Stone Container or any Restricted Subsidiary; provided that (A) any Guarantee by Stone Container or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Stone Container or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are

  •
  direct obligations of the United States of America for the payment of which its full faith and credit is pledged or

  •
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

        "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Covenants

  Limitation on Indebtedness

          (a)  Stone Container will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date) provided that Stone Container may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 1.75:1.

        Notwithstanding the foregoing, Stone Container and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

              (i)  Indebtedness of Stone Container, any Foreign Subsidiary, any Existing Borrower and any Guarantor outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed the amount of the commitments under the Credit Agreements as of January 25, 2001 (being the closing date of the offering by Stone Container of its 9.25% Senior Notes due 2008 and 9.75% Senior Notes due 2011) plus $125 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

            (ii)  Indebtedness owed (A) to Stone Container or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Stone Container or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

            (iii)  Indebtedness (other than Indebtedness Incurred under clauses (xi) and (xiii) below) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded (or, if earlier, the Stated Maturity of the Notes), and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded (or, if less, the remaining Average Life of the Notes); and provided further that in no event may Indebtedness of Stone Container be refinanced by means of any Indebtedness of any Restricted Subsidiary other than any Foreign Subsidiary pursuant to this clause (iii); and provided further that if proceeds of revolving lines of credit are used to repurchase, redeem or refinance any Indebtedness, Stone Container or any Restricted Subsidiary may Incur Indebtedness otherwise meeting the requirements of this clause (iii) to repay such revolving lines of credit;

            (iv)  Indebtedness

              (A)  in respect of performance, surety or appeal bonds, letters of credit, bankers acceptances provided in the ordinary course of business,

              (B)  under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect Stone Container or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or commodity prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder; and

              (C)  arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Stone Container or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

            (v)  Indebtedness of Stone Container, to the extent the net proceeds thereof are promptly

              (A)  used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or

              (B)  deposited to defease the Notes as described below under "Defeasance";

            (vi)  Guarantees by Stone Container or any Restricted Subsidiary of Indebtedness of Stone Container or a Restricted Subsidiary permitted to be incurred under the Indenture, provided that the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

          (vii)  Indebtedness of Stone Container and its Foreign Subsidiaries (in addition to Indebtedness permitted under clauses (i) through (vi) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $125 million, increasing to $175 million following the consummation of the JSC Transaction, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

          (viii)  Acquired Indebtedness; provided that at the time of Incurrence of such Indebtedness (1) Stone Container could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (2) the Interest Coverage Ratio, after giving effect to the Incurrence of such Acquired Indebtedness, on a pro forma basis, is no less than such ratio prior to giving pro forma effect to such Incurrence;

            (ix)  Indebtedness of JSC existing at the time of, or assumed in connection with, the JSC Transaction, including the amount of available but unused commitments under the JSC Credit Facility existing at such time plus $100 million, provided, however, that such Indebtedness is not Incurred in contemplation of the JSC Transaction;

            (x)  Indebtedness Incurred by any Foreign Subsidiary; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (x) and then outstanding does not exceed the greater of (x) 60% of the book value of the inventory of such Foreign Subsidiary and its Restricted Subsidiaries and (y) 90% of the book value of the accounts receivable of such Foreign Subsidiary and its Restricted Subsidiaries;

            (xi)  Indebtedness under industrial revenue bonds;

          (xii)  Indebtedness, including capital lease obligations, which Stone Container or any of its Restricted Subsidiaries Incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount not to exceed

              (A)  $150 million (together with refinancings thereof) in any calendar year, commencing with 2002, prior to the JSC Transaction and

              (B)  $250 million (together with refinancings thereof) in any calendar year following the consummation of the JSC Transaction (on a pro rata basis for the calendar year during which such transaction is consummated) (together with refinancings thereof);

          (xiii)  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Securitization Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction) to Stone Container or to any Restricted Subsidiary of Stone Container or any of their assets (other than such Receivables Subsidiary and its assets); and

          (xiv)  Guarantees with respect to bonds issued to support workers' compensation and other similar obligations incurred by Stone Container or any Restricted Subsidiary in the ordinary course of business.

          (b)  Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that Stone Container or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

          (c)  For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant,

            (1)  Indebtedness Incurred under the Credit Agreements on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant,

            (2)  Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

            (3)  any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness.

        For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), Stone Container, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments

        Stone Container will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

            (i)  declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than Stone Container or any of its Restricted Subsidiaries,

          (ii)  purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) Stone Container or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Stone Container (other than a Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of Stone Container,

          (iii)  make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Stone Container that is subordinated in right of payment to the Notes or

          (iv)  make any Investment, other than a Permitted Investment, in any other Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

            (A)  a Default or Event of Default shall have occurred and be continuing,

            (B)  Stone Container could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, or

            (C)  the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after January 25, 2001 shall exceed the sum of

              (1)  50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by Stone Container or a Restricted Subsidiary to an Unrestricted Subsidiary)

      accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following January 25, 2001 and ending on the last day of the last fiscal quarter preceding the Transaction Date plus

              (2)  the aggregate Net Cash Proceeds received by Stone Container (or to the extent contributed to Stone Container, by Stone Container's Parent) after January 25, 2001 from the issuance and sale permitted by the Indenture of its or its Parent's Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Stone Container or its Parent, including an issuance or sale permitted by the Indenture of Indebtedness of Stone Container or its Parent for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Stone Container or its Parent, or from the issuance to a Person who is not a Subsidiary of Stone Container or its Parent of any options, warrants or other rights to acquire Capital Stock of Stone Container or its Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus

              (3)  an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person since January 25, 2001 resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Stone Container or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by Stone Container or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

              (4)  after the date of the consummation of the JSC Transaction, the amount of Restricted Payments that would have been available to JSC under the JSC Indenture on the JSC Transaction Date.

        The foregoing provision shall not be violated by reason of:

            (i)  the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (ii)  the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (iii)  the repurchase, redemption or other acquisition of Capital Stock of Stone Container or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Stone Container or its Parent (or options, warrants or other rights to acquire such Capital Stock);

          (iv)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Stone Container which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of Stone Container or its Parent (or options, warrants or other rights to acquire such Capital Stock);

          (v)  payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Stone Container;

          (vi)  Investments acquired as a capital contribution or in exchange for, or Restricted Payments made out of, or exchanged for, the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of Stone Container or its Parent;

        (vii)  dividends, distribution or advances to SSCC to allow SSCC to declare and pay dividends on SSCC's Preferred Stock, or the interest on the subordinated notes into which it is convertible, in an amount not to exceed $12 million in any calendar year;

        (viii)  other Restricted Payments in an aggregate amount not to exceed $75 million, increasing to $150 million following the consummation of the JSC Transaction;

          (ix)  the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Stone Container required pursuant to the "Repurchase of Notes Upon a Change of Control" and "Limitation on Asset Sales" covenants or any similar covenants contained in any instrument or agreement governing the Indebtedness of Stone Container, provided that Stone Container shall first have complied with its obligations, if any, under the "Change of Control" or "Limitation on Asset Sales" covenants in the Indenture;

          (x)  payment of dividends, other distributions or other amounts by Stone Container to its Parent in amounts required for its Parent to pay fees required to maintain its existence and provide for all other operating costs of its Parent, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses of being a public company, including all costs and expenses with respect to filings with the SEC, of up to $5 million per fiscal year;

          (xi)  the purchase or acquisition of any minority interests of any Subsidiary that is not Wholly Owned pursuant to stockholder or other agreements in existence on the Closing Date; and

        (xii)  the making of Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed in any fiscal year (i) $25 million or (ii) after the consummation of the JSC Transaction, $50 million, provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (i), (ii), (vii), (x), (xi) and (xii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an

Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of Stone Container are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

        Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to Stone Container and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Stone Container will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

            (i)  pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Stone Container or any other Restricted Subsidiary,

          (ii)  pay any Indebtedness owed to Stone Container or any other Restricted Subsidiary,

          (iii)  make loans or advances to Stone Container or any other Restricted Subsidiary or

          (iv)  transfer any of its property or assets to Stone Container or any other Restricted Subsidiary.

        The foregoing provisions shall not restrict any encumbrances or restrictions:

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  existing on the Closing Date in the Credit Agreements, the Indenture or any other agreements in effect on the Closing Date (and upon consummation of the JSC Transaction, existing on the JSC Transaction Date in the JSC Credit Agreement or any other agreements in effect on the JSC Transaction Date under which JSC or any of its Subsidiaries is a party or any of their assets are bound), and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable taken as a whole to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

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  existing under or by reason of applicable law;

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  existing with respect to any Person or the property or assets of such Person acquired by Stone Container or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

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  in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

          (A)  that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

          (B)  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Stone Container or any Restricted Subsidiary not otherwise prohibited by the Indenture or

          (C)  arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Stone Container or any Restricted Subsidiary in any manner material to Stone Container and its Restricted Subsidiaries taken as a whole;

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  with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

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  customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

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  any agreement or instrument governing Indebtedness (whether or not outstanding) of any Foreign Subsidiary of Stone Container permitted to be incurred pursuant to clause (x) under the "—Limitations on Indebtedness" covenant so long as

          (1)  such agreement or instrument is not applicable to any Person or the property or assets of any Person other than such Foreign Subsidiary or the property or assets of such Foreign Subsidiary and its Foreign Subsidiaries and

          (2)  not more than 20% of such Foreign Subsidiary's assets are located in the United States; and

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  any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Securitization Transaction.

        Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Stone Container or any Restricted Subsidiary from

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  creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or

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  restricting the sale or other disposition of property or assets of Stone Container or any of its Restricted Subsidiaries that secure Indebtedness of Stone Container or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

        Stone Container will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

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  to Stone Container or a Wholly Owned Restricted Subsidiary;

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  issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Subsidiaries, to the extent required by applicable law;

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  if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

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  the sale or issuance of Common Stock that is Qualified Capital Stock of Restricted Subsidiaries, if the proceeds from such issuance and sale are applied in accordance with the "Limitation on Asset Sales" covenant.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

        Stone Container will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of Stone Container which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless

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  such Restricted Subsidiary promptly executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and

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  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, for so long as any Notes remain outstanding under the Indenture, any rights of reimbursement, indemnity or subrogation or any other rights against Stone Container or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary

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  in existence on the Closing Date and any Guarantee of or by JSC or any of its Subsidiaries in existence on the JSC Transaction Date, and any renewal, extension refinancing or replacement thereof,

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  that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary,

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  of the Indebtedness Incurred under the Credit Agreements or, from and after the JSC Transaction Date, under the JSC Credit Agreement; provided that such Restricted Subsidiary is an Existing Guarantor, a Foreign Subsidiary, a Guarantor or any other Restricted Subsidiary other than a Significant Subsidiary,

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  any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers' acceptances or

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  any Guarantee of any Interest Rate Agreements, Currency Agreement or Commodity Agreement.

        If the Guaranteed Indebtedness is

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  pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or

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  subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

        Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

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  any sale, exchange or transfer, to any Person not an Affiliate of Stone Container, of all of Stone Container's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or

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  the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

        Stone Container will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of Stone Container or with any Affiliate of Stone Container or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to Stone Container or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

        The foregoing limitation does not limit, and shall not apply to:

            (i)  transactions (A) approved by a majority of the Board of Directors (and, if there are disinterested directors, a majority thereof) or (B) for which Stone Container or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized accounting firm stating that the transaction is fair or, in the case of an opinion of a nationally recognized accounting firm, reasonable or fair to Stone Container or such Restricted Subsidiary from a financial point of view;

          (ii)  any transaction solely between Stone Container and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

          (iii)  the payment of reasonable and customary regular fees to directors of Stone Container or any Restricted Subsidiary who are not employees of Stone Container or any Restricted Subsidiary;

          (iv)  any payments or other transactions pursuant to any tax-sharing agreement between Stone Container and any other Person with which Stone Container files a consolidated tax return or with which Stone Container is part of a consolidated group for tax purposes;

          (v)  any sale of shares of Capital Stock (other than Disqualified Stock) of Stone Container;

          (vi)  any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

        (vii)  any merger, consolidation or sale of assets permitted by the "Consolidation, Merger and Sale of Assets" covenant, including the JSC Transaction;

        (viii)  the MBI Transaction; provided that such transaction has been approved by the Committee of the Board;

          (ix)  the existence of, or performance by Stone Container or any Restricted Subsidiary under, any agreement in existence on the Closing Date (and by JSC or any of its Subsidiaries under any agreement in existence on the JSC Transaction Date) approved by the Committee of the Board or any amendment thereto or replacement agreement therefore so long as such amendment or replacement is not materially less favorable taken as a whole to the Holders than the original agreement as in effect on the Closing Date or the JSC Transaction Date, as applicable; provided that Stone Container or any of its Restricted Subsidiaries receives reasonable compensation therefor;

          (x)  any agreement or transaction relating to the creation of a captive insurance subsidiary of SSCC that provides insurance for self-insurance and any other future programs reasonably similar thereto or to the medical liability program in existence on the Closing Date; provided that the costs borne by Stone Container and its Restricted Subsidiaries are reasonable in relation to the services and benefits Stone Container and its Restricted Subsidiaries receive therefrom;

          (xi)  the provision of management, financial and operational services by Stone Container and its Subsidiaries to Affiliates of Stone Container; provided that Stone Container or any of its Restricted Subsidiaries receives reasonable compensation therefor;

        (xii)  other transactions arising in the ordinary course of business in accordance with the past practices of Stone Container and its Restricted Subsidiaries prior to the Closing Date (including, without limitation, purchase or supply contracts relating to products or raw materials); provided that Stone Container or any of its Restricted Subsidiaries receives reasonable compensation therefor;

        (xiii)  transactions in connection with a Qualified Securitization Transaction.

        Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (xiii) of this paragraph,

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  the aggregate amount of which exceeds $50 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and

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  the aggregate amount of which exceeds $100 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

  Limitation on Liens

        Stone Container will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

        The foregoing limitation does not apply to:

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  Liens securing Indebtedness permitted pursuant to clauses (i) and (ix) of the "Limitation on Indebtedness" covenant, and Liens on assets that secure the Box Plant Financing as of or immediately prior to the Closing Date or secured the First Mortgage Notes as of January 25, 2001 (prior to giving effect to the repayment thereof);

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  Liens existing on (A) the Closing Date, including Liens securing obligations under the Box Plant Financing, and (B) on the JSC Transaction Date, with respect to the assets of JSC;

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  Liens granted after the Closing Date on any assets or Capital Stock of Stone Container or its Restricted Subsidiaries created in favor of the Holders;

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  Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Stone Container or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to Stone Container or such other Restricted Subsidiary;

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  Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of Stone Container or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

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  Liens on any property or assets or capital stock of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;

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  Permitted Liens;

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  Liens securing Indebtedness that is permitted to be Incurred under clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that the assets subject to such Liens are assets of the acquired entity and its subsidiaries;

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  Liens securing Indebtedness that is permitted to be Incurred under clauses (ix) and (xi) of the second paragraph of the "Limitation on Indebtedness" covenant; and

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  Liens granted pursuant to the Continental Guaranty with respect to industrial revenue bonds.

  Limitation on Sale-Leaseback Transactions

        Stone Container will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby Stone Container or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which Stone Container or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

        The foregoing restriction does not apply to any sale-leaseback transaction if

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  the lease is for a period, including renewal rights, of not in excess of three years;

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  the sale or transfer of property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the property or the completion of construction thereof;

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  the lease secures or relates to industrial revenue or pollution control bonds;

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  the transaction is solely between Stone Container and any Restricted Subsidiary or solely between Restricted Subsidiaries; or

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  Stone Container or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the third paragraph of the "Limitation on Asset Sales" covenant described below.

  Limitation on Asset Sales

        Stone Container will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless

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  the consideration received by Stone Container or such Restricted Subsidiary is at the time of such Asset Sale, taken as a whole, at least equal to the fair market value of the assets or Capital Stock sold or disposed of and

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  at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of Stone Container or any Restricted Subsidiary (other than Indebtedness to Stone Container or any Restricted Subsidiary), provided that Stone Container or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

        For purposes of this provision, each of the following shall be deemed to be cash:

          (a)  any liabilities (as shown on Stone Container's or such Restricted Subsidiary's most recent balance sheet), of Stone Container or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary guarantee) that are assumed by the transferee of any such assets; and

          (b)  any securities, notes or other obligations received by Stone Container or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by Stone Container or such Restricted Subsidiary into cash within 90 days of the related Asset Sale (to the extent of the cash received in that conversion); and

          (c)  any Designated Noncash Consideration received by Stone Container or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Adjusted Consolidated Net Tangible Assets at the time of the receipt of such Designated

  Noncash Consideration (with the fair market value of each time of the receipt of such Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

        In the event and to the extent that the Net Cash Proceeds received by Stone Container or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Stone Container and its Subsidiaries has been prepared), then Stone Container shall or shall cause the relevant Restricted Subsidiary to:

            (i)  within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

            (A)  apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of Stone Container or any Restricted Subsidiary owing to a Person other than Stone Container or any of its Restricted Subsidiaries or

            (B)  invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Stone Container and its Restricted Subsidiaries existing on the date of such investment and

          (ii)  apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

        The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

        If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $50 million for the calendar year in which such calendar month occurs, Stone Container must commence, not later than the fifteenth Business Day of such month, an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the Notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, Stone Container or any Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

Repurchase of Notes upon a Change of Control

        Stone Container must commence, within 30 days of the occurrence of a Change of Control, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

        There can be no assurance that Stone Container will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of Stone Container which might be outstanding at the time). The above covenant requiring Stone Container to repurchase the Notes will, unless consents are obtained, require Stone Container to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Commission Reports and Reports to Holders

        Whether or not Stone Container is then required to file reports with the Commission, Stone Container shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. Stone Container shall supply the Trustee copies of such reports and other information.

Events of Default

        The following events will be defined as "Events of Default" in the Indenture:

          (a)  default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b)  default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

          (c)  default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Stone Container or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes Upon a Change of Control" covenant;

          (d)  Stone Container defaults in the performance of or breaches any other covenant or agreement of Stone Container in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 45 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

          (e)  there occurs with respect to any issue or issues of Indebtedness of Stone Container or any Significant Subsidiary having an outstanding principal amount of $25 million, and following the consummation of the JSC Transaction, $40 million, or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

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an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

•
the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f)    any final judgment or order (not covered by insurance) for the payment of money in excess of $25 million, and following the consummation of the JSC Transaction, $40 million, in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Stone Container or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25 million, and following the consummation of the JSC Transaction, $40 million, during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g)  a court having jurisdiction in the premises enters a decree or order for

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relief in respect of Stone Container or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

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appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Stone Container or any Significant Subsidiary or for all or substantially all of the property and assets of Stone Container or any Significant Subsidiary or

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the winding up or liquidation of the affairs of Stone Container or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (h)  Stone Container or any Significant Subsidiary

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commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

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consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Stone Container or any Significant Subsidiary or for all or substantially all of the property and assets of Stone Container or any Significant Subsidiary or

•
effects any general assignment for the benefit of creditors.

        If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to Stone Container) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to Stone Container (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable.

        Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by

Stone Container or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to Stone Container, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to Stone Container and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

            (i)  all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and

          (ii)  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "—Modification and Waiver."

        The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

        A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

  •
  the Holder gives the Trustee written notice of a continuing Event of Default;

  •
  the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

  •
  such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

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  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

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  during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

        The Indenture will require certain officers of Stone Container to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Stone Container and its Restricted Subsidiaries and Stone Container's and its Restricted Subsidiaries' performance under the Indenture and that Stone Container has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Stone Container will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

        Stone Container shall not consolidate with, or merge with or into any other corporation (whether or not Stone Container shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless:

          (1)  either Stone Container shall be the continuing Person or the Person (if other than Stone Container) formed by such consolidation or with which or into which Stone Container is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of Stone Container are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all the obligations of Stone Container under the Notes and the Indenture;

          (2)  immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, shall have occurred and be continuing;

          (3)  immediately after giving effect to such transaction or series of related transactions on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Consolidated Net Worth of Stone Container (or of the surviving, consolidated or transferee entity if Stone Container is not continuing, treating such entity as Stone Container for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of Stone Container immediately before such transaction or series of related transactions; and

          (4)  immediately after giving effect to such transaction or series of related transactions, Stone Container (or the surviving, consolidated or transferee entity if Stone Container is not continuing, but treating such entity as Stone Container for purposes of making such determination) would be permitted to incur an additional $1.00 of Indebtedness immediately prior to such transaction or series of related transactions, under the first paragraph of the "Limitation on Indebtedness" covenant; provided, however, that this clause (4) shall be inapplicable if (a) such transaction or series of related transactions would result in the occurrence of a Change of Control or related transactions would result in the occurrence of a Change of Control or (b) immediately prior to giving effect to such transaction or series of related transactions, Stone Container would not be permitted to incur additional $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, and immediately after giving effect to such transaction or series of related transactions on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Consolidated Interest Coverage Ratio of Stone Container (or the surviving, consolidated or transferee entity if Stone Container is not continuing, treating such entity as Stone Container for purposes of determining Consolidated Interest Coverage Ratio) shall be at least equal to the Consolidated Interest Coverage Ratio of Stone Container immediately before such transaction or series of related transactions.

        Stone Container shall not consummate the JSC Transaction, unless:

          (1)  clauses (1)-(4) of the first paragraph of this covenant are satisfied; and

          (2)  solely in connection with the transaction described in clause (iii) of the definition of "JSC Transaction", JSCE shall expressly assume, by an indenture supplemental to the Indenture, all obligations of Stone Container under the Notes and the Indenture such that JSCE shall be the sole direct obligor under the Notes and the Indenture from and after the JSC Transaction Date.

Defeasance

        Defeasance and Discharge.    The Indenture will provide that Stone Container will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (1)  either:

              (i)  (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption,

              (B)  Stone Container irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of any interest thereon, to pay principal, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,

              (C)  no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit,

              (D)  such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Stone Container is a party or by which it is bound and

              (E)  Stone Container has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with; or

            (ii)  Stone Container has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

          (2)  Stone Container has delivered to the Trustee

              (i)  either

              (x)  an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Stone Container's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or

              (y)  a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and

            (ii)  an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

          (3)  immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Stone Container or any of its Subsidiaries is a party or by which Stone Container or any of its Subsidiaries is bound.

        Defeasance of Certain Covenants and Certain Events of Default.    The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by Stone Container to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

        Defeasance and Certain Other Events of Default.    In the event Stone Container exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, Stone Container will remain liable for such payments.

Modification and Waiver

        The Indenture may be amended, without the consent of any Holder, to:

  •
  cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments do not adversely affect the interests of the Holders of Notes issued under the Indenture in any material respect;

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  comply with the provisions described under "Consolidation, Merger and Sale of Assets";

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  comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

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  evidence and provide for the acceptance of appointment by a successor Trustee; or

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  make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

        Modifications and amendments of the Indenture may be made by Stone Container and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the Indenture; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

  •
  change the Stated Maturity of the principal of, or any installment of interest on, any Note,

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  reduce the principal amount of, or premium, if any, or interest on, any Note,

  •
  change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,

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  impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

  •
  waive a default in the payment of principal of, premium, if any, or interest on the Notes or

  •
  reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

        The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Stone Container in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of Stone Container or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

        The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Stone Container, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

        The certificates representing the Notes will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

        Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

        Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Stone Container, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        Stone Container expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Stone Container also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        Stone Container expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

        Stone Container understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Stone Container nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Stone Container within 90 days, Stone Container will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Note Offering

        On January 25, 2001, we completed a senior note offering to issue $750 million of 9.75% senior notes due 2011 and $300 million of 9.25% senior notes due 2008. The proceeds of this issuance along with additional borrowings on our revolving credit facility of $32 million were used on February 23, 2001 to redeem

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  $300 million in aggregate principal of senior subordinated debentures due April 1, 2002,

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  $45 million in aggregate principal of convertible subordinated debentures due February 15, 2007,

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  $500 million in aggregate principal of first mortgage notes due October 1, 2002, and

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  $200 million in aggregate principal of senior notes due October 1, 2004.

        In addition, the proceeds were used to pay $37 million in fees, call premiums and other expenses related to these transactions. An extraordinary loss of $4 million (net of tax of $2 million) was recorded due to the early extinguishment of debt.

Bank Credit Facilities

        On July 25, 2002, we and Smurfit-Stone Container Canada Inc. amended, restated and replaced our existing credit agreements pursuant to which a group of financial institutions provided

  •
  $1,300 million in new term loan financing in the form of a $950 million Tranche B term loan (LIBOR plus 2.5%) to us maturing on June 30, 2009 and a $350 million Tranche C term loan (LIBOR plus 2.5%) to Smurfit-Stone Container Canada Inc. maturing on June 30, 2009, and

  •
  a $560 million revolving credit facility for us and a $100 million revolving credit facility for Smurfit-Stone Container Canada Inc., each maturing on December 31, 2005.

        The net proceeds of the Tranche B and C term loans, along with borrowings on our revolving credit facility of approximately $20 million, were used to

  •
  refinance our $560 million Tranche F term loan (5.125% variable rate as of the redemption date) payable in various installments through October 31, 2005, and $402 million Tranche G term loan (5.375% variable rate as of the redemption date) due December 31, 2006, and Smurfit-Stone Container Canada Inc.'s $347 million Tranche H term loan (5.375% variable rate as of the redemption date) due December 31, 2006, and

  •
  to pay $11 million in fees and other expenses related to these transactions.

        The new credit agreement also permits us to make an offer to repurchase our 11.50% unsecured senior notes due August 15, 2006 at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon) provided that there shall be at least $400 million in aggregate unused revolving credit commitments at the time such offer is made, and permits the merger of us and Jefferson Smurfit Corporation (U.S.) under certain circumstances.

        Our obligations under our credit agreement are unconditionally guaranteed by our material U.S. subsidiaries. The obligations of Smurfit-Stone Container Canada Inc. under the credit agreement are unconditionally guaranteed by us, our material U.S. subsidiaries and the material Canadian subsidiaries of Smurfit-Stone Container Canada Inc. Our obligations under the credit agreement are secured by a security interest in substantially all of our assets and the assets of our material U.S. subsidiaries, 100% of the capital stock of our material U.S. subsidiaries and 65% of the capital stock of Smurfit-Stone Container Canada Inc. The security interest securing our obligations under the credit agreement excludes cash, cash equivalents, certain trade receivables, three paper mills and the land and buildings of certain corrugated container facilities. The obligations of Smurfit-Stone Container Canada Inc. under the credit agreement are secured by a security interest in substantially all of the assets of Smurfit-Stone Container Canada Inc. and its material Canadian subsidiaries, by the same U.S. assets and capital stock that secure our obligations under the credit agreement and by all of the capital stock of the material Canadian subsidiaries of Smurfit-Stone Container Canada Inc. The security interest securing Smurfit-Stone Container Canada Inc.'s obligations under the credit agreement excludes three mills and property related thereto and certain other real property located in New Brunswick and Quebec.

        The credit agreement contains various covenants and restrictions including, among other things,

  •
  limitations on dividends, redemptions and repurchases of capital stock,

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  limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions,

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  limitations on capital expenditures, and

  •
  maintenance of certain financial covenants.

        The credit agreement also requires prepayments of the term loans from excess cash flow, as defined, and proceeds from certain asset sales, insurance, and incurrence of certain indebtedness. We were required to pay $38 million in March 2002 related to our excess cash flows in 2001.

        The loan restrictions, together with our highly leveraged position, could restrict corporate activities, including our ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities. We believe the likelihood of our breaching the debt covenants in 2002 is remote absent any material adverse event affecting the U.S. economy as a whole. However, our expectations of future operating results and continued compliance with our debt covenants cannot be assured and we cannot control our lenders' actions. If our debt is placed in default, we would experience a material adverse impact on our financial condition.

Senior Notes

        Our senior notes totaling aggregate principal of $1,353 million at June 30, 2002, are redeemable in whole or in part at our option at various dates, at par plus a weighted average premium of 3.94%. The 9.25% unsecured senior notes aggregating $300 million are only redeemable prior to maturity with the payment of a make-whole premium. On April 19, 2002, we redeemed our 12.58% Rating Adjustable Unsecured Senior Notes due August 1, 2016 aggregating $125 million and paid $7 million in call premiums and other expenses from the proceeds of borrowings under the revolving credit facility. Our 8.45% mortgage notes are secured by the assets at 37 of our corrugated container plants.

        The indenture governing our 11.50% senior notes due 2006, totaling aggregate principal of $200 million at June 30, 2002, generally provides that in the event of a "change of control" (as defined in the indenture), we must offer to repurchase the senior notes. Our merger with Smurfit-Stone on November 18, 1998 constituted such a change of control. As a result, we are required to make an offer to repurchase the senior notes at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon), provided, however, if such repurchase would constitute an event of default under our bank debt, prior to making an offer to repurchase these senior notes, the indenture requires that we either pay the bank debt or obtain the consent of our bank lenders to such repurchase. Although the terms of the senior notes refer to an obligation to repay our bank debt or obtain the consent of the bank lenders to such repurchase, the terms do not expressly specify a deadline following the applicable change of control for taking such actions. Our new bank credit agreement allows us to make, subject to maintaining certain liquidity tests, the change of control offer. We have sought and intend to actively seek commercially acceptable sources of funds to finance the change of control offer.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following general discussion summarizes the material U.S. federal income tax aspects of the exchange offer to holders of the outstanding notes. This discussion is a summary for general information purposes only, is limited to the federal income tax consequences of the exchange offer, and does not consider all aspects of the outstanding notes and registered notes. This discussion does not consider the impact, if any, of a holder's personal circumstances on the tax consequences of the exchange offer to such holder. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a "straddle," a "hedge" against currency risk, a "conversion transaction," or other risk reduction transaction, or persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any federal estate taxes.

        This discussion is based upon the Internal Revenue Code, existing and presupposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. We can give no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer which are different from those discussed herein.

        Holders of the outstanding notes are strongly urged to consult their own tax advisors as to the specific tax consequences to them of the exchange offer, including the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction.

        The exchange of outstanding notes for registered notes under the terms of the exchange offer will not constitute a taxable exchange. As a result, (1) a holder will not recognize taxable gain or loss as a result of exchanging outstanding notes for registered notes under the terms of the exchange offer, (2) the holding period of the registered notes will include the holding period of the outstanding notes exchanged for the registered notes and (3) the adjusted tax basis for the registered notes will be the same as the adjusted tax basis, immediately before the exchange, of the outstanding notes exchanged for the registered notes.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker dealer registered under the Exchange Act that purchases notes from us to resell in compliance with Rule 144A under the Securities Act or any other exemption, that exchanges outstanding notes for registered notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the registered notes will be allowed to resell the registered notes to the public without further registration under the Securities Act and without delivering to the purchasers of the registered notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires registered notes in the exchange offer for the purpose of distributing or participating in a distribution of the registered notes, such holder cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of registered notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

        As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

  •
  are not an affiliate of ours;

  •
  are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes;

  •
  are acquiring the registered notes in the ordinary course of business; and

  •
  if they are a broker dealer, they will receive the registered notes for their own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities. Each broker dealer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes.

        Any broker dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from us or any affiliate of ours, may exchange such outstanding notes for registered notes pursuant to the exchange offer; however, such broker dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker dealer for use in connection with resales. Any broker dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of registered notes received by it in the exchange offer. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

        We will not receive any proceeds from any sale of registered notes by a broker dealer. Registered notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealers and/or the purchasers of any such registered notes. Any broker dealer that resells registered notes that were received by it for its own account in the exchange offer and any broker dealer that participates in a distribution of such registered notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker dealers, and will indemnify the holders of the outstanding notes, including any broker dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the registered notes offered hereby will be passed upon for us by Winston & Strawn.

EXPERTS

        The consolidated financial statements of Stone Container Corporation at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other documents and information may be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates and from the SEC's Web Site located at http:/ /www.sec.gov.

        We have filed with the SEC in Washington, D.C., a registration statement on Form S-4 under the Securities Act with respect to the registered notes offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the SEC.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
Report of Ernst & Young LLP, Independent Auditors	F-2
Consolidated Balance Sheets as of December 31, 2001 and 2000	F-3
Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2001, 2000 and 1999	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999	F-6
Notes to Consolidated Financial Statements	F-7
Schedule of Valuation and Qualifying Accounts and Reserves	F-35
Unaudited Interim Consolidated Financial Statements
Consolidated Statements of Operations for the Six Months Ended June 30, 2002 and 2001	F-36
Consolidated Balance Sheets as of June 30, 2002 and December 31, 2001	F-37
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2002 and 2001	F-38
Notes to Consolidated Financial Statements	F-39

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Stone Container Corporation

        We have audited the accompanying consolidated balance sheets of Stone Container Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed on page F-35. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stone Container Corporation at December 31, 2001 and 2000 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 8 to the financial statements, in 2001 the Company changed its method of accounting for derivative instruments and hedging activities.

/s/ Ernst & Young LLP
Ernst & Young LLP

St. Louis, Missouri
January 29, 2002

STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
	(In millions, except share data)
Assets
Current assets
Cash and cash equivalents	$15	$24
Receivables, less allowances of $43 in 2001 and $44 in 2000	279	369
Inventories
Work-in-process and finished goods	154	154
Materials and supplies	355	385

	509	539
Deferred income taxes	138	159
Prepaid expenses and other current assets	45	42

Total current assets	986	1,133
Net property, plant and equipment	4,159	4,348
Timberland, less timber depletion	44	58
Goodwill, less accumulated amortization of $245 in 2001 and $161 in 2000	3,106	3,170
Investment in equity of non-consolidated affiliates	127	132
Other assets	216	210

	$8,638	$9,051

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$62	$34
Accounts payable	353	405
Accrued compensation and payroll taxes	121	118
Interest payable	67	71
Other current liabilities	127	136

Total current liabilities	730	764
Long-term debt, less current maturities	3,477	3,779
Other long-term liabilities	757	708
Deferred income taxes	717	797
Stockholders' equity
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding
Additional paid-in capital	3,016	3,016
Retained earnings	12	2
Accumulated other comprehensive income (loss)	(71)	(15)

Total stockholders' equity	2,957	3,003

	$8,638	$9,051

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Net sales	$5,757	$5,738	$4,500
Costs and expenses
Cost of goods sold	4,866	4,629	3,914
Selling and administrative expenses	514	465	389
Restructuring charges	6	53
Gain on sale of assets	(9)	(2)	(39)

Income from operations	380	593	236
Other income (expense)
Interest expense, net	(330)	(371)	(340)
Equity income of affiliates	14	13	12
Other, net	5	6	17

Income (loss) before income taxes and extraordinary item	69	241	(75)
Provision for income taxes	(55)	(126)

Income (loss) before extraordinary item	14	115	(75)
Extraordinary item
Loss from early extinguishment of debt, net of income tax benefit of $2 in 2001 and $1 in 1999	(4)		(2)

Net income (loss)	10	115	(77)
Preferred stock dividends		(7)	(8)

Net income (loss) applicable to common shares	$10	$108	$(85)

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Number of Shares		Stockholders' Equity
									Accumulated Other Comprehensive Income (Loss)
	Preferred Stock	Common Stock	Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)		Total
	(In millions)
Balance at January 1, 1999	5	110		$78		$1	$2,544	$(36)	$3	$2,590
Comprehensive income (loss)
Net loss								(77)		(77)
Other comprehensive income (loss)
Unrealized holding gain on marketable securities, net of tax of $2									3	3
Foreign currency translation adjustment, net of tax of $(6)									(10)	(10)

Comprehensive income (loss)										(84)

Balance at December 31, 1999	5	110		78		1	2,544	(113)	(4)	2,506
Effect of St. Laurent Acquisition
Issuance of common stock		25					393			393
Agreement and Plan of Merger
Preferred stock transaction	(5)			(78)			78
Dissolution of common stock		(135)				(1)	1
Issuance of common stock
Comprehensive income
Net income								115		115
Other comprehensive income (loss)
Minimum pension liability, net of tax of $(1)									(3)	(3)
Foreign currency translation adjustment, net of tax of $(5)									(8)	(8)

Comprehensive income										104

Balance at December 31, 2000							3,016	2	(15)	3,003
Comprehensive income (loss)
Net income								10		10
Other comprehensive income (loss)
Cumulative effect of accounting change net of tax of $2									3	3
Deferred hedge loss, net of tax of $(7)									(10)	(10)
Minimum pension liability, net of tax of $(26)									(44)	(44)
Unrealized holding loss on marketable securities, net of tax of $(1)									(2)	(2)
Foreign currency translation adjustment, net of tax of $(2)									(3)	(3)

Comprehensive income (loss)										(46)

Balance at December 31, 2001			$		$		$3,016	$12	$(71)	$2,957

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000	1999
	(In millions)
Cash flows from operating activities
Net income (loss)	$10	$115	$(77)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Extraordinary loss from early extinguishment of debt	6		3
Depreciation and amortization	354	313	296
Amortization of deferred debt issuance costs	6	3	4
Deferred income taxes	19	108	(17)
Non cash restructuring charge	4	32
Foreign currency transaction gains	(8)		(7)
Equity income of affiliates	(14)	(13)	(12)
Gain on sale of assets	(9)	(2)	(39)
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	98	96	(166)
Inventories	31	48	23
Prepaid expenses and other current assets	(3)	29	51
Accounts payable and other current liabilities	(62)	(26)	104
Interest payable	(4)	(11)	(17)
Income taxes	6		(3)
Other, net	(20)	(134)	(71)

Net cash provided by operating activities	414	558	72

Cash flows from investing activities
Expenditures for property, plant and equipment	(103)	(247)	(87)
Proceeds from sales of assets	29	70	544
Net proceeds from sale of receivables			226
Payments on acquisitions, net of cash received	(43)	(631)

Net cash provided by (used for) investing activities	(117)	(808)	683

Cash flows from financing activities
Net payments of debt	(1,319)	(1,246)	(657)
Proceeds from long-term debt	1,050	1,525
Debt repurchase premiums	(14)
Net repayments under accounts receivable securitization program			(226)
Deferred debt issuance costs	(23)	(17)

Net cash provided by (used for) financing activities	(306)	262	(883)

Effect of exchange rate changes on cash		(1)	4

Increase (decrease) in cash and cash equivalents	(9)	11	(124)
Cash and cash equivalents
Beginning of period	24	13	137

End of period	$15	$24	$13

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions)

1. Significant Accounting Policies

        Basis of Presentation:    Stone Container Corporation ("Stone"), hereafter referred to as the "Company," is a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"). On November 18, 1998, Stone was merged with a wholly-owned subsidiary of SSCC (the "Merger"). On May 31, 2000, the Company acquired (the "St. Laurent Acquisition") St. Laurent Paperboard, Inc. ("St. Laurent") (See Note 2).

        Nature of Operations:    The Company's major operations are containerboard and corrugated containers and specialty packaging products. The Company's paperboard mills procure virgin and reclaimed fiber and produce paperboard for conversion into corrugated containers and bags at Company-owned facilities and third-party converting operations. Paper product customers represent a diverse range of industries including paperboard and paperboard packaging, wholesale trade, retailing and agri-business. Customers and operations are located principally in North America and Europe. Credit is extended to customers based on an evaluation of their financial condition.

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Investments in majority-owned affiliates where the Company does not have a majority voting interest and non-majority owned affiliates are primarily accounted for under the equity method. Significant intercompany accounts and transactions are eliminated in consolidation.

        Cash and Cash Equivalents:    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        Revenue Recognition:    The Company recognizes revenue at the time persuasive evidence of an agreement exists, price is fixed and determinable, products are shipped to external customers and collectibility is reasonably assured. Shipping and handling costs are included in cost of goods sold.

        Inventories:    Inventories are valued at the lower of cost or market under the last-in, first-out ("LIFO") method, except for $248 million in 2001 and $255 million in 2000, which are valued at the lower of average cost or market. First-in, first-out ("FIFO") costs (which approximate replacement costs) exceed the LIFO value by $2 million and $16 million at December 31, 2001 and 2000, respectively.

        Net Property, Plant and Equipment:    Property, plant and equipment related to the Merger and the St. Laurent Acquisition was recorded at fair value. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the terms of the applicable leases for leasehold improvements. Paper machines have been assigned a useful life of 18 years, while major converting equipment has been assigned a useful life of 12 years.

        Timberland, Less Timber Depletion:    Timberland is stated at cost less accumulated cost of timber harvested. The portion of the costs of timberland attributed to standing timber is charged against income as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber. The costs of seedlings and reforestation of timberland are capitalized.

        Goodwill:    The excess of cost over the fair value assigned to the net assets acquired is recorded as goodwill and is being amortized using the straight-line method over 40 years (See Prospective Accounting Pronouncements).

        Deferred Debt Issuance Costs:    Deferred debt issuance costs included in other assets are amortized over the terms of the respective debt obligations using the interest method.

        Long-Lived Assets:    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," long-lived assets held and used by the Company and the related goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

        Marketable Securities:    The Company includes its available for sale marketable securities in other assets. The securities consist of equity securities, which are stated at fair value, with net unrealized gains or losses on the securities recorded as accumulated other comprehensive income (loss) in stockholders' equity.

        Income Taxes:    The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (See Note 10).

        Foreign Currency Translation:    The functional currency for the majority of the Company's foreign operations is the applicable local currency, except for the operations in Canada. The functional currency for the Canadian operations was changed from the local currency to the U.S. dollar beginning on June 1, 2000, in conjunction with the St. Laurent Acquisition.

        Assets and liabilities for foreign operations using the local currency as the functional currency are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are included within stockholders' equity as part of accumulated other comprehensive income (See Note 14). Foreign currency transaction gains or losses are credited or charged to income.

        Derivative Instruments and Hedging Activities:    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," which was adopted by the Company January 1, 2001. The Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not hedges are adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings (See Note 8).

        Transfers of Financial Assets:    The Company accounts for transfers of financial assets in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, financial assets transferred to qualifying special-purpose entities and the liabilities of such entities are not reflected in the consolidated financial statements of the Company. Gain or loss on sale of financial assets depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of the transfer. Quoted market prices are not available for retained interests, so the Company estimates fair value based on the present value of expected cash flows estimated by using management's best estimates of key assumptions (See Note 4).

        Stock-Based Compensation:    The Company's employees participate in SSCC's stock-based plans. The Company accounts for stock-based plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for stock options. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

        Amounts earned under the Company's annual management incentive plan, which are deferred and paid in the form of SSCC Restricted Stock Units ("RSUs"), immediately vest and are expensed by the Company in the year earned. RSUs related to the Company matching program are expensed over the vesting period.

        Environmental Matters:    The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Reserves for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:    Certain reclassifications of prior year presentations have been made to conform to the 2001 presentation. Gain on sale of assets, relating to assets used in operations, has been reclassified from other, net to a separate component of operating income in the consolidated statements of operations.

        Prospective Accounting Pronouncements:    In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to an annual impairment test. Other intangible assets will continue to be amortized over their useful lives.

        The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provision of the statement is expected to result in an increase in net income of approximately $84 million per year. During 2002, the Company will perform the first of the required impairment tests of goodwill as of January 1, 2002. The Company has not yet determined what the effect of these tests will be on its earnings and financial position.

        Income before extraordinary item and net income for the three years ended December 31, 2001, adjusted to exclude goodwill amortization, expense is as follows:

	2001	2000	1999
Income (loss) before extraordinary item:
Reported income before extraordinary item	$14	$115	$(75)
Goodwill amortization	84	82	71

Adjusted income (loss) before extraordinary item	$98	$197	$(4)

Net Income:
Reported net income (loss)	$10	$115	$(77)
Goodwill amortization	84	82	71

Adjusted net income (loss)	$94	$197	$(6)

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of this new standard.

        In July 2001, the FASB issued SFAS No. 144 "Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. The provisions of this statement provide a single accounting model for impairment of long-lived assets, including discontinued operations. The impact of this new standard is not expected to be material.

2. St. Laurent Acquisition

        The St. Laurent Acquisition was accounted for as a purchase business combination, and accordingly, the results of operations of St. Laurent have been included in the consolidated statements of operations of the Company after May 31, 2000. Each outstanding common share and restricted share unit of St. Laurent was exchanged for 0.5 shares of SSCC common stock and $12.50 in cash. The total consideration paid by the Company in connection with the St. Laurent Acquisition was approximately $1.4 billion, consisting of approximately $631 million in cash, approximately 25.3 million shares of SSCC common stock and the assumption of $376 million of St. Laurent's debt. The cash portion of the purchase price was financed through borrowings under certain of the Company's credit facilities, including a new credit facility entered into by the Company.

        The purchase price allocation was completed during the second quarter of 2001. The final allocation has resulted in acquired goodwill of approximately $222 million, which is being amortized on a straight-line basis over 40 years. The preliminary allocation was adjusted primarily for the final fixed asset valuations.

        The following unaudited pro forma information presents the results of operations of the Company as if the St. Laurent Acquisition had taken place on January 1, 2000:

2000
Net sales	$6,223
Income before extraordinary item	106
Net income	106

        The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the St. Laurent Acquisition occurred as of January 1, 2000.

        The following is a summary of the exit liabilities recorded in the allocation of the purchase price:

	Severance	Lease Commitments	Other Commitments	Total
Opening balance	$4	$2	$4	$10
Payments	(1)		(2)	(3)

Balance at December 31, 2000	3	2	2	7
Payments	(3)	(1)	(2)	(6)
Adjustments	1		1	2

Balance at December 31, 2001	$1	$1	$1	$3

        Future cash outlays under the exit liabilities are anticipated to be $2 million in 2002 and $1 million thereafter.

3. Merger and Restructuring

Merger

        In connection with the Merger, the allocation of the cost to acquire the Company included liabilities associated with the permanent shutdown of certain containerboard mill and pulp mill facilities, the termination of certain Company employees and long-term commitments.

        During 1999, the Company permanently closed five converting facilities. Included in the purchase price allocation for these facilities are the adjustments to fair value of property, plant and equipment less the costs to sell, liabilities for the termination of employees, and liabilities for long-term commitments, primarily leases. Approximately 500 employees were terminated in 1999. The amounts associated with these closures are included in the following table of exit liabilities as part of the 1999 adjustments.

        In October 1999, Florida Coast Paper Company L.L.C. ("FCPC") and a committee representing the holders of the FCPC secured debt filed a bankruptcy reorganization plan to resolve all matters relating to the bankruptcies of the FCPC companies. In January 2000, the Company paid approximately $123 million to satisfy the claims of creditors of FCPC. The Company received title to the FCPC mill, and all claims under an output purchase agreement, as well as any obligations of the Company involving FCPC or its affiliates, were released and discharged.

        In May 2000, the Company sold the market pulp mill at its closed Port Wentworth, Florida facility to a third party for approximately $63 million. Net cash proceeds of $58 million from the sale were used for debt reduction. No gain or loss was recognized. The $15 million reduction to the exit liabilities in 2000 is due primarily to the assumption of certain lease commitments by the buyer of the Port Wentworth facility.

        The following table is a summary of the exit liabilities recorded as part of the Merger. The remaining long-term lease commitments include the five converting facilities and the corporate office.

	Severance		Lease Commitments	Settlement of FCPC Litigation		Other Commitments	Mill Closure Costs		Total
Balance at January 1, 1999		$10	$37		$37	$13		$9	$106
Payments		(13)	(6)		(1)	(2)		(7)	(29)
Adjustments		8	8		87	4		(1)	106

Balance at December 31, 1999		5	39		123	15		1	183
Payments		(3)	(8)		(123)	(2)		(1)	(137)
Adjustments		(2)	(13)						(15)

Balance at December 31, 2000			18			13			31
Payments			(3)			(3)			(6)

Balance at December 31, 2001	$		$15	$		$10	$		$25

        Future cash outlays under the exit liabilities are anticipated to be $4 million in 2002, $4 million in 2003, $7 million in 2004 and $10 million thereafter.

Restructuring

        During 2000, the Company recorded a restructuring charge of $53 million related to the permanent shutdown of a containerboard mill, five converting facilities, a sawmill and a multiwall bag facility. The assets of these closed facilities were adjusted to their estimated fair value less costs to sell resulting in a $32 million non-cash write down. The terminated employees included approximately 220 employees at the containerboard mill and sawmill and approximately 680 employees at the converting facilities, including the multiwall bag facility. The net sales and operating loss of these shutdown facilities in 2000 prior to closure were $56 million and $17 million, respectively. The net sales and operating loss of these shutdown facilities in 1999 were $88 million and $1 million, respectively.

        During 2001, the Company recorded a restructuring charge of $6 million related to the permanent shutdown of two converting facilities and two sawmills. The assets of these facilities were adjusted to their estimated fair value less costs to sell resulting in a $4 million non-cash write down. The terminated employees included approximately 100 at the sawmills and approximately 135 employees at the converting facilities. The net sales and operating loss of the shutdown facilities in 2001 prior to closure were $46 million and $10 million, respectively. The net sales and operating loss of the shutdown facilities in 2000 were $42 million and $4 million, respectively.

        The following is a summary of the restructuring liabilities recorded:

	Write-down of Property and Equipment to Fair Value		Severance	Lease Commitments	Facility Closure Costs	Other Commitments	Total
Opening balance		$32	$12	$4	$4	$1	$53
Payments			(8)	(1)	(1)		(10)
Adjustments		(32)					(32)

Balance at December 31, 2000			4	3	3	1	11
Charge		4	1	1			6
Payments			(3)		(1)		(4)
Adjustments		(4)					(4)

Balance at December 31, 2001	$		$2	$4	$2	$1	$9

        Future cash outlays under the restructuring liabilities are anticipated to be $6 million in 2002, $1 million in 2003, $1 million in 2004, and $1 million thereafter.

4. Transfers of Financial Assets

        On October 15, 1999, the Company entered into a new six-year $250 million accounts receivable securitization program whereby the Company sells, without recourse, on an ongoing basis, certain of its accounts receivable to Stone Receivables Corporation ("SRC"), a wholly owned non-consolidated subsidiary of the Company. SRC transfers the receivables to a trust for which it has sold beneficial interest to third-party investors. The Comapny has retained servicing responsibilities and a subordinated interest in the trust. The Company receives annual servicing fees of 1% of the unpaid balances of the receivables and rights to future cash flows arising after the investors in the securitization trust have received the return for which they have contracted. The investors and securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due.

        SRC is a qualified special-purpose entity under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, accounts receivable sold to SRC, for which the Company did not retain an interest, are not included in the Company's consolidated balance sheets.

        At December 31, 2001 and 2000, $271 million and $295 million of accounts receivable had been sold under the program, of which $33 million and $66 million were retained by the Company as a subordinated interest and recorded in accounts receivable in the accompanying consolidated balance sheets. The Company recognized a loss on sales of receivables to SRC of $11 million and $16 million in 2001 and 2000 respectively, which is included in other, net in the consolidated statements of operations.

        Key economic assumptions used in measuring the retained interest are as follows:

	Year Ended December 31, 2001	December 31, 2001	Year Ended December 31, 2000	December 31, 2000
Residual cash flows discounted at	8.00%	8.00%	8.00%	8.00%
Expected loss and dilution rate	2.70%-4.66%	6.22%	3.42%-3.82%	5.45%
Variable return to investors	LIBOR plus 50 to 180 basis points	2.68%	LIBOR plus 50 to 180 basis points	7.20%

        At December 31, 2001, the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in the expected loss and dilution rate was $1 million and $2 million, respectively. The effects of the sensitivity analysis on the residual cash flow discount rate and the variable return to investors were insignificant.

        The table below summarizes certain cash flows received from SRC:

	2001	2000
Cash proceeds from sales of receivables	$2,884	$2,748
Servicing fees received	3	3
Other cash flows received on retained interest	1	30
Interest income	1	1

5. Net Property, Plant and Equipment

        Net property, plant and equipment at December 31 consists of:

	2001	2000
Land	$83	$82
Buildings and leasehold improvements	359	320
Machinery, fixtures and equipment	4,341	4,244
Construction in progress	51	134

	4,834	4,780
Less accumulated depreciation and amortization	(675)	(432)

Net property, plant and equipment	$4,159	$4,348

        The total value assigned to the St. Laurent property, plant and equipment was $1,284 million in the final purchase price allocation (See Note 2). Depreciation expense was $270 million in 2001, $231 million in 2000 and $225 million in 1999. Property, plant and equipment include capitalized leases of $12 million and $11 million and related accumulated amortization of $3 million and $3 million at December 31, 2001 and 2000, respectively.

6. Non-Consolidated Affiliates

        The Company has several non-consolidated affiliates that are engaged in paper and packaging operations in North America and Europe. Stone Container's significant non-consolidated affiliate at December 31, 2001 is Smurfit-MBI, a Canadian corrugated container company, in which the Company owns a 50% interest. The remaining 50% interest is indirectly owned by Jefferson Smurfit Group plc ("JS Group"), a significant stockholder of SSCC. Smurfit-MBI had net sales of $441 million and $460 million in 2001 and 2000, respectively. The Company has not guaranteed and is not otherwise contingently liable for any debts or obligations of Smurfit-MBI.

        During 1999, the Company sold its interest in Abitibi-Consolidated, Inc. ("Abitibi"), a Canadian based manufacturer and marketer of publication paper, and recorded a $39 million gain.

        Combined summarized financial information for all of the Company's non-consolidated affiliates that are accounted for under the equity method of accounting is as follows:

	2001	2000
Results of operations
Net sales	$640	$697
Cost of sales	552	604
Income before income taxes, minority interest and extraordinary charges	38	36
Net income	38	35
	December 31,
	2001	2000
Financial position:
Current assets	$139	$153
Non-current assets	127	147
Current liabilities	76	91
Non-current liabilities	117	111
Stockholders' equity	73	98

7. Long-term Debt

        Long-term debt as of December 31 is as follows:

	2001	2000
Bank Credit Facilities
Tranche C Term Loan (5.7% weighted average variable rate), payable in various installments through October 1, 2003	$146	$181
Tranche D Term Loan (5.7% weighted average variable rate), payable in various installments through October 1, 2003	138	173
Tranche E Term Loan (5.7% weighted average variable rate), payable in various installments through October 1, 2003	197	233
Tranche F Term Loan (5.3% weighted average variable rate), payable in various installments through December 31, 2005	563	569
Tranche G Term Loan (5.7% weighted average variable rate), due December 31, 2006	402	402
Tranche H Term Loan (5.7% weighted average variable rate), due December 31, 2006	347	348
Revolving credit facility (6.8% weighted average variable rate), due December 31, 2005	43	177
Revolving credit facility (Canada) (7.3% weighted average variable rate), due December 31, 2005		3
4.98% to 7.96% term loans, denominated in foreign currencies, payable in varying amounts through 2004	7	12

	1,843	2,098
Senior Notes
10.75% first mortgage notes, due October 1, 2002 (plus unamortized premium of $9 in 2000)		509
8.45% mortgage notes, payable in monthly installments through August 1, 2007 and $69 on September 1, 2007	78	80
11.5% unsecured senior notes, due October 1, 2004 (plus unamortized premium of $8 in 2000)		208
11.5% unsecured senior notes, due August 15, 2006 (plus unamortized premium of $4 and $4)	204	204
12.58% rating adjustable unsecured senior notes, due August 1, 2016 (plus unamortized premium of $2 and $2)	127	127
9.25% unsecured senior notes, due February 1, 2008	300
9.75% unsecured senior notes, due February 1, 2011	750

	1,459	1,128
Other Debt
Fixed rate utility systems and pollution control revenue bonds (fixed rates ranging from 6.0% to 9.0%), payable in varying annual sinking fund payments through 2027	211	223
Other (including obligations under capitalized leases of $6 and $7)	26	26

	237	249

Subordinated Debt
10.75% senior subordinated debentures and 1.5% supplemental interest certificates, due on April 1, 2002 (less unamortized discount of $1 in 2000)		99
10.75% senior subordinated debentures, due April 1, 2002		200
6.75% convertible subordinated debentures (convertible at $34.28 per share), due February 15, 2007 (less unamortized discount of $6 in 2000)		39

		338

Total debt	3,539	3,813
Less current maturities	(62)	(34)

Total long-term debt	$3,477	$3,779

        The amounts of total debt outstanding at December 31, 2001 maturing during the next five years are as follows:

2002	$62
2003	471
2004	27
2005	607
2006	968
Thereafter	1,404

Bond Offering

        On January 25, 2001, the Company closed on a bond offering (the "Bond Offering") to issue $750 million of 9.75% senior notes due 2011 and $300 million of 9.25% senior notes due 2008. The proceeds of this issuance along with additional borrowings on the Revolving Credit Facility of $32 million were used on February 23, 2001 to redeem (i) $300 million in aggregate principal of senior subordinated debentures due April 1, 2002, (ii) $45 million in aggregate principal of convertible subordinated debentures due February 15, 2007, (iii) $500 million in aggregate principal of first mortgage notes due October 1, 2002, and (iv) $200 million in aggregate principal of senior notes due October 1, 2004. In addition, the proceeds were used to pay $37 million in fees, call premiums and other expenses related to these transactions. An extraordinary loss of $4 million (net of tax of $2 million) was recorded due to the early extinguishment of debt.

Bank Credit Facilities

        The Company has a bank credit agreement which provides for four senior secured term loans (Tranche C, Tranche D, Tranche E and Tranche F term loans), aggregating $1,044 million at December 31, 2001 with maturities ranging from October 1, 2003 to December 31, 2005, and a $560 million senior secured revolving credit facility ("Revolving Credit Facility"), of which up to $100 million may consist of letters of credit, maturing December 31, 2005 (collectively the "Credit Agreement"). The Company pays a 0.5% commitment fee on the unused portions of its Revolving Credit Facility. At December 31, 2001, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $488 million. The Credit Agreement is secured by a security interest in substantially all of the assets of the Company and 65% of the stock of its Canadian subsidiary. The security interest excludes cash, cash equivalents, certain trade receivables, four paper mills and the land and buildings of the corrugated container plants. During the fourth quarter of 2001, the Company prepaid $33 million on the Tranche C term loan, $33 million on the Tranche D term loan and $34 million on the Tranche E term loan.

        On May 31, 2000, the Company and certain of its wholly owned subsidiaries closed on new credit facilities (the "Additional Stone Credit Agreement") with a group of financial institutions consisting of (i) $950 million in the form of Tranche G and Tranche H term loans maturing on December 31, 2006 and (ii) a $100 million Canadian revolving credit facility maturing on December 31, 2005. The proceeds of the Additional Stone Credit Agreement were used to fund the cash component of the St. Laurent Acquisition, refinance certain existing indebtedness of St. Laurent, and pay fees and expenses related to the St. Laurent Acquisition. The Canadian revolving credit facility will be used for general corporate purposes. At December 31, 2001, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $85 million. The Additional Stone Credit Agreement is secured by a security interest in substantially all of the assets acquired in the St. Laurent Acquisition.

        The Credit Agreement and the Additional Stone Credit Agreement contain various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures, and (iv) maintenance of certain financial covenants. Both credit agreements also require prepayments of the term loans if the Company has excess cash flows, as defined, or receives proceeds from certain asset sales or incurrence of certain indebtedness. As a result of excess cash flow in 2001, the Company is required to make a $38 million prepayment on the term loans covered by the Credit Agreement prior to March 31, 2002. Stone Container intends to fund the $38 million prepayment with available borrowings under the Revolving Credit Facility.

        On January 23, 2002, the Company and its bank group amended the Credit Agreement and the Additional Stone Credit Agreement to permit the Company to call for redemption prior to September 30, 2002 all of its 12.58% rating adjustable unsecured senior notes due 2016 in an aggregate outstanding principal amount of $125 million plus accrued interest and stated premium with borrowings of the Revolving Credit Facility.

Senior Notes

        The Company's senior notes aggregating $1,081 million at December 31, 2001, are redeemable in whole or in part at the option of the Company at various dates, at par plus a weighted average premium of 4.08%. The 9.25% unsecured senior notes aggregating $300 million are not redeemable prior to maturity.

        The indentures governing the Company's 11.5% senior notes due 2006 and the 12.58% rating adjustable senior notes due 2016, totaling aggregate principal of $325 million at December 31, 2001, generally provide that in the event of a "change of control" (as defined in the indentures), the Company must offer to repurchase the senior notes. The Merger constituted such a change of control. As a result, the Company is required to make an offer to repurchase the senior notes at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon), provided however, if such repurchase would constitute an event of default under the Company's bank debt, prior to making an offer to repurchase these senior notes, the indentures require that the Company either pay the bank debt or obtain the consent of its bank lenders to such repurchase. A repurchase of senior notes, other than the 12.58% rating adjustable senior notes, is currently prohibited by the terms of the Company's bank debt. Although the terms of the senior notes refer to an obligation to repay the Company's bank debt or obtain the consent of the bank lenders to such repurchase, the terms do not expressly specify a deadline following the applicable change of control for taking such actions. The Company has sought and intends to actively seek commercially acceptable sources of financing to repay such bank debt or alternative financing arrangements which would cause the bank lenders to consent to the repurchase of the senior notes.

        The 8.45% mortgage notes are secured by the assets at 37 of the Company's corrugated container plants.

Other

        Interest costs capitalized on construction projects were $2 million, $5 million and $1 million for 2001, 2000 and 1999, respectively. Interest payments on all debt instruments were $341 million, $393 million and $369 million for 2001, 2000 and 1999, respectively.

8. Derivative Instruments and Hedging Activities

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138 requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

        Upon adoption of SFAS No. 133 in 2001, the Company recorded a cumulative effect of an accounting change gain of approximately $3 million (net of tax of $2 million) in OCI.

        The Company's derivative instruments and hedging activities relate to minimizing exposures to fluctuations in the price of commodities used in its operations and the movement in foreign currency exchange rates and are designated as cash flow hedges.

Commodity Futures Contracts

        The Company uses exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of December 31, 2001, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is approximately one year. For the year ended December 31, 2001, the Company reclassified a $4 million loss from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company's futures contracts at December 31, 2001 is a $9 million loss included in other current liabilities. At December 31, 2001, the Company recorded a $1 million loss in cost of goods sold on commodity futures contracts, related to the ineffective portion of the change in fair value of certain contracts and contracts not qualifying as hedges.

        For the year ended December 31, 2001, the Company recorded a $5 million loss in cost of goods sold on settled commodity futures contracts, related to the ineffective portion of hedges and contracts not qualifying as hedges.

Foreign Currency Forward Contracts

        The Company enters into foreign currency forward contracts with financial institutions to purchase Canadian dollars, primarily to protect against currency exchange risk associated with expected future cash flows. Contracts typically have maturities of approximately one year. The fair value of the Company's foreign currency forward contracts at December 31, 2001 is a $4 million loss included in other current liabilities. The change in fair value of these contacts is recorded in OCI until the underlying transaction is recorded.

        The cumulative deferred hedge loss on all commodity and foreign currency contracts is $7 million (net of tax of $5 million) at December 31, 2001. The Company expects to reclassify $7 million into cost of goods sold during 2002.

9. Leases

        The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Future minimum rental commitments (exclusive of real estate taxes and other expenses) under operating leases having initial or remaining noncancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

2002	$80
2003	65
2004	49
2005	41
2006	31
Thereafter	43

Total minimum lease payments	$309

        Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $108 million for 2001, $105 million in 2000 and $106 million in 1999.

10. Income Taxes

        Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

	2001	2000
Deferred tax liabilities
Property, plant and equipment and timberland	$(1,155)	$(1,193)
Inventory	(18)	(20)
Investment in affiliate	(13)	(45)
Other	(29)	(19)

Total deferred tax liabilities	(1,215)	(1,277)

Deferred tax assets
Employee benefit plans	176	117
Net operating loss, alternative minimum tax and tax credit carryforwards	525	459
Deferred gain	16	27
Purchase accounting liabilities	51	94
Deferred debt issuance costs	11	48
Other	55	92

Total deferred tax assets	834	837
Valuation allowance for deferred tax asset	(198)	(198)

Net deferred tax assets	636	639

Net deferred tax liabilities	$(579)	$(638)

        At December 31, 2001, the Company had approximately $1,068 million of net operating loss carryforwards for U.S. federal income tax purposes that expire from 2011 through 2019, with a tax value of $374 million and $38 million of capital loss carryforwards for U.S. federal income tax purposes that expire from 2004 to 2005, with a tax value of $13 million. A valuation allowance of $152 million has been established for a portion of these deferred tax assets. Stone Container had net operating loss carryforwards for state purposes with a tax value of $77 million, which expire from 2002 through 2020. A valuation allowance of $46 million has been established for a portion of these deferred tax assets. Further, the Company had approximately $86 million of net operating loss carryforwards for Canadian tax purposes that expire from 2004 to 2007, with a tax value of $29 million. Stone Container had approximately $32 million of alternative minimum tax credit carryforwards for U.S. federal tax purposes, which are available indefinitely.

        Provision for income taxes on income (loss) before income taxes and extraordinary item is as follows:

	2001	2000	1999
Current
Federal	$(1)	$(1)	$
State and local	(4)
Foreign	(10)	(6)		(19)

Total current expense	(15)	(7)		(19)
Deferred
Federal	(19)	(87)		24
State and local	(2)	(20)		2
Foreign	(19)	(12)		(7)

Total deferred benefit (expense)	(40)	(119)		19

Total provision for income taxes	$(55)	$(126)	$

        The Company's provision for income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to income (loss) before income taxes and extraordinary item is as follows:

	2001	2000	1999
U.S. federal income tax benefit (provision) at federal statutory rate	$(24)	$(84)		$26
Permanent differences from applying purchase accounting	(29)	(29)		(26)
Other permanent differences	2			(1)
State income taxes, net of federal income tax effect	(4)	(13)		2
Other, net				(1)

Total provision for income taxes	$(55)	$(126)	$

        The components of the income (loss) before income taxes and extraordinary item are as follows:

	2001	2000	1999
United States	$(17)	$199	$(128)
Foreign	86	42	53

Income (loss) before income taxes and extraordinary item	$69	$241	$(75)

        The Internal Revenue Service is currently examining the year 1998 and a loss carryback claim from 1997. All years through 1996 are closed. While the ultimate results of such examinations cannot be predicted with certainty, the Company's management believes that the examinations will not have a material adverse effect on its consolidated financial condition or results of operations.

        The Company made income tax payments of $29 million in 2001, $4 million in 2000, and $14 million in 1999.

11. Employee Benefit Plans

Defined Benefit Plans

        The Company participates in the SSCC sponsored noncontributory defined benefit pension plans covering substantially all employees. On December 31, 2000, the domestic defined benefit plans of St. Laurent were merged with the defined benefit plans of the Company and Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)"). The assets of these plans are available to meet the funding requirements of the combined plans. The Company intends to fund its proportionate share of the future contributions based on the funded status of the Company's plan determined on an actuarial basis. Therefore, the plan asset information provided below is based on an actuarial estimate of assets and liabilities, excluding the effect of the plan merger, in order to be consistent with the presentation of the consolidated statements of operations and balance sheets.

        The benefit obligation, fair value of plan assets and the under funded status of the JSC(U.S.) defined benefit plans at December 31, 2001 were $1,116 million, $984 million and $132 million, respectively.

        Approximately 42% of the merged pension plan assets at December 31, 2001 are invested in cash equivalents or debt securities, and 58% are invested in equity securities. Equity securities at December 31, 2001 include 0.7 million shares of SSCC common stock with a market value of approximately $12 million and 26 million shares of JS Group common stock having a market value of approximately $57 million. Dividends paid on JS Group common stock during 2001 and 2000 were approximately $2 million.

        The Company sponsors noncontributory and contributory defined benefit pension plans for its foreign operations. Approximately 45% of the foreign pension plan assets at

December 31, 2001 are invested in cash equivalents or debt securities and 55% are invested in equity securities.

Postretirement Health Care and Life Insurance Benefits

        The Company provides certain health care and life insurance benefits for all salaried as well as certain hourly employees. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation ("APBO") were 12.00% for the U.S. plans and 9.40% for the foreign plans at December 31, 2001, decreasing to the ultimate rate of 5.00% for the U.S. plans and 4.80% for the foreign plans. The effect of a 1% change in the assumed health care cost trend rate would increase/(decrease) the APBO as of December 31, 2001 by $11 million and would change the annual net periodic postretirement benefit cost by $1 million for 2001.

        As a result of the Merger and the St. Laurent Acquisition, the Company recorded previously unrecognized actuarial gains and losses and prior service cost in its purchase price allocation. The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

	Defined Benefit Plans		Postretirement Plans
	2001	2000	2001		2000
Change in benefit obligation:
Benefit obligation at January 1	$1,130	$754		$91		$74
Service cost	27	23		3		1
Interest cost	79	68		8		6
Acquisition	7	278		4		22
Amendments	10	11		(9)
Actuarial (gain) loss	64	60		45		(3)
Plan participants' contributions	3	2		3		2
Benefits paid	(60)	(48)		(12)		(10)
Foreign currency rate changes	(28)	(16)		(1)		(1)
Curtailment		(2)

Benefit obligation at December 31	$1,232	$1,130		$132		$91

Change in plan assets:
Fair value of plan assets at January 1	$768	$542	$		$
Acquisition	7	242
Actual return on plan assets	(11)	19
Employer contributions	42	19		9		8
Plan participants' contributions	3	2		3		2
Benefits paid	(60)	(48)		(12)		(10)
Foreign currency rate changes	(19)	(8)

Fair value of plan assets at December 31	$730	$768	$		$

Over (under) funded status:	$(502)	$(362)		$(132)		$(91)
Unrecognized actuarial (gain) loss	158	7		40		(4)
Unrecognized prior service cost	27	19		(9)

Net amount recognized	$(317)	$(336)		$(101)		$(95)

Amounts recognized in the balance sheets:
Accrued pension liability	$(418)	$(352)		$(101)		$(95)
Intangible asset	27	12
Accumulated other comprehensive (income) loss	74	4

Net amount recognized	$(317)	$(336)		$(101)		$(95)

        The weighted average assumptions used in the accounting for the defined benefit plans and postretirement plans were:

	Defined Benefit Plans		Postretirement Plans
	2001	2000	2001	2000
Weighted average discount rate:
U.S. plans	7.25%	7.50%	7.25%	7.50%
Foreign plans	6.50%	7.00%	6.50%	7.00%
Rate of compensation increase	3.25-4.00%	3.50-4.00%	N/A	N/A
Expected return on plan assets	9.50-9.75%	7.80-9.50%	N/A	N/A
Health care cost trend on covered charges	N/A	N/A	9.40-12.00%	5.25-6.00%

        The components of net pension expense for the defined benefit plans and the components of the postretirement benefits costs follow:

	Defined Benefit Plans			Postretirement Plans
	2001	2000	1999	2001	2000	1999
Service cost	$27	$23	$22	$3	$2	$1
Interest cost	79	68	52	8	6	5
Expected return on plan assets	(73)	(61)	(47)
Net amortization and deferral	3	(3)	(1)		(1)
Multi-employer plans	6	4	$4		1	1

Net periodic benefit cost	$42	$31	$30	$11	$8	$7

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,232 million, $1,139 million and $730 million, respectively, as of December 31, 2001 and $1,130 million, $960 million and $768 million as of December 31, 2000.

Savings Plans

        The Company sponsors voluntary savings plans covering substantially all salaried and certain hourly employees. The Company match is paid in SSCC common stock, up to an annual maximum. The Company's expense for the savings plans totaled $12 million in 2001, $10 million in 2000, and $8 million in 1999.

12. Preferred and Common Stock

        On November 15, 2000, pursuant to an Agreement and Plan of Merger among SSCC, SCC Merger Co. and the Company, approximately 4.6 million shares of $1.75 Series E Preferred Stock of the Company (the "Preferred Stock") were converted into approximately 4.6 million shares of Series A Cumulative Exchangeable Redeemable Convertible Preferred

Stock of SSCC ("the SSCC Preferred Stock"). In addition, a cash payment of $6.4425 per share, totaling approximately $30 million, was made by SSCC to the holders of the Preferred Stock. The cash payment was equal to the accrued and unpaid dividends on each share of Preferred Stock, less $0.12 per share to cover certain transaction related expenses. SSCC made a $78 million capital contribution to the Company to effect the preferred stock exchange. The Company had accumulated dividend arrearages on the Preferred Stock of $22 million at December 31, 1999.

        In conjunction with this transaction, all of the Company's common stock shares issued and outstanding were cancelled and replaced with 1,000 new shares of common stock authorized, issued and outstanding at a par value of $.01 per share.

13. Stock Option and Incentive Plans

        Prior to the Merger, the Company maintained incentive plans for selected employees. Effective with the Merger, options outstanding under the Company's plans were converted into options to acquire SSCC common stock, and all outstanding options under both the Company and SSCC plans became exercisable and fully vested.

        In November 1998, the Company's parent, SSCC, adopted the 1998 Long-Term Incentive Plan ("1998 Plan") and reserved 8.5 million shares of SSCC common stock for non-qualified stock options and performance awards. In 2001, an additional 8 million shares of SSCC common stock were reserved. Certain employees of the Company are covered under the 1998 Plan. The options are exercisable at a price equal to the fair market value of SSCC's common stock at the date of grant. The vesting schedule and other terms and conditions of options granted under the 1998 Plan are established separately for each grant. The number of options that become vested and exercisable in any one year may not exceed one-third of the options granted for certain participants and may not exceed one-fourth of the options granted for other participants. The options expire ten years after the date of grant.

        Certain grants under the 1998 Plan contain change in control provisions which provide for immediate vesting and exercisability in the event that specific SSCC ownership conditions are met. These grants also allow for immediate vesting and exercisability in the event of retirement. These options remain exercisable until the earlier of five years from retirement or ten years from the initial grant date. The stock options granted prior to 2001 vest and become exercisable eight years after the date of grant subject to acceleration based upon the attainment of pre-established stock price targets. In 2001, the majority of options granted vest and become exercisable at the rate of 25% each year for four years.

        During 2001, the Company revised its annual management incentive plan so that a portion of annual employee bonuses is paid in the form of RSUs under the 1998 Plan. The RSUs are non-transferable and do not have voting rights. These RSUs vest immediately, but the restrictions do not lapse until the third anniversary of the award date. The Company pays a premium in the form of RSUs ("Premium RSUs") to certain employees. Premium RSUs vest at the earlier of a change in control, retirement or three years after the award date. At December 31, 2001, the Company recorded a liability of $2 million for RSUs to be issued in

2002 for services provided in 2001. The cost of Premium RSUs ($.5 million) will be amortized over the three year vesting period, beginning in 2002.

        The Company and its parent have elected to continue to follow APB Opinion No. 25 to account for stock awards granted to employees. If the Company adopted SFAS No. 123 to account for stock awards granted to employees, the Company's net income, based on a Black-Scholes option pricing model would have been reduced by $7 million, $6 million and $1 million for 2001, 2000 and 1999, respectively. The effects of applying SFAS No. 123 as described above may not be representative of the effects on reported net income for future years.

14. Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss), net of tax is as follows:

	Foreign Currency Translation Adjustment	Minimum Pension Liability		Unrealized Gain (Loss) on Marketable Securities		Deferred Hedge Loss		Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 1999	$3	$		$		$		$3
Current period change	(10)				3			(7)

Balance at December 31, 1999	(7)				3			(4)
Current period change	(8)		(3)					(11)

Balance at December 31, 2000	(15)		(3)		3			(15)
Cumulative effect of accounting change							3	3
Net changes in fair value of hedging transactions							(14)	(14)
Net loss reclassified into earnings							4	4
Current period change	(3)		(44)		(2)			(49)

Balance at December 31, 2001	$(18)		$(47)		$1		$(7)	$(71)

15. Related Party Transactions

Transactions with JSC(U.S.)

        The Company sold and purchased containerboard at market prices from JSC(U.S.), a subsidiary of SSCC, as follows:

	2001	2000	1999
Product sales	$535	$422	$237
Product and raw material purchases	311	387	248
Net payables at December 31	29	24	28

        Corporate shared expenses are allocated between the Company and JSC(U.S.) based on an established formula using a weighted average rate based on the net book value of fixed assets, number of employees and sales. Net payables are settled in cash.

Transactions with JS Group

        Transactions with JS Group, its subsidiaries and affiliated companies were as follows:

	2001	2000	1999
Product sales	$17	$21	$12
Product and raw material purchases	7	11	5
Receivables at December 31		3	1
Payables at December 31		1	1
Note receivable at December 31		1
Sale of business	1	2
Purchase of business		2

        Product sales to and purchases from JS Group, its subsidiaries and affiliates are consummated on terms generally similar to those prevailing with unrelated parties.

Transactions with Non-consolidated Affiliates

        The Company sold paperboard, market pulp and fiber to and purchased containerboard and kraft paper from various non-consolidated affiliates on terms generally similar to those prevailing with unrelated parties. The following table summarizes the Company's related party transactions with its non-consolidated affiliates for each year presented:

	2001	2000	1999
Product sales	$221	$210	$297
Product and raw material purchases	15	23	29
Receivables at December 31	33	31	42
Payables at December 31	1	1	2

16. Fair Value of Financial Instruments

        The carrying amounts and fair values of the Company's financial instruments at December 31 are as follows:

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$15	$15	$24	$24
Notes receivable and marketable securities	26	26	28	28
Derivative liabilities	13	13
Long-term debt including current maturities	3,539	3,628	3,813	3,824

        The carrying value of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of notes receivable and long-term investments are based on discounted future cash flows or the applicable quoted market price. The fair values of the Company's derivatives are based on quoted market rates at December 31, 2001. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

17. Other, Net

        The significant components of other, net are as follows:

	2001	2000		1999
Foreign currency transaction gains	$8	$		$7
Gain on redemption of convertible preferred stock of Four M Corporation			13
Loss on sales of receivables to SRC	(11)		(16)
Other	8		9	10

Total other, net	$5		$6	$17

18. Contingencies

        The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters. As of December 31, 2001, the Company had approximately $30 million reserved for environmental liabilities.

        If all or most of the other PRPs are unable to satisfy their portion of the clean-up costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on our consolidated financial condition or results of operations.

        The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

19. Business Segment Information

        The Company has two reportable segments: (1) Containerboard and Corrugated Containers and (2) International. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The International segment is primarily comprised of the Company's containerboard mills and corrugating facilities located in Europe.

        The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense, and other nonoperating gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies except that the Company accounts for inventory on a FIFO basis at the segment level compared to a LIFO basis at the consolidated level. Intersegment sales and transfers are recorded at market prices. Intercompany profit is eliminated at the corporate level.

        The Company's North American segments are strategic business units that offer different products, and each is managed separately because they manufacture distinct products. The International segment is managed separately because it has different customers, and its operations are based in markets outside of the North American market. Other includes corporate related items and two non-reportable segments, including Specialty Packaging and Consumer Packaging. Corporate related items include goodwill, income and expense not allocated to reportable segments (corporate expenses, restructuring charges, goodwill amortization, interest expense, and the adjustment to record inventory at LIFO), the elimination of intercompany assets and intercompany profit and a $39 million gain on the sale of Abitibi in 1999 (See Note 6).

        Purchase price allocation adjustments related to property, plant and equipment have been pushed down to the applicable operating segment assets.

        A summary by business segment follows:

	Containerboard & Corrugated Containers	International	Other	Total
Year ended December 31, 2001
Revenues from external customers	$4,577	$575	$605	$5,757
Intersegment revenues	122			122
Depreciation and amortization	237	22	95	354
Segment profit (loss)	458	36	(425)	69
Income in non-consolidated affiliates	13	1		14
Segment assets	4,322	522	3,794	8,638
Expenditures for long-lived assets	75	19	9	103
Year ended December 31, 2000
Revenues from external customers	$4,590	$587	$561	$5,738
Intersegment revenues	130			130
Depreciation and amortization	205	20	88	313
Segment profit (loss)	738	37	(534)	241
Income in non-consolidated affiliates	12	1		13
Segment assets	4,628	482	3,941	9,051
Expenditures for long-lived assets	217	13	17	247
Year ended December 31, 1999
Revenues from external customers	$3,407	$567	$526	$4,500
Intersegment revenues	153			153
Depreciation and amortization	120	27	149	296
Segment profit (loss)	322	30	(427)	(75)
Income in non-consolidated affiliates	15		(3)	12
Segment assets	3,256	443	3,866	7,565
Expenditures for long-lived assets	54	26	7	87

        The following table presents net sales to external customers by country of origin:

	2001	2000	1999
United States	$4,988	$5,005	$3,877
Canada	112	83	11
Europe and other	657	650	612

Total	$5,757	$5,738	$4,500

        The following table presents long-lived assets by country at December 31:

	2001	2000	1999
United States	$3,054	$3,217	$2,406
Canada	848	876	347
Europe and other	301	313	357

	4,203	4,406	3,110
Goodwill	3,106	3,170	3,123

Total	$7,309	$7,576	$6,233

        The Company's export sales from the United States were approximately $187 million for 2001, $246 million for 2000 and $208 million for 1999.

20. Summary of Quarterly Data (Unaudited)

        The following table summarizes quarterly financial data for 2001 and 2000.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2001
Net sales	$1,513	$1,438	$1,440	$1,366
Gross profit	244	221	224	202
Income (loss) before extraordinary charges	12	(1)	7	(4)
Net income (loss)	8	(1)	7	(4)
2000
Net sales	$1,286	$1,379	$1,576	$1,497
Gross profit	247	248	327	287
Income (loss) before extraordinary charges	28	(2)	56	33
Net income	28		55	32

STONE CONTAINER CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

(In millions)

Column A	Column B	Column C		Column D			Column E		Column F
Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses		Other Describe			Deductions Describe		Balance at End of Period
Allowance for doubtful accounts and sales returns and allowances:
Year ended December 31, 2001	$44		$8		$(8	)(a)	$1	(b)	$43

Year ended December 31, 2000	$41		9		$(4	)(a)(c)	$2	(b)	$44

Year ended December 31, 1999	$61		$6		$(11	)(a)	$15	(b)	$41

Exit liabilities:
Year ended December 31, 2001	$38	$			$2	(d)	$12	(e)	$28

Year ended December 31, 2000	$183	$			$(5	)(d)	$140	(e)	$38

Year ended December 31, 1999	$106	$			$106	(f)	$29	(e)	$183

Restructuring:
Year ended December 31, 2001	$11		$6	$			$8	(e)	$9

Year ended December 31, 2000	$		$53	$			$42	(e)	$11

(a)
Includes the effect of the accounts receivable securitization application of SFAS No. 140.

(b)
Uncollectible amounts written off, net of recoveries.

(c)
Includes $3 million acquired with the St. Laurent Acquisition.

(d)
Charges associated with the exit activities included in the purchase price allocation of St. Laurent and reduction to Stone exit liabilities.

(e)
Charges against the exit liability reserves.

(f)
Charges associated with exit activities and litigation settlements included in the purchase price allocation of Stone.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2002	2001
	(In millions)
Net sales	$2,721	$2,951
Costs and expenses
Cost of goods sold	2,313	2,486
Selling and administrative expenses	257	254
Restructuring charges	6
Loss (gain) on sale of assets	3	(8)

Income from operations	142	219
Other income (expense)
Interest expense, net	(133)	(180)
Equity income of affiliates	8	6
Other, net	(10)	(1)

Income before income taxes and extraordinary item	7	44
Provision for income taxes		(33)

Income (loss) before extraordinary item	7	11
Extraordinary item
Loss from early extinguishment of debt, net of income taxes of $2	(4)	(4)

Net income (loss)	$3	$7

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30, 2002	December 31, 2001
	(In millions, except share data)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$16	$15
Receivables, less allowances of $36 in 2002 and $43 in 2001	358	279
Inventories
Work-in-process and finished goods	146	154
Materials and supplies	340	355

	486	509
Deferred income taxes	134	138
Prepaid expenses and other current assets	51	45

Total current assets	1,045	986
Net property, plant and equipment	4,082	4,159
Timberland, less timber depletion	44	44
Goodwill	3,106	3,106
Investment in equity of non-consolidated affiliates	136	127
Other assets	207	216

	$8,620	$8,638

Liabilities and Stockholder's Equity
Current liabilities
Current maturities of long-term debt	$26	$62
Accounts payable	398	353
Accrued compensation and payroll taxes	108	121
Interest payable	62	67
Other current liabilities	131	127

Total current liabilities	725	730
Long-term debt, less current maturities	3,425	3,477
Other long-term liabilities	752	757
Deferred income taxes	737	717
Stockholder's equity
Common stock, par value $.01 per share; 1,000 shares authorized, issued and outstanding
Additional paid-in capital	3,016	3,016
Retained earnings	15	12
Accumulated other comprehensive income (loss)	(50)	(71)

Total stockholder's equity	2,981	2,957

	$8,620	$8,638

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2002	2001
	(In millions)
Cash flows from operating activities
Net income	$3	$7
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary loss from early extinguishment of debt	6	6
Depreciation and amortization	139	176
Amortization of deferred debt issuance costs	3	3
Deferred income taxes	6	10
Non-cash restructuring charge	1
Foreign currency transaction losses (gains)	10	(1)
Equity income of affiliates	(8)	(6)
Loss (gain) on sale of assets	3	(8)
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	(67)	18
Inventories	31	40
Prepaid expenses and other current assets	(8)	(6)
Accounts payable and other current liabilities	37	(61)
Interest payable	(5)	2
Income taxes		6
Other, net	(7)	(14)

Net cash provided by operating activities	144	172

Cash flows from investing activities
Expenditures for property, plant and equipment	(47)	(62)
Proceeds from sales of assets	7	17
Payment on acquisition, net of cash received		(16)

Net cash used for investing activities	(40)	(61)

Cash flows from financing activities
Proceeds from long-term debt	400	1,050
Net repayments of debt	(488)	(1,132)
Debt repurchase premiums paid	(7)	(14)
Deferred debt issuance costs	(8)	(23)

Net cash used for financing activities	(103)	(119)

Effect of exchange rate changes on cash		(1)

Increase (decrease) in cash and cash equivalents	1	(9)
Cash and cash equivalents
Beginning of period	15	24

End of period	$16	$15

See notes to consolidated financial statements.

STONE CONTAINER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions)

1. Significant Accounting Policies

        The accompanying consolidated financial statements and notes thereto of Stone Container Corporation ("Stone" or the "Company") have been prepared in accordance with the instructions to Form 10-Q and reflect all adjustments which management believes necessary (which include only normal recurring accruals) to present fairly the Company's financial position, results of operations and cash flows. These statements, however, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed March 13, 2002, with the Securities and Exchange Commission.

        The Company is a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"). On November 18, 1998, Stone was merged with a wholly-owned subsidiary of SSCC. On May 31, 2000, the Company acquired St. Laurent Paperboard, Inc. (the "St. Laurent Acquisition").

2. Reclassifications

        Certain prior year amounts have been reclassified to conform with the current year presentation.

3. Restructuring and Exit Liabilities

        The Company recorded a restructuring charge of $6 million during the first quarter of 2002 related to the closure of two converting facilities. The assets of these closed operations were adjusted to the estimated fair value less cost to sell resulting in a $1 million non-cash write-down. These shutdowns resulted in approximately 100 employees being terminated. The sales and operating losses of these facilities in 2001 were $7 million and $4 million, respectively. The Company had $2 million of cash disbursements related to this charge for the six months ended June 30, 2002.

        At December 31, 2001, the Company had $37 million of exit liabilities related to the restructuring of operations in connection with the merger and the St. Laurent Acquisition. The Company had $5 million of cash disbursements related to these exit liabilities for the six months ended June 30, 2002.

4. Long-Term Debt

        In April 2002, the Company redeemed $125 million in aggregate principal of the 12.58% rating adjustable unsecured senior notes due August 1, 2016 and paid $7 million in call premiums and other expenses from the borrowings under the revolving credit facility. An extraordinary loss of $3 million (net of tax of $2 million) was recorded due to the early extinguishment of debt.

        In June 2002, the Company completed an offering of $400 million of 8 3/8% senior notes due 2012. The Company used the proceeds of this issuance along with additional borrowings of $52 million under the revolving credit facility to redeem $443 million of secured term loans (Tranche C, D and E) due October 1, 2003. In addition, the Company used the proceeds to pay fees and other expenses of $9 million related to this transaction. An extraordinary loss of $1 million (net of tax) was recorded in the second quarter due to the early extinguishment of debt.

5. Non-Consolidated Affiliates

        The Company has several non-consolidated affiliates that are engaged in paper and packaging operations in North America and Europe. Investments in majority-owned affiliates where control does not exist and non majority-owned affiliates are accounted for under the equity method.

        The Company's only significant non-consolidated affiliate at June 30, 2002 is Smurfit-MBI, a Canadian corrugated container company, in which the Company owns a 50% interest. The remaining 50% interest is indirectly owned by Jefferson Smurfit Group plc, a significant shareholder of SSCC. Smurfit-MBI had net sales of $215 million and $225 million for the six months ended June 30, 2002 and 2001, respectively.

        Combined summarized financial information for all of the Company's non-consolidated affiliates that are accounted for under the equity method of accounting is presented below:

	Six Months Ended June 30,
	2002	2001
Results of operations
Net sales	$297	$329
Cost of sales	253	281
Income before income taxes, minority interest and extraordinary charges	20	16
Net income	19	16

6. Derivative Instruments and Hedging Activities

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No. 138 requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

        The Company's derivative instruments and hedging activities relate to minimizing exposure to fluctuations in the price of commodities used in its operations and the movement in foreign currency exchange rates.

Commodity Future Contracts

        The Company uses exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price of the hedged item. As of June 30, 2002, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is approximately six months. For the six months ended June 30, 2002, the Company reclassified a $4 million loss from OCI to cost of goods sold when the hedged items were recognized. The fair value of the Company's futures contracts at June 30, 2002 is immaterial.

        For the six months ended June 30, 2002, the Company recorded a $1 million loss in cost of goods sold on settled commodity future contracts, related to the ineffective portion of hedges and contracts not qualifying as hedges.

Foreign Currency Forward Contracts

        The Company enters into foreign currency forward contracts with financial institutions to purchase Canadian dollars, primarily to protect against currency exchange risk associated with expected future cash flows. Contracts typically have maturities of approximately one year. The fair value of the Company's foreign currency forward contracts at June 30, 2002 is an $8 million gain included in other current assets. The change in fair value of these contracts is recorded in OCI until the underlying transaction is recorded.

        The cumulative deferred hedge gain on all commodity and foreign currency contracts is $5 million (net of tax of $3 million) at June 30, 2002. The Company expects to reclassify $5 million into earnings during the next twelve months.

7. Gain on Sale of Assets

        The Company completed the sale of its Bathurst, New Brunswick, Canada sawmill during the first quarter of 2001, resulting in a gain on the sale of assets of $6 million. An additional $1 million gain was recognized during the second quarter of 2001, related to additional cash proceeds received from final working capital adjustments.

8. Comprehensive Income (Loss)

        Comprehensive income (loss) is as follows:

	Six Months Ended June 30,
	2002	2001
Net income	$3	$7
Other comprehensive income (loss), net of tax:
Cumulative effect of accounting change		3
Net changes in fair value of hedging transactions	8	(7)
Net loss (gain) reclassified into earnings	4	(1)
Foreign currency translation adjustment	9	(11)

Comprehensive income (loss)	$24	$(9)

9. Goodwill Accounting

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires that goodwill no longer be amortized, but instead tested for impairment at least annually. The Company has completed the required transitional impairment test as of January 1, 2002 and found no impairment of goodwill. On an ongoing basis (absent any impairment indicators), the Company expects to perform its impairment tests during the fourth quarter.

        Income before extraordinary item and net income for the six months ended June 30, 2001, adjusted to exclude goodwill amortization, expense is as follows:

Six Months Ended June 30, 2001
Income before extraordinary item:
Reported income before extraordinary item	$11
Goodwill amortization	42

Adjusted income before extraordinary item	$53

Net income:
Reported net income	$7
Goodwill amortization	42

Adjusted net income	$49

        As of January 1, 2002, goodwill of $3,106 million (net of $245 million of amortization) was attributable to the Company's segments as follows: $2,780 million for Containerboard and Corrugated Containers, $122 million for International and $204 million for Other. During the six months ended June 30, 2002, no goodwill was acquired, impaired or written off.

10. Related Party Transaction

        In June, 2002, JS Group and an affiliate of Madison Dearborn Partners, L.L.C. ("MDP") announced that they had reached an agreement on the terms of a recommended cash offer by MDP for the outstanding shares of JS Group. In connection with this offer, JS Group announced its intention to spin-off to its stockholders the 71,638,462 shares of SSCC common stock owned by JS Group (representing approximately 29.3% of the outstanding SSCC common stock). This spin-off, which has been approved by the required number of JS Group stockholders, is expected to occur prior to the purchase of the JS Group shares by MDP, currently anticipated to be completed in the third quarter of 2002.

        The spin-off of SSCC common stock by JS Group would have resulted in the occurrence of an event of default under the Stone credit agreement prior to its amendment and restatement described in Footnote 14.

11. Business Segment Information

        The Company has two reportable segments: (1) Containerboard and Corrugated Containers and (2) International. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The International segment is primarily composed of the Company's containerboard mills and corrugating facilities located in Europe.

        The Company's North American reportable segments are strategic business units that offer different products, and each is managed separately because they manufacture distinct products. The International segment is managed separately because it has different customers, and its operations are based in markets outside of the North American market. Other includes one non-reportable segment, Consumer Packaging, and corporate related items which include the elimination of intercompany profit and income and expense not allocated to reportable segments including corporate expenses, restructuring charges, goodwill amortization in 2001, interest expense and the adjustment to record inventory at LIFO. On January 1, 2002, the Company combined the Consumer Packaging segment with the Specialty Packaging segment.

        A summary by business segment follows:

	Containerboard & Corrugated Containers	International	Other	Total
Six Months Ended June 30,
2002
Revenues from external customers	$2,108	$298	$315	$2,721
Intersegment revenues	58			58
Segment profit (loss)	149	16	(158)	7
2001
Revenues from external customers	$2,357	$294	$300	$2,951
Intersegment revenues	58			58
Segment profit (loss)	243	24	(223)	44

12. Contingencies

        The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters.

        If all or most of the other PRPs are unable to satisfy their portion of the clean-up costs at one or more of the significant sites in which the Company is involved or the Company's expected share increases, the resulting liability could have a material adverse effect on the Company's consolidated financial condition or results of operations.

        The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

13. Prospective Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of this new standard.

        In April 2002, the FASB issued SFAS No. 145 "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13, and Technical Corrections". SFAS No. 145 requires, in most cases, gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, rather than as extraordinary items. The statement is effective for fiscal years beginning after May 15, 2002. Upon adoption of SFAS No. 145, the Company expects to reclassify previously recognized extraordinary gains and losses from the early extinguishment of debt.

        In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

14. Subsequent Event

        On July 25, 2002, the Company amended, restated and replaced its existing credit agreement with $1,300 million of new term loan financing maturing June 30, 2009 and $660 million of revolving credit facilities maturing December 31, 2005. Various covenants and restrictions have been altered in the new credit agreement. The new term loan facilities are structured as a $950 million Tranche B term loan and a $350 million Tranche C term loan. The interest rate is LIBOR plus 2.50%. The proceeds of the new term loans along with additional borrowings on the revolving credit facility of approximately $20 million were used to retire the existing (i) $560 million in aggregate principal of Tranche F term loan, due in various installments through December 31, 2005 and (ii) $749 million in aggregate principal of Tranche G and H term loans, due December 31, 2006. In addition, the proceeds were used to pay fees and other expenses of $11 million related to this transaction. An extraordinary loss of $4 million (net of tax of $3 million) will be recorded in the third quarter due to the early extinguishment of debt.

Stone Container Corporation
A wholly-owned subsidiary of Smurfit-Stone Container Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 6.1 of the Company's Second Amended and Restated Bylaws provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article 6 of the Company's Amended and Restated Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its stockholders.

        The Company maintains directors' and officers' liability insurance coverage.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        The following documents are filed herewith or incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
3.1	Certificate of merger merging SCC Merger Co. with and into the Company and setting forth the Certificate of Incorporation of the Company, dated as of November 15, 2000 (incorporated herein by reference to Exhibit 3.1 to the Company's annual report on Form 10-K for the year ended December 31, 2000) (File No. 1-3439)
3.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's annual report on Form 10-K for the year ended December 31, 2000) (File No. 1-3439)
4.1	Form of the Company's 8 3/8% Senior Notes due 2012 (included in Exhibit 4.2)
4.2	Indenture, dated as of June 26, 2002, between the Company and The Bank of New York, as Trustee, relating to the Company's 8 3/8% Senior Notes due 2012
4.3
Registration Rights Agreement, dated as of June 19, 2002, by and among the Company, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Dresdner Kleinwort Wasserstein - Grantchester, Inc., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Scotia Capital (USA), Inc. and SG Cowen Securities Corporation
5.1	Opinion of Winston & Strawn
10.1	Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Appendix A to the Company's Proxy Statement dated as of April 10, 1992) (File No. 1-3439)
10.2
Amendment of the Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)

10.3	Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement dated as of April 7, 1995) (File No. 1-3439)
10.4
Amendment of the Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.5
Jefferson Smurfit Corporation (U.S.) Management Incentive Plan (incorporated by reference to Exhibit 10.10 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 13, 1995) (File No. 0-23876)
10.6
Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1998) (File No. 0-23876)
10.7
First Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 0-23876)
10.8
Pooling and Servicing Agreement, dated October 1, 1999, by and among Stone Receivables Corporation, as Transferor, the Company, as Securer, and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 10.1(a) to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.9
Series 1999-1 Supplement, dated as of October 15, 1999, among Stone Receivables Corporation, as Transferor, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee, under the Pooling and Servicing Agreement (incorporated by reference to Exhibit 10.1(b) to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.10
Series 1999-2 Supplement, dated as of October 15, 1999, among Stone Receivables Corporation, as Transferor, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee, under the Pooling and Servicing Agreement (incorporated by reference to Exhibit 10.1(c) to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.11
Receivables Purchase Agreement, dated October 15, 1999, between the Company, as Seller, and Stone Receivables Corporation, as Purchaser (incorporated by reference to Exhibit 10.1(d) to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.12	Employment Agreement of Ray M. Curran (incorporated by reference to Exhibit 10.27 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1999) (File No. 0-23876)
10.13
Consulting Agreement, dated as of January 4, 2002 by and between Ray M. Curran and Smurfit-Stone (incorporated by reference to Exhibit 10.25 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 2001) (File No. 0-23876)
10.14
Letter Agreement dated January 4, 2002 by and between Ray M. Curran and Smurfit-Stone (incorporated by reference to Exhibit 10.26 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 2001) (File No. 0-23876)

10.15	Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.28 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1999) (File No. 0-23876)
10.16	Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 0-23876)
10.17	Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 0-23876)
10.18	Employment Agreement of Joseph J. Gurandiano (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended June 30, 2000) (File No. 0-23876)
10.19
Pre-Merger Agreement, dated as of February 23, 2000, among Smurfit-Stone, the Company, 3038727 Nova Scotia Company and St. Laurent Paperboard Inc. (incorporated by reference to Exhibit 99.2 to the Company's current report on Form 8-K dated February 23, 2000) (File No. 1-3439)
10.20
Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent and Deutsche Bank AG, as Canadian Administrative Agent (incorporated herein by reference to Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2002) (File No. 1-3439)
12.1	Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2	Consent of Winston & Strawn (included in Exhibit 5.1)
24	Powers of Attorney (included on the signature page hereto)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 8 3/8% Senior Notes due 2012
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner

*
To be filed by amendment.

ITEM 22.    UNDERTAKINGS

        (1)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)  The Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        (3)  The Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

        (4)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Stone Container Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 10, 2002.

STONE CONTAINER CORPORATION
By:	/s/ CRAIG A. HUNT
Name:	Craig A. Hunt
Title:	Vice President, Secretary and General Counsel

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig A. Hunt and Jeffrey S. Beyersdorfer and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ PATRICK J. MOORE Patrick J. Moore	Director, President and Chief Executive Officer (Principal Executive Officer)	September 10, 2002
/s/ CHARLES A. HINRICHS Charles A. Hinrichs	Director, Vice President and Chief Financial Officer (Principal Financial Officer)	September 10, 2002
/s/ PAUL K. KAUFMANN Paul K. Kaufmann	Vice President and Corporate Controller (Principal Accounting Officer)	September 10, 2002

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
3.1	Certificate of merger merging SCC Merger Co. with and into the Company and setting forth the Certificate of Incorporation of the Company, dated as of November 15, 2000 (incorporated herein by reference to Exhibit 3.1 to the Company's annual report on Form 10-K for the year ended December 31, 2000) (File No. 1-3439)
3.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's annual report on Form 10-K for the year ended December 31, 2000) (File No. 1-3439)
4.1	Form of the Company's 8 3/8% Senior Notes due 2012 (included in Exhibit 4.2)
4.2	Indenture, dated as of June 26, 2002, between the Company and The Bank of New York, as Trustee, relating to the Company's 8 3/8% Senior Notes due 2012
4.3
Registration Rights Agreement, dated as of June 19, 2002, by and among the Company, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Dresdner Kleinwort Wasserstein - Grantchester, Inc., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Scotia Capital (USA), Inc. and SG Cowen Securities Corporation
5.1	Opinion of Winston & Strawn
10.1	Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Appendix A to the Company's Proxy Statement dated as of April 10, 1992) (File No. 1-3439)
10.2
Amendment of the Stone Container Corporation 1993 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.3	Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit A to the Company's Proxy Statement dated as of April 7, 1995) (File No. 1-3439)
10.4
Amendment of the Stone Container Corporation 1995 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.5
Jefferson Smurfit Corporation (U.S.) Management Incentive Plan (incorporated by reference to Exhibit 10.10 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 13, 1995) (File No. 0-23876)
10.6
Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1998) (File No. 0-23876)
10.7
First Amendment of the Smurfit-Stone Container Corporation 1998 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 0-23876)

10.8
Pooling and Servicing Agreement, dated October 1, 1999, by and among Stone Receivables Corporation, as Transferor, the Company, as Securer, and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 10.1(a) to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.9
Series 1999-1 Supplement, dated as of October 15, 1999, among Stone Receivables Corporation, as Transferor, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee, under the Pooling and Servicing Agreement (incorporated by reference to Exhibit 10.1(b) to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.10
Series 1999-2 Supplement, dated as of October 15, 1999, among Stone Receivables Corporation, as Transferor, the Company, as Servicer, and The Chase Manhattan Bank, as Trustee, under the Pooling and Servicing Agreement (incorporated by reference to Exhibit 10.1(c) to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.11
Receivables Purchase Agreement, dated October 15, 1999, between the Company, as Seller, and Stone Receivables Corporation, as Purchaser (incorporated by reference to Exhibit 10.1(d) to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999) (File No. 1-3439)
10.12	Employment Agreement of Ray M. Curran (incorporated by reference to Exhibit 10.27 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1999) (File No. 0-23876)
10.13
Consulting Agreement, dated as of January 4, 2002 by and between Ray M. Curran and Smurfit-Stone (incorporated by reference to Exhibit 10.25 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 2001) (File No. 0-23876)
10.14
Letter Agreement dated January 4, 2002 by and between Ray M. Curran and Smurfit-Stone (incorporated by reference to Exhibit 10.26 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 2001) (File No. 0-23876)
10.15	Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.28 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1999) (File No. 0-23876)
10.16	Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 0-23876)
10.17	Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 2000) (File No. 0-23876)
10.18	Employment Agreement of Joseph J. Gurandiano (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended June 30, 2000) (File No. 0-23876)

10.19
Pre-Merger Agreement, dated as of February 23, 2000, among Smurfit-Stone, the Company, 3038727 Nova Scotia Company and St. Laurent Paperboard Inc. (incorporated by reference to Exhibit 99.2 to the Company's current report on Form 8-K dated February 23, 2000) (File No. 1-3439)
10.20
Amended and Restated Credit Agreement, dated as of July 25, 2002, among the Company, Smurfit-Stone Container Canada Inc., the financial institutions signatory thereto, JPMorgan Chase Bank and Deutsche Bank Trust Company Americas, as Agents, JPMorgan Chase Bank, as Syndication Agent, Deutsche Bank Trust Company Americas, as Administrative Agent and Deutsche Bank AG, as Canadian Administrative Agent (incorporated herein by reference to Exhibit 10.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2002) (File No. 1-3439)
12.1	Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2	Consent of Winston & Strawn (included in Exhibit 5.1)
24	Powers of Attorney (included on the signature page hereto)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York relating to the Indenture and the issuance of the Company's 8 3/8% Senior Notes due 2012
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Instruction to Registered Holder and/or Depository Trust Company Participant from Beneficial Owner

*
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
SUMMARY
Summary Historical Financial Data
RISK FACTORS
Risk Factors Related to Our Business
Risk Factors Related to the Registered Notes
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Option Grants in 2001
Aggregated Option Exercises in Last Fiscal Year and Year-End Option Value
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CERTAIN INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
STONE CONTAINER CORPORATION CONSOLIDATED BALANCE SHEETS
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
STONE CONTAINER CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Tabular amounts in millions)
STONE CONTAINER CORPORATION AND SUBSIDIARIES SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (In millions)
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
STONE CONTAINER CORPORATION CONSOLIDATED BALANCE SHEETS
STONE CONTAINER CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
STONE CONTAINER CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Tabular amounts in millions)
PART II
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 22. UNDERTAKINGS